UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under 240.14a-12
Opendoor Technologies Inc.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Opendoor

Proxy Statement 2026

The Watson Family

Sold, bought, and financed with Opendoor

OPENDOOR TECHNOLOGIES INC.
1295 West Washington Street, Suite 115
Tempe, Arizona 85288
LETTER TO STOCKHOLDERS FROM THE CHIEF
EXECUTIVE OFFICER
Dear Opendoor Stockholder:
I would like to invite you to the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Opendoor Technologies Inc. (the “Company” or “Opendoor”), which will be held on Thursday, June 11, 2026, at 9:30 a.m. Pacific Time. The Annual Meeting will be held virtually via a live audio webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OPEN2026. You will also be able to submit questions in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number and entering your first and last name and email address. For further information on how to participate in the meeting, please see “General Information About the Annual Meeting & This Proxy Statement” in the accompanying proxy statement.
We are making our annual report and proxy materials available online under the U.S. Securities and Exchange Commission’s (the “SEC”) Notice and Access rules.
Our mission is to tilt the world in favor of homeowners, by making homeownership simpler, faster, and fairer for everyone. After a year of real operational work, we're starting to build a business that can deliver on that promise. Acquisition volumes are up sharply and Cash Now, More Later (formerly Cash Plus) is now over a third of transactions. Operating expenses and days in possession are both down meaningfully year-over-year. We’ve built a new leadership team, expanded to all lower 48 states, and are putting artificial intelligence (“AI”) to work across underwriting, customer experience, and operations. We have a lot left to prove, but the progress is starting to show.
We’d like for all stockholders to be represented and vote at the Annual Meeting regardless of whether you plan to attend virtually. The accompanying proxy statement contains information about the matters on which you are being asked to vote, as well as specific instructions for voting over the telephone or via the internet, or by submitting your proxy. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. You are encouraged to read the materials carefully and vote in accordance with the recommendations of the Board of Directors (the “Board”).
Thank you for your investment in Opendoor and for joining us on our mission. Please hold us to our word and track our progress at accountable.opendoor.com.
Cheers,

Kaz Nejatian
Chief Executive Officer & Director
April 28, 2026

OPENDOOR TECHNOLOGIES INC.
1295 West Washington Street, Suite 115
Tempe, Arizona 85288

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “might,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strategy,” “strive,” “target,” “vision,” “will,” or “would,” any negative of these words or other similar terms or expressions may identify forward-looking statements. The absence of these words does not mean that a statement is not forward-looking. All statements contained in this proxy statement that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding future company performance; our key objectives in reaching our profitability goals; our ability to reach Adjusted Net Income (“ANI”) breakeven by the end of 2026 on a 12-month go-forward basis; future performance-based compensation arrangements; our future product offerings; and future executive at-risk and not at-risk compensation mix. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in our actual results from those described in these forward-looking statements may result from actions taken by us as well as from risks and uncertainties beyond our control. For more information about potential factors that could affect our business and financial results, please review the “Risk Factors” described in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC and in our other filings with the SEC. Except as may be required by law, we do not intend, and undertake no duty, to update this information to reflect future events or circumstances.

OPENDOOR TECHNOLOGIES INC.
1295 West Washington Street, Suite 115
Tempe, Arizona 85288
NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
2026 Annual Meeting Information

Time:
9:30 a.m. Pacific Time

Date:
June 11, 2026

Location:
Online only via live audio webcast at
www.virtualshareholdermeeting.com/
OPEN2026
Your vote is important regardless of the number of shares of common stock you own. To ensure that a quorum is present at the annual meeting, please vote your shares over the internet or by telephone, or, if you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed envelope, whether or not you expect to attend the annual meeting. We encourage stockholders to submit their proxy via telephone or online. If you decide to attend the annual meeting, you will be able to vote electronically using your 16-digit control number, even if you have previously submitted your proxy.
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Opendoor Technologies Inc. (the “Company” or “Opendoor”) will be held on Thursday, June 11, 2026, at 9:30 a.m. Pacific Time. The Annual Meeting will be a virtual meeting conducted via live audio webcast. You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/OPEN2026 and entering your 16-digit control number included in this Notice of Internet Availability of Proxy Materials (this “Internet Notice”), your proxy card or the instructions that accompanied your proxy materials. You will also be able to submit questions in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number and entering your first and last name and email address. You will not be able to attend the Annual Meeting physically. If you wish to attend the Annual Meeting virtually, detailed instructions are provided under “How do I attend this year’s Annual Meeting?” on page 9 of the accompanying proxy statement. We have also provided information regarding how stockholders can engage during the Annual Meeting, including how they can vote, ask questions, request technical support and access information following the Annual Meeting within the accompanying proxy statement.
At the Annual Meeting, stockholders will consider and vote on the following matters:

MATTER
The election of David Benson, Eric Feder and Eric Wu to hold office as Class III members of the Board of Directors, each to serve until the 2029 Annual Meeting of Stockholders.

The ratification of the appointment by the Audit and Risk Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as disclosed in the accompanying proxy statement.

The stockholders will also act on any other business that may properly come before the Annual Meeting or any postponement, continuation or adjournment of the Annual Meeting. Information relevant to these matters is set forth in the accompanying proxy statement.
Stockholders of record of our common stock as of close of business on Thursday, April 16, 2026 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting or any postponement, continuation or adjournment thereof. A complete list of stockholders as of the Record Date will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the Annual Meeting by sending an email to investors@opendoor.com, stating the purpose of the request and providing proof of ownership of Opendoor stock.

On or about April 28, 2026, we expect to mail to our stockholders the Internet Notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025 (our “2025 Annual Report”). The Internet Notice provides instructions on how to vote via the internet or by telephone and how to receive a paper copy of our proxy materials.
It is important that your shares be represented regardless of the number of shares of common stock you may hold. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will help ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a 16-digit control number from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to Be Held on Thursday, June 11, 2026, at
www.virtualshareholdermeeting.com/OPEN2026:

This proxy statement and our 2025 Annual Report
are available for viewing and downloading at www.proxyvote.com.

By Order of the Board of Directors,

Rishi Kotiya
Head of Legal & Corporate Secretary
April 28, 2026

PROXY STATEMENT SUMMARY
This section summarizes and highlights certain information contained in this proxy statement but does not contain all the information that you should consider when casting your vote. Please review the entire proxy statement as well as our 2025 Annual Report carefully before voting.
Proposals and Board Recommendations

Proposal 1	Board Recommendation and Page Number
Election of three nominees to hold office as Class III members of our Board until the 2029 Annual Meeting of Stockholders	The Board recommends you vote “FOR” each of David Benson, Eric Feder and Eric Wu.
See “Proposal 1 – Election of Directors” beginning on page 13 of this proxy statement.

Proposal 2	Board Recommendation and Page Number
Ratification of the appointment by the Audit and Risk Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026
The Board recommends a vote “FOR” the ratification of the appointment by the Audit and Risk Committee of Deloitte & Touche LLP as Opendoor’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

See “Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 76 of this proxy statement.

Proposal 3	Board Recommendation and Page Number
Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers (Say-on-Pay Vote)	The Board recommends a vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

See “Proposal 3 – Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers” beginning on page 78 of this proxy statement and “Executive Compensation” beginning on page 28 of this proxy statement.

Opendoor Technologies Inc. // 2026 Proxy Statement	1

Our Board of Directors

				Committee Memberships
Name	Primary Occupation	Age*	Independent	A	C	G
Keith Rabois (Chairman of the Board)	Managing Director of Khosla Ventures	57	•	• +	•
Adam Bain	Co-Managing Partner, 01 Advisors	52	•		•	•
David Benson**	Former President of Fannie Mae	66	•	CHAIR +
Eric Feder** (Lead Independent Director)	President of LENX, LLC	56	•		CHAIR
Dana Hamilton	Former Head of Real Estate of Pretium Partners LLC	57	•	• +		CHAIR
Kaz Nejatian	CEO, Opendoor Technologies Inc.	43
Eric Wu**	Co-founder and Co-CEO of NavigateAI	43

* Ages are as of April 28, 2026	CHAIR = Committee Chair + = Financial Expert	A = Audit and Risk Committee C = Compensation Committee G = Nominating and Corporate Governance Committee
** Class III director nominee

Director Highlights
One of the primary functions of our Board is to provide oversight and strategic guidance to senior management, including overseeing management’s performance relative to our goals and objectives and ensuring that the long-term interests of our stockholders are being served. It is therefore essential that the Board be composed of directors who are qualified to effectively support our growth and business strategies. We believe that our directors bring a well-rounded variety of experience, industry backgrounds and perspectives to the Board and represent an effective mix of skills to meet the challenges of our strategic goals.

Balanced Mix of Skills, Qualifications and Experience
	Keith Rabois	Adam Bain	David Benson	Eric Feder	Dana Hamilton	Kaz Nejatian	Eric Wu
Industry Background(1)	✔	✔	✔	✔	✔	✔	✔
Public Company Governance and Risk Management(2)	✔	✔	✔	✔	✔	✔	✔
Current or Former Public Company Executive(3)		✔	✔	✔	✔	✔	✔

(1)	Experience as a senior executive in the real estate or technology industry.
(2)	Significant public company governance, risk management and compliance experience, including experience serving on a board of directors of similar complexity to Opendoor.
(3)	Served as a Chief Executive Officer, Chief Financial Officer or other executive officer of a public company.

2	Opendoor Technologies Inc. // 2026 Proxy Statement

Corporate Governance Highlights
Opendoor is committed to good governance practices that protect and promote the long-term value of the Company for its stockholders. The Board regularly reviews our governance practices, including those outlined in our Corporate Governance Guidelines, to ensure they reflect the evolving governance landscape and appropriately support and serve the best interests of the Company and its stockholders.

Independent Oversight
•
Five of seven current directors are independent (all except for Kaz Nejatian, our Chief Executive Officer (“CEO”), and Eric Wu, a former CEO and President of Opendoor).

•
Board meetings and committee meetings include regular executive sessions of non-employee directors.

•
Board has unrestricted access to Company management.

•
Board committees are composed entirely of independent directors.

•
Board and committees engage in active oversight of the Company’s strategy and risk management.

•
Directors must offer to resign if the Board or Nominating and Corporate Governance Committee (the “Nominating Committee”) has determined that an actual conflict of interest arises with respect to the director that is not waived by the Board.

•
Independent Chairman and Lead Independent Director provide significant independent Board oversight and leadership.

•
Independent Chairman is responsible for coordinating the activities of the independent directors, including presiding over all Board meetings.

Board Membership Criteria
•
The Nominating Committee is responsible for identifying, reviewing, evaluating and recommending candidates to serve as directors of Opendoor, and periodically reviews the procedures it has established to identify and evaluate Board candidates, including the procedures to be followed by stockholders to submit recommendations.

•
Directors possess deep and diverse sets of skills and expertise to effectively support our growth and business strategies.

•
Board completes an annual assessment of director skills and expertise to ensure the Board meets the Company’s evolving oversight needs.

•
All Audit and Risk Committee members are financial experts.

•
Board oversees risk management, reviewing and advising management on significant risks facing the Company, and fostering a culture of integrity and risk awareness.

•
Board and committees complete annual self-evaluations (overseen by the Nominating Committee).

•
New directors attend orientation and all directors undertake periodic ongoing education, with associated expenses reimbursed by the Company.

•
The Nominating Committee considers factors that could impair the independence or create potential conflicts of interest with respect to potential director candidates prior to their nomination, including interlocking directorships and familial and substantial social, civic or philanthropic relationships with members of management.

Stockholder Rights	• One class of common stock, with each share entitled to one vote. • No stockholder rights plan in place. • Stockholder communication process available for communicating with the Board.

Opendoor Technologies Inc. // 2026 Proxy Statement	3

Good Governance Practices
•
Code of Business Conduct and Ethics (“Code of Conduct”) applies to directors and all employees.

•
Insider Trading and Trading Window Policy (“Insider Trading Policy”) prohibits hedging transactions, short sales and buying or selling puts, calls, options or other derivative securities of the Company (with the exception of the warrant dividend distributed to stockholders on November 21, 2025 (the “Warrant Dividend”)) by directors, officers and employees.

•
The Compensation Committee of the Board (“Compensation Committee”) engages an independent compensation consultant for objective advice.

•
Change-in-control payments and benefits are double-trigger arrangements.

•
Robust stock ownership guidelines apply to executive officers and directors.

•
Directors are expected not to simultaneously serve on more than four public company boards (including the Opendoor Board), except with the prior approval of the Board.

•
Clawback policy applies to executive compensation.

•
Our CEO, Kaz Nejatian, communicates regularly with our investor audience via his X account, @Nejatian, as a Regulation-FD designated channel.

Executive Compensation Highlights
We maintain a market-competitive compensation program that enables us to attract, motivate and retain highly qualified executives who can achieve our business objectives, including the objectives that are critical to achieving our profitability goals. In addition, our program is heavily weighted towards performance-based equity compensation, thereby enabling us to closely align the interests of our executive officers with the interests of our stockholders. To ensure that we are able to achieve these objectives, we adhere to the following best practices:

Compensation Committee
•
Consists solely of independent directors.

•
Retains its own independent compensation consultant that performs no other consulting or other services for Opendoor.

•
Conducts an annual review of compensation strategy and program, including review and determination of compensation peer group used for comparative purposes.

Other Elements of Compensation Program Design
•
A significant portion of executive compensation is “at risk” based on our performance, with long-term equity incentives representing the primary driver of our executive compensation program, to align the interests of our executive officers with those of our stockholders. In 2025, our CEO’s compensation was approximately 97% performance-based and at-risk, and the remainder of our current executive officers’ compensation was approximately 88.6% performance-based.

•
Change-in-control payments and benefits for executive officers are double-trigger arrangements.

•
Annual stockholder advisory vote is conducted on named executive officer compensation.

•
Company has a pay-for-performance philosophy, which ensures that executive officers’ total compensation is dependent upon overall, long-term success as measured through company performance, stock price and/or total stockholder return.

•
No excise tax reimbursement payments (including gross ups) are made on severance or change in control payments or benefits.

•
No pension arrangements or retirement plans or arrangements are offered to executive officers different from or in addition to those offered to other employees.

•
Executive officers participate in broad-based, company-sponsored health and welfare benefit programs on the same basis as other full-time, salaried employees.

4	Opendoor Technologies Inc. // 2026 Proxy Statement

•
Executive officers and other employees are prohibited from hedging their interests in Opendoor equity securities.

•
Executive officers are subject to robust stock ownership guidelines.

•
Executive officers are subject to clawback policy, which provides for the mandatory recovery of certain erroneously awarded incentive compensation in the event of an accounting restatement.

Stockholder Engagement
Opendoor engages with stockholders and analysts through earnings presentations, conference calls, industry conferences, social media posts, one-on-one meetings, podcasts, our investors contact email (investors@opendoor.com) and teleconferences. We typically discuss our financial position, strategic priorities, business outlook and other topics of prime importance to stockholders. In 2025, we made a number of improvements to enhance transparency and accountability with our stockholders. Beginning in the third quarter of 2025, we moved to a video format for our earnings presentations, livestreaming across multiple platforms, including our investor relations website, YouTube, X, and Robinhood, and featuring a livestream Q&A session through which retail stockholders, in addition to institutional investors, are able to submit their questions and upvote other submissions, ensuring the broad stockholder community has a say in the topics for management to address. In November 2025, we also launched a dashboard at accountable.opendoor.com, where stockholders are able to track in real time our weekly acquisition contract performance and product, feature and partnership launches. Additionally, our CEO, Kaz Nejatian, communicates regularly with our investor audience via his X account, @Nejatian.
This engagement helps us better understand evolving stockholder priorities and perspectives, allows us to understand stockholder feedback in real time, gives us an opportunity to measure our progress against management’s objectives, and fosters constructive dialogue. As we continue to mature as a public company, we will continue to engage with our stockholders regarding our corporate governance practices. We are committed to maintaining an active and direct dialogue with our stockholders to better understand their perspectives and consider their ideas as we continue to evolve our corporate governance and business practices and public disclosures.
Business Combination
Opendoor was formed through a business combination with Social Capital Hedosophia Holdings Corp. II (“SCH”), a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Business Combination, pursuant to which Opendoor Labs Inc. became a wholly owned subsidiary of SCH and SCH changed its name from “Social Capital Hedosophia Holdings Corp. II” to “Opendoor Technologies Inc.,” was completed on December 18, 2020.
In this proxy statement, unless the context requires otherwise, references to “Opendoor,” the “Company,” “we,” “us” and “our,” and similar references refer to Opendoor Technologies Inc. and its wholly owned subsidiaries following the Business Combination.

Opendoor Technologies Inc. // 2026 Proxy Statement	5

OPENDOOR TECHNOLOGIES INC.
1295 West Washington Street, Suite 115
Tempe, Arizona 85288
GENERAL INFORMATION ABOUT THE ANNUAL
MEETING & THIS PROXY STATEMENT
For the 2026 Annual Meeting of Stockholders
to Be Held on Thursday, June 11, 2026
This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Opendoor Technologies Inc. (the “Company,” “Opendoor,” “we,” “our” or “us”) for use at the Company’s 2026 Annual Meeting to be held on Thursday, June 11, 2026, at 9:30 a.m. Pacific Time, and at any postponement, continuation or adjournment thereof.
The Annual Meeting will be held in a virtual meeting format only. Based on stockholders’ and our experiences at previous virtual meetings, we believe our virtual meeting format offers stockholders the same opportunities to participate as an in-person meeting and allows us to provide consistent opportunities for engagement to all stockholders, regardless of their geographic location. Therefore, we have determined that the Annual Meeting will be held in a virtual meeting format only. To participate in our Annual Meeting, including to vote and ask questions during the meeting, visit www.virtualshareholdermeeting.com/OPEN2026 with your 16-digit control number included in your Notice of Internet Availability of Proxy Materials (the “Internet Notice”), proxy card or the instructions that accompanied your proxy materials. You will also be able to submit questions in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number and entering your first and last name and email address. If you are a beneficial owner of shares registered in the name of your bank or broker, follow the instructions from your bank or broker. You may be required to provide a 16-digit control number from your bank or broker. If you are unable to obtain a 16-digit control number to vote your shares, you will still be able to attend the Annual Meeting as a “Guest,” but will not be able to vote your shares. Instructions on how to connect and participate via the internet are posted at www.virtualshareholdermeeting.com/OPEN2026.
Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to Be Held on Thursday, June 11, 2026, at
www.virtualshareholdermeeting.com/OPEN2026:
This proxy statement and our 2025 Annual Report are available for viewing and downloading at www.proxyvote.com.
On or about April 28, 2026, we expect to mail to our stockholders the Internet Notice containing instructions on how to access this proxy statement and our 2025 Annual Report.

6	Opendoor Technologies Inc. // 2026 Proxy Statement

Proposals
At the Annual Meeting, stockholders will consider and vote on the following matters:

MATTER
The election of David Benson, Eric Feder and Eric Wu to hold office as Class III members of the Board, each to serve until the 2029 Annual Meeting of Stockholders.

The ratification of the appointment by the Audit and Risk Committee of the Board (“Audit and Risk Committee”) of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

The stockholders will also act on any other business that may properly come before the Annual Meeting or any postponement, continuation or adjournment of the Annual Meeting. We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment. Information relevant to these matters is set forth in this proxy statement.
Recommendations of the Board
The Board recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or internet, your shares of our common stock (“Common Stock”) will be voted on your behalf as you direct. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted, and the Board recommends that you vote as follows:

“FOR” Proposal 1 – the election of each of David Benson, Eric Feder and Eric Wu to hold office as Class III members of the Board until the 2029 Annual Meeting of Stockholders;

“FOR” Proposal 2 – the ratification of the appointment by the Audit and Risk Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026;

“FOR” Proposal 3 – the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as disclosed in this proxy statement; and
In the discretion of the persons appointed as proxies on any other items that may properly come before the Annual Meeting.

Frequently Asked Questions About the Annual Meeting
of Stockholders
Why did I receive a notice regarding the availability of proxy materials on the internet?
As permitted by SEC rules, Opendoor is making this proxy statement and its 2025 Annual Report available to its stockholders electronically via the internet. On or about April 28, 2026, we mailed to our stockholders of record entitled to vote at the Annual Meeting the Internet Notice containing instructions on how to access this proxy statement and our 2025 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2025 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Opendoor Technologies Inc. // 2026 Proxy Statement	7

If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in those materials.
Who is entitled to vote at the Annual Meeting?
Holders of record of our Common Stock as of Thursday, April 16, 2026 (the “Record Date”) are entitled to notice of, and such stockholders and holders of a valid proxy will be entitled to vote at, the Annual Meeting or any postponement, continuation or adjournment of the Annual Meeting. As of the Record Date, 964,704,409 shares of our Common Stock were issued and outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote with respect to all matters submitted to stockholders at the Annual Meeting. We have no other securities entitled to vote at the Annual Meeting.
A complete list of stockholders as of the Record Date will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the Annual Meeting by sending an email to investors@opendoor.com, stating the purpose of the request and providing proof of ownership of Opendoor stock.
Stockholder of Record: Shares Registered in Your Name
Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. As a stockholder of record, you may vote at the Annual Meeting, or prior to the Annual Meeting, vote through the internet or by telephone, or by mail using a proxy card that you received or that you may request. See “How do I vote my shares if I am a stockholder of record?” below. Whether or not you plan to attend the Annual Meeting, we urge you vote by proxy through the internet or by telephone as instructed below, or by completing a proxy card that you may request or that we may elect to deliver at a later time. Stockholders who attend the Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/OPEN2026 to vote during the Annual Meeting. The stock transfer books will not be closed between the Record Date and the Annual Meeting date.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting during the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting virtually. However, since you are not the stockholder of record, you may only vote your shares during the Annual Meeting if you request and obtain a valid 16-digit control number from your broker or agent. Beneficial owners who attend the Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/OPEN2026 to vote during the Annual Meeting.
How do I vote my shares if I am a stockholder of record?
If you are the record holder of your shares, you may vote in one of four ways. You may vote by submitting your proxy over the internet, by telephone or by mail, or you may vote electronically during the Annual Meeting.

By Internet	By Telephone	By Mail	During the Meeting
You may vote your shares from any location in the world at www.proxyvote.com (you will need your 16-digit control number).	You may vote your shares by calling 1-800-690-6903 and following the instructions on the proxy card.	If you received a proxy card by mail, you may vote by completing, dating and signing the proxy card.
If you wish to vote your shares electronically at the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/
OPEN2026 during the Annual Meeting while the polls are open (you will need your 16-digit control number).

8	Opendoor Technologies Inc. // 2026 Proxy Statement

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 10, 2026. We encourage stockholders to submit their proxy via telephone or online.
How do I vote if my shares are held in “street name”?
If the shares you own are held in your bank or brokerage firm account in a fiduciary capacity (typically referred to as being held in “street name”), you should contact your bank or broker to obtain your control number or otherwise vote through the bank or broker. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you should have received an Internet Notice or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Internet Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and internet voting will depend on the voting process of the broker or nominee. Please contact your bank, broker or other agent if you have questions about their instructions on how to vote your shares. Please also note that since you are not the stockholder of record, you may only vote your shares during the Annual Meeting if you request and obtain a valid 16-digit control number from your broker or agent. Beneficial owners who attend the Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/OPEN2026 to vote during the Annual Meeting. You will need the 16-digit control number included on your Internet Notice, your proxy card (if you received a printed copy of the proxy materials) or the instructions that accompanied your proxy materials to join the Annual Meeting.
If you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will be able to vote your shares with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 2) but not with respect to Proposal 1 (Election of Directors) or Proposal 3 (Say-on-Pay vote). For more information, see “What happens if a beneficial owner of shares held in street name does not provide its broker or bank with voting instructions?” and “What are broker non-votes?” below.
Will any other business be conducted at the Annual Meeting?
We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.
How do I attend this year’s Annual Meeting?
To participate in our Annual Meeting, including to vote and ask questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/OPEN2026 with your 16-digit control number included in the Internet Notice, proxy card or the instructions that accompanied your proxy materials. If you are a beneficial owner of shares registered in the name of your bank or broker, follow the instructions from your bank or broker. You will be required to provide a 16-digit control number provided by your bank or broker. If you are unable to obtain a 16-digit control number to vote your shares, you will still be able to attend the Annual Meeting as a “Guest,” but will not be able to vote your shares. Instructions on how to connect and participate via the internet are posted at www.virtualshareholdermeeting.com/OPEN2026.
Even if you plan to attend the live audio webcast of the Annual Meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.
What if I encounter technical difficulties trying to join or during the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have when accessing the Annual Meeting live audio webcast. Please be sure to check in by 9:15 a.m. Pacific Time on June 11, 2026, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the Annual Meeting live audio webcast during the check-in or meeting time, please call the phone number listed at www.virtualshareholdermeeting.com/OPEN2026.

Opendoor Technologies Inc. // 2026 Proxy Statement	9

Will there be a question and answer session during the Annual Meeting?
As part of the Annual Meeting, we will hold a Q&A session, during which we intend to answer questions submitted in advance or online during the meeting that are pertinent to the Company and the meeting matters, as time permits. Our Annual Meeting allows stockholders to submit questions and comments before and during the Annual Meeting. Stockholders are able to submit questions in advance of the meeting at www.proxyvote.com after logging in with their 16-digit control number and entering their first and last names and email addresses. If you are submitting a question in advance, please remember to submit your question by 11:59 p.m. Eastern Time on Thursday, June 10. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than as a “Guest”) by following the procedures outlined above will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•	irrelevant to the business of the Company or to the business of the Annual Meeting;
•	related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
•	related to any pending, threatened or ongoing litigation;
•	related to personal grievances;
•	derogatory references to individuals;
•	substantially repetitious of questions already made by another stockholder;
•	in excess of the two-question limit;
•	in furtherance of the stockholder’s personal or business interests; or
•	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the chair of the Annual Meeting or Corporate Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” posted at www.virtualshareholdermeeting.com/OPEN2026 for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above.
What are Broker Non-Votes?
If the shares you own are held in street name through a bank or brokerage firm, the bank or brokerage firm is required to vote your shares in accordance with your instructions. You should direct your broker how to vote the shares held in your account. Under applicable stock exchange rules, if you do not instruct your broker on how to vote your shares, your broker will be able to vote your shares with respect to certain “routine” matters but will not be allowed to vote your shares with respect to certain “non-routine” matters. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is a routine matter, and therefore we do not expect any broker non-votes on this matter. Each other proposal to be voted on at the Annual Meeting is a non-routine matter. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and lacks discretionary voting power to vote those shares.
What happens if a stockholder of record returns a proxy card or otherwise votes without giving specific voting instructions?
If you are a stockholder of record and you do not specify your vote on each proposal individually when voting via the internet, over the telephone or if you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in line with the Board’s recommendations as described under “Recommendations of the Board” above. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

10	Opendoor Technologies Inc. // 2026 Proxy Statement

What happens if a beneficial owner of shares held in street name does not provide its broker or bank with voting instructions?
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposals 1 and 3 are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the proxy materials you receive from your broker, bank or other agent.
What is an abstention and how will votes withheld and abstentions be treated?
A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the two other proposals to be voted on at the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on the proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors and abstentions have no effect on the ratification of the appointment of Deloitte & Touche LLP and the advisory vote on the compensation of our named executive officers.
Can I revoke my proxy or change my vote?
Voting over the internet or by telephone or execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote electronically. A proxy may be revoked before it is used to cast a vote at the Annual Meeting.
Stockholders of Record
If the shares you own are held in your name, you can revoke a proxy and change your vote by doing one of the following:
•	delivering to our Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;
•	duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary before the taking of the vote;
•	duly giving a subsequent proxy relating to the same shares through the internet or telephone before the taking of the vote; or
•	attending the Annual Meeting and voting electronically. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting.
Any written notice of revocation or subsequent proxy should be sent to us at the following address: Opendoor Technologies Inc., 1295 West Washington Street, Suite 115, Tempe, Arizona 85288, Attention: Rishi Kotiya, Corporate Secretary.
Beneficial Owner
If the shares you own are held in street name, you will need to follow the directions provided to you by your bank or brokerage firm to change or revoke your voting instructions.
What is the quorum requirement and what if quorum is not met?
The presence electronically or represented by proxy of a majority in voting power of the shares of Common Stock of the Company issued and outstanding and entitled to vote at the Annual Meeting is necessary to establish a quorum.

Opendoor Technologies Inc. // 2026 Proxy Statement	11

Abstentions and broker non-votes are included in the shares present or represented at the Annual Meeting for purposes of determining whether a quorum is present. If a quorum is not present, the chair of the Annual Meeting may adjourn the meeting until a quorum is obtained.
How many votes are needed to approve each proposal?
The table below sets forth the vote required for the approval of each proposal before the Annual Meeting, and the effect of votes withheld, abstentions and broker non-votes.

Proposal	Votes Required	Effect of Votes Withheld/Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of “FOR” votes will be elected as Class III Directors.	Votes withheld and broker non-votes will have no effect.
Proposal 2: Ratification of Appointment by the Audit and Risk Committee of the Independent Registered Public Accounting Firm	“FOR” votes from the holders of a majority in voting power of the votes cast on the matter.	Abstentions and broker non-votes will have no effect. We do not expect any broker non-votes on this proposal.(1)
Proposal 3: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of our Named Executive Officers (“Say-on-Pay Vote”)	“FOR” votes from the holders of a majority in voting power of the votes cast on the matter.	Abstentions and broker non-votes will have no effect.

(1)
Proposal 2 is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on Proposal 2.

Who will count the votes?
The votes will be counted, tabulated and certified by a representative of Broadridge Financial Solutions, Inc., our inspector of election, for the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.
Who is paying for this proxy solicitation?
Please see the section titled “Solicitation of Proxies” on page 79 in this proxy statement for more information.
When are stockholder proposals due for next year’s annual meeting?
Please see the section titled “Stockholder Proposals and Director Nominations” on page 79 in this proxy statement for more information.

12	Opendoor Technologies Inc. // 2026 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
The Board has nominated David Benson, Eric Feder and Eric Wu as Class III director nominees for election at the Annual Meeting. Mr. Feder was initially identified by a current stockholder for consideration as a Board candidate. Mr. Benson was initially identified by Heidrick & Struggles, a third-party executive search firm, for consideration as a Board candidate. Mr. Wu was identified as a potential director nominee in connection with the appointment of Kaz Nejatian as CEO, given Mr. Wu’s prior experience with the Company as the founder and former CEO of the Company. Our Board is composed of seven directors. As described in our Certificate of Incorporation, our Board is currently divided into three classes. The following table describes the schedule for the election of our directors over the next three annual meetings and the terms our directors will serve if elected.

Meeting	Class of Directors Standing for Election	Term
2026 Annual Meeting	Class III	Three-year term expiring at 2029 Annual Meeting
2027 Annual Meeting	Class I	Three-year term expiring at 2030 Annual Meeting
2028 Annual Meeting	Class II	Three-year term expiring at 2031 Annual Meeting

If you return a duly executed proxy card without specifying how your shares are to be voted, the persons named in the proxy card will vote to elect David Benson, Eric Feder and Eric Wu as Class III directors. David Benson, Eric Feder and Eric Wu currently serve on our Board and have indicated their willingness to continue to serve if elected. However, if any director nominee should be unable to serve, or for good cause will not serve, the shares of Common Stock represented by proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce its size. Our Board has no reason to believe that any of the nominees will be unable to serve if elected.
Our Board of Directors
The biographies of each of our current directors, including our Class III director nominees, are included below. Each of the biographies highlights specific experience, qualifications, attributes and skills that led us to conclude that such person should serve as a director. We believe that, as a whole, our Board exemplifies the highest standards of personal and professional integrity and the requisite skills and characteristics, leadership traits, work ethic and independence to provide effective oversight. No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director and any other person pursuant to which such person was selected as a director or nominee.
Board Recommendation

Our Board unanimously recommends that you vote “FOR” the election of each of David Benson, Eric Feder and Eric Wu as Class III directors.

Opendoor Technologies Inc. // 2026 Proxy Statement	13

Director Biographies
Class III director nominees to be elected at this year’s Annual Meeting (subsequent terms ending in 2029)

DAVID BENSON Director Since: 2024 Age: 66 Committee Memberships: • Audit and Risk (CHAIR) Other Public Company Boards: • Essent Group Ltd. (Audit and Risk Committees)
David Benson has served on our board of directors since September 2024. Mr. Benson most recently served as President of Fannie Mae, the largest provider of mortgage credit in the United States with over $4 trillion in assets, from August 2018 until his retirement in May 2024. As President, Mr. Benson oversaw each of Fannie Mae’s business units, single-family residential and multifamily, as well as several corporate functions, including Finance, IT, Operations, Strategy, Human Resources and Communications. In addition, Mr. Benson helped to pioneer the formation of Common Securitization Solutions, a cloud-native platform that enables the $7 trillion mortgage-backed securities market to achieve enhanced levels of liquidity and standardization. Mr. Benson also served as Interim Chief Executive Officer from May 2022 to December 2022, as a member of the board of directors from May 2022 to December 2022, as Interim Chief Financial Officer from May 2021 to November 2021, and as the interim head of Fannie Mae’s Single-Family business from January 2021 to May 2021. Mr. Benson joined Fannie Mae in 2002, and prior to his role as President, served in a range of leadership roles, including as Executive Vice President and Chief Financial Officer, Executive Vice President—Capital Markets, Securitization & Corporate Strategy, and as Treasurer. He has also served on the board of directors of Essent Group Ltd., a publicly traded mortgage insurance and title insurance and services company, where he also serves on the audit and risk committees, since May 2025. Prior to joining Fannie Mae, Mr. Benson was Managing Director in the fixed income division of Merrill Lynch & Co., Inc., where, from 1988 through 2002, he served in several capacities in the areas of risk management, trading, debt syndication and e-commerce. Mr. Benson earned his B.S. in Psychobiology from the University of California, Los Angeles, his M.B.A. from Stanford University and his M.D. from Harvard Medical School.

Skills and Qualifications: We believe Mr. Benson is qualified to serve as a member of our Board because of his deep knowledge of the single-family real estate and mortgage lending industries, his experience as a public company executive, and his capital markets expertise.

ERIC FEDER Lead Independent Director Director Since: 2024 Age: 56 Committee Memberships: • Compensation (CHAIR) Other Public Company Boards: • Hippo Holdings Inc. (Compensation Committee)
Eric Feder has served on our board of directors since May 2024 and has served as our Lead Independent Director since August 2025. Mr. Feder has been President of LENX, LLC since 2019, and a senior operating executive at Lennar Corporation, one of the country’s leading homebuilders, since 2008. He oversees Lennar Corporation’s innovation platform and has helped identify, structure and execute Lennar Corporation’s investments in the real estate technology space. He has served on the board of directors of Hippo Holdings Inc., a publicly traded insurance company focusing on property and casualty insurance, where he also serves on the compensation committee, since 2018. Prior to his current role at Lennar, Mr. Feder was Vice Chairman at Rialto Capital, a leading investment management platform focused on real estate, from 2008 to 2018, where he oversaw over $6 billion of direct real estate investments and non-performing loan acquisitions.

Skills and Qualifications: We believe Mr. Feder is qualified to serve as a member of our Board because of his extensive knowledge of the real estate industry, his experience in technology investments, and his service on the boards of directors of public and private companies.

14	Opendoor Technologies Inc. // 2026 Proxy Statement

ERIC WU Director Since: 2025 Age: 43 Committee Memberships: • None Other Public Company Boards: • None
Eric Wu has served as a member of our Board since September 2025. Mr. Wu is a co-founder and former Chief Executive Officer of the Company, where he served as Chief Executive Officer from January 2014 to December 2022, Chairman of the Board from December 2020 to December 2022, and as President, Marketplace and a member of the Board from December 2022 to January 2024. He has served as a Co-Founder and Co-CEO of Navigate AI HoldCo Inc., an AI construction project management platform, since May 2024. Prior to Opendoor, Mr. Wu founded and, from 2009 to 2011, served as the Chief Executive Officer of Movity.com, a geo-data analytics company, until its acquisition by Trulia.com, an online real estate marketplace, in 2011, after which he served as Head of Geo/Social Products until 2013. Mr. Wu also previously co-founded RentAdvisor.com, an apartment search company specializing in lead generation, in 2008, which was later acquired by Apartment List, Inc. in 2010. Mr. Wu received his B.S. degree in Economics from the University of Arizona.

Skills and Qualifications: We believe Mr. Wu is qualified to serve as a member of our Board because of his extensive experience founding and managing real estate and technology companies, including his perspective and experience as one of our co-founders and as our former Chief Executive Officer.

Class I directors (terms ending in 2027)

DANA HAMILTON Director Since: 2023 Age: 57 Committee Memberships: • Audit and Risk • Nominating (CHAIR) Other Public Company Boards: • None
Dana Hamilton has served as a member of our Board since November 2023. From December 2022 to March 2023, Ms. Hamilton was a Senior Advisor to Pretium Partners LLC, an alternative investment manager specializing in U.S. real estate and credit assets. From April 2017 until December 2022, Ms. Hamilton was a Senior Managing Director and Head of Real Estate for Pretium, where she oversaw significant growth in Pretium’s single-family rental investment business. Ms. Hamilton is also the co-founder of Ameriton LLC, a real estate investment company, and has served as its President since October 2014. From October 2013 to October 2014, she served as President and Chief Executive Officer, and trustee, of Borderplex Community Trust. Prior thereto, Ms. Hamilton spent 20 years at Archstone, one of the largest apartment companies in the U.S. and Europe, until its sale to AvalonBay and Equity Residential in 2013, where she held numerous roles during her tenure, including President – Europe and Executive Vice President – National Operations. Ms. Hamilton previously served as a director of Howard Hughes Holdings Inc. from June 2024 to May 2025, Life Storage, Inc. from March 2018 until the company merged with Extra Space Storage Inc. in July 2023, and FelCor Lodging Trust Incorporated from April 2016 until September 2017, when the company merged with RLJ Lodging Trust. Ms. Hamilton earned her B.A. in Public Policy from Stanford University and her M.B.A. in Real Estate and Finance from the Haas School of Business at the University of California, Berkeley.

Skills and Qualifications: We believe that Ms. Hamilton is qualified to serve as a member of our Board because of her extensive experience in investment and operations across multiple real estate verticals, in particular the multifamily and single-family rental industries. Ms. Hamilton brings to the Board significant financial, transactional and asset management expertise, as well as extensive leadership and general management expertise.

Opendoor Technologies Inc. // 2026 Proxy Statement	15

KEITH RABOIS Chairman of the Board Director Since: 2025 Age: 57 Committee Memberships: • Audit and Risk • Compensation Other Public Company Boards: • None
Keith Rabois has served as Chairman and a member of our Board since September 2025. Mr. Rabois has been a Managing Partner at Khosla Ventures, a technology-focused venture capital firm, since January 2024. Prior to rejoining Khosla Ventures, where he previously served as Managing Director from 2013 to 2019, Mr. Rabois served as General Partner at Founders Fund, a venture capital firm focused on disruptive technologies, from March 2019 to January 2024. Mr. Rabois also served as the Chief Operating Officer of Block (formerly known as Square), a financial services platform, and as Vice President of Business & Corporate Development at LinkedIn, a professional networking platform. Mr. Rabois currently serves on the boards of several private companies, including Faire Wholesale, Inc., an online wholesale marketplace, and Ramp Business Corporation, a finance automation platform. He previously served as a director of Affirm Holdings, Inc., a financial services company, from 2013 to June 2025. Mr. Rabois began his career in the industry as a senior executive at PayPal, an online payment system, and has also practiced as an attorney at Sullivan & Cromwell, a global law firm. Mr. Rabois holds a B.A. in political science from Stanford University and earned a juris doctor degree with honors from Harvard University.

Skills and Qualifications: We believe that Mr. Rabois is qualified to serve as a member of our Board because of his extensive experience advising technology companies as a venture capital investor, and as an executive at several technology companies.

Class II directors (terms ending in 2028)

ADAM BAIN Director Since: 2020 Age: 52 Committee Memberships: • Compensation • Nominating Other Public Company Boards: • None
Adam Bain has served as a member of our Board since December 2020 and previously served as a member of the board of directors of SCH from April 2020 until the closing of our Business Combination with SCH in December 2020. Mr. Bain is a co-founder of and has been co-Managing Partner of 01 Advisors, a venture capital firm targeting high-growth technology companies, since January 2018. Mr. Bain served as a director of Social Capital Hedosophia Holdings Corp., which was a publicly traded special purpose acquisition company, from September 2017 until the consummation of its business combination with Virgin Galactic Holdings, Inc. (“Virgin Galactic”), a publicly traded spaceflight company, in October 2019. He then served as a member of the Virgin Galactic board of directors from October 2019 to June 2023 and as chair of the nominating and corporate governance committee and a member of the compensation committee until May 2023. Since November 2016, Mr. Bain has also been an independent advisor to and investor in select privately held growth-stage companies. From 2015 to November 2016, Mr. Bain served as the Chief Operating Officer of Twitter, Inc. (“Twitter,” now X Corp.), formerly a publicly traded social media company, and also served as President of Global Revenue & Partnerships of Twitter from 2010 to 2015. Mr. Bain received his B.A. degree in English Journalism from Miami University in Ohio.

Skills and Qualifications: We believe Mr. Bain is qualified to serve as a member of our Board because of his significant operating and technology experience, as well as his financial experience.

KAZ NEJATIAN Director Since: 2025 Age: 43 Committee Memberships: • None Other Public Company Boards: • None
Kaz Nejatian has served as our Chief Executive Officer and a member of our Board since September 2025. Mr. Nejatian previously served as Chief Operating Officer and Vice President of Product of Shopify Inc., an all-in-one commerce platform for businesses (“Shopify”), from September 2022 until September 2025, and as Vice President of Merchant Services from October 2020 to September 2022. Prior to Shopify, he was a Lead Product Manager at Meta Platforms, Inc., a multinational technology conglomerate, from January 2018 to September 2019. In 2012, Mr. Nejatian co-founded Kash, an alternative payment company, where he also served as chief executive officer until it was acquired by a publicly traded financial services company in 2018. Mr. Nejatian began his career practicing law before moving to entrepreneurship and product leadership. Mr. Nejatian received a BCom degree in Commerce from Queens University and a juris doctor degree from the University of Toronto.

Skills and Qualifications: We believe that Mr. Nejatian is qualified to serve as a member of our Board because of his significant operational experience, particularly with scaling commerce platforms and driving efficiency at technology companies. It also helps that he is a nerd.

16	Opendoor Technologies Inc. // 2026 Proxy Statement

Board Composition
Our Board currently consists of seven members: Adam Bain, David Benson, Eric Feder, Dana Hamilton, Kaz Nejatian, Keith Rabois, and Eric Wu. As set forth in our Certificate of Incorporation, the Board is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of our Board in accordance with our Amended & Restated Bylaws. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company. Our directors may be removed only for cause by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of our capital stock entitled to vote in the election of directors.

Opendoor Technologies Inc. // 2026 Proxy Statement	17

CORPORATE GOVERNANCE
Our Board has adopted Corporate Governance Guidelines, a Code of Conduct, and charters for each of our Audit and Risk, Compensation, and Nominating Committees, to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines, and our Code of Conduct in the “Corporate Governance” section of the “Investor Relations” page of our website located at https://investor.opendoor.com, or by writing to our Corporate Secretary at our principal executive offices at 1295 West Washington Street, Suite 115, Tempe, Arizona 85288.
Corporate Governance Highlights
Opendoor is committed to good governance practices that protect and promote the long-term value of the Company for its stockholders. The Board regularly reviews our governance practices to ensure they reflect the evolving governance landscape and appropriately support and serve the best interests of the Company and its stockholders.

Independent Oversight
•
Five of seven current directors are independent (all except for Kaz Nejatian, our CEO, and Eric Wu, a former CEO and President of Opendoor).

•
Board meetings and committee meetings include regular executive sessions of non-employee directors.

•
Board has unrestricted access to Company management.

•
Board committees are composed of entirely independent directors.

•
Board and committees engage in active oversight of the Company’s strategy and risk management.

•
Directors must offer to resign if the Board or Nominating Committee has determined that an actual conflict of interest arises with respect to the director that is not waived by the Board.

•
Independent Chairman and Lead Independent Director provide significant independent Board oversight and leadership.

•
Independent Chairman is responsible for coordinating the activities of the independent directors, including convening meetings of the independent directors, as appropriate.

Board Membership Criteria
•
The Nominating Committee is responsible for identifying, reviewing, evaluating and recommending candidates to serve as directors of Opendoor, and periodically reviews the procedures it has established to identify and evaluate Board candidates, including the procedures to be followed by stockholders to submit recommendations.

•
Directors possess deep and diverse sets of skills and expertise to effectively support our growth and business strategies.

•
Board completes an annual assessment of director skills and expertise to ensure the Board meets the Company’s evolving oversight needs.

•
All Audit and Risk Committee members are financial experts.

•
Board oversees risk management, reviewing and advising management on significant risks facing the Company, and fostering a culture of integrity and risk awareness.

•
Board and committees complete annual self-evaluations (overseen by the Nominating Committee).

•
New directors attend orientation and all directors undertake periodic ongoing education, with associated expenses reimbursed by the Company.

•
The Nominating Committee considers factors that could impair the independence or create potential conflicts of interest with respect to potential candidates prior to their nomination, including interlocking directorships and familial and substantial social, civic or philanthropic relationships with members of management.

Stockholder Rights	• One class of Common Stock, with each share entitled to one vote. • No stockholder rights plan in place. • Stockholder communication process available for communicating with the Board.

18	Opendoor Technologies Inc. // 2026 Proxy Statement

Good Governance Practices
•
Code of Conduct applies to directors and all employees.

•
Insider Trading Policy prohibits hedging transactions, short sales and buying or selling puts, calls, options or other derivative securities of the Company (with the exception of the Warrant Dividend) by directors, officers and employees.

•
The Compensation Committee engages an independent compensation consultant for objective advice.

•
Change-in-control payments and benefits are double-trigger arrangements.

•
Robust stock ownership guidelines apply to executive officers and directors.

•
Directors are expected not to simultaneously serve on more than four public company boards (including the Opendoor Board), except with the prior approval of the Board.

•
Clawback policy applies to executive compensation.

•
Our CEO, Kaz Nejatian, communicates regularly with our investor audience via his X account, @Nejatian, as a Regulation-FD designated channel.

Director Independence
As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. Our Board consults with the Company’s inside and outside counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of their family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that each of Adam Bain, David Benson, Eric Feder, Dana Hamilton, and Keith Rabois qualifies as “independent” in accordance with the listing requirements of Nasdaq. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company.

Independent Directors
• Adam Bain • David Benson	• Eric Feder • Dana Hamilton	• Keith Rabois

In arriving at the foregoing independence determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities and any relationships they have with us and our management.
Based on this review, our Board has determined that all of our non-employee directors, who are listed above, meet the applicable criteria for independence established by Nasdaq. Kaz Nejatian does not qualify as independent under the Nasdaq rules due to his current employment at Opendoor and Eric Wu does not qualify as independent under the Nasdaq rules due to his prior employment at Opendoor.
Board Leadership Structure
Our Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of chair of the Board and CEO. Our current Board leadership structure comprises an independent Chairman, Keith Rabois, and a lead independent director, Eric Feder, with a separate CEO, Kaz Nejatian. Our independent Chairman and lead independent director have the authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Typically, our independent Chairman works with our CEO to preside over Board meetings and determine materials to be distributed to the Board, while our lead independent director supports the Nominating and Compensation Committees in board and management succession planning. Accordingly, the independent Chairman and lead independent director have substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board chair and CEO reinforces the independence of the Board in its oversight of the business and affairs of the Company, while allowing our CEO to manage the day-to-day operations of the Company. In addition, the Company believes that having an independent Chairman and lead independent director creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of

Opendoor Technologies Inc. // 2026 Proxy Statement	19

the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chairman and lead independent director can enhance the effectiveness of the Board as a whole.
However, there is no fixed requirement in our Corporate Governance Guidelines that our board chair and CEO positions be separate, or that our Board chair be an employee or elected from among non-employee directors. We believe that it is in the best interests of the Company to maintain the flexibility to evaluate our leadership structure over time as part of Opendoor’s ongoing succession planning process. The Board will continue to exercise its judgment on an ongoing basis to determine the optimal Board leadership structure.
Board’s Role in Risk Oversight
The Board recognizes that the achievement of our strategic and commercial objectives involves taking risks and that those risks may evolve over time. The Board has oversight responsibility for Opendoor’s risk management strategies, which are designed to identify, assess and monitor fundamental financial and business risks across the Company’s operations and to consider ways to address and mitigate those risks. Consistent with this approach, one of the Board’s primary responsibilities includes reviewing assessments of, and advising management with respect to, significant risks and issues facing the Company.
In addition, the Board has tasked designated committees of the Board to assist with the oversight of certain categories of risk management, and the committees report to the Board regularly on these matters.
•
The Audit and Risk Committee (i) reviews with management the adequacy and effectiveness of the Company’s policies and strategies with respect to portfolio risk management, capital and liquidity management, and capital investment activities, including the guidelines, policies and procedures by which management assesses and manages the Company’s portfolio risk exposure, and the steps management has taken to monitor and manage such exposure; (ii) reviews and discusses guidelines, programs, and policies relating to cybersecurity, data privacy, and other risks relevant to our information systems and security, and, in each case, the steps management has taken to monitor, mitigate and control such exposures, and (iii) reviews with management and our auditors any contingent liabilities and risks that may be material to the Company, including risks relating to relevant legislative and regulatory developments;

•
The Compensation Committee, in approving and evaluating the Company’s executive compensation plans, policies and programs, takes into account the degree of risk to the Company that such plans, policies and programs may create and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation arrangements; and

•
The Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, as well as our overall governance structure.

Our Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.
Board Meetings, Continued Education and Succession Planning
Board Meetings and Executive Sessions
Board members are expected to prepare for, attend and participate in all meetings of the Board and committees on which they serve. During 2025, the Board held 39 meetings and each director attended at least 75% of the aggregate number of Board meetings and meetings of the committees on which they then served. We do not maintain a formal policy regarding director attendance at our annual meetings; however, it is expected that directors will attend. All Board members then serving attended the 2025 Annual Meeting of Stockholders.
The Board holds executive sessions of its independent directors no less than two times per year.

20	Opendoor Technologies Inc. // 2026 Proxy Statement

Director Orientation and Continuing Education
The Board views orientation and continuing education as vital tools for building an effective Board. We provide all new directors with orientation sessions regarding the Board and the Company’s operations. The orientation consists of presentations by members of senior management on the Company’s strategic plans, financial statements and key issues, policies and practices. We also periodically provide materials, updates and presentations, including in regular Board and committee meetings, to all directors on issues and subjects that assist them in fulfilling their responsibilities, such as key industry developments and evolution in the competitive landscape. In addition, Board members are encouraged to participate in continuing education programs to stay current and knowledgeable about Opendoor’s business and industry, and the Company will reimburse any director who wishes to attend seminars, conferences and other continuing education programs designed for directors of public companies.
Role of the Board in Succession Planning and Selection and Nomination of Directors
As provided in our Corporate Governance Guidelines, the Board, together with the Nominating Committee, is responsible for determining the appropriate characteristics, skills, and experience for the Board as a whole and for its individual members. The Board believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics and the ability to read and understand basic financial statements. In considering candidates for Board membership, the Board considers additional criteria including relevant expertise; sufficient time to devote to our affairs; excellence in their field; the ability to exercise sound judgment; a commitment to represent the long-term interests of our stockholders; and age, skills, and other factors that it deems appropriate to maintain a balance of knowledge, experience, and capability on the Board in the context of the needs of the Board and the Company.
Each year, the Nominating Committee assesses the directors to be nominated for election by stockholders at the annual meeting. To ensure that the Board evolves in a manner that serves the business and strategic needs of the Company, before recommending for re-nomination a slate of incumbent directors for an additional term, the Nominating Committee will evaluate whether incumbent directors possess the requisite skills and perspective, both individually and collectively. In addition, the Board will review those directors’ overall service to Opendoor during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence.
The Nominating Committee is primarily responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board, with input from our lead independent director. To facilitate the search process, the Nominating Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. During fiscal year 2025, the Nominating Committee retained Heidrick & Struggles to assist in the identification and selection of potential director candidates. Once potential candidates are identified, the Nominating Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest, such as interlocking directorships and familial or substantial social, civic or philanthropic relationships with members of management, and determines if candidates meet the qualifications desired by the Nominating Committee for candidates for election as a director.
The Board believes effective management succession planning, particularly for the CEO, is important to our continued success. At least annually, the Compensation Committee discusses our management succession plans for our key executive officers, with input from our lead independent director. Our succession plan includes appropriate contingencies in case the CEO or another key executive officer retires, resigns, dies, or is incapacitated, across multiple time periods. In addition, alternative succession plans are evaluated under multiple strategic and operating scenarios. The Board, with the assistance of the Compensation Committee and the Nominating Committee, will evaluate potential successors to the CEO and other key executive officers. The CEO contributes to these evaluations by making available his recommendations and evaluations of potential successors, along with a review of any recommended development plans.

Opendoor Technologies Inc. // 2026 Proxy Statement	21

Stockholder Recommendations of Director Candidates
Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating Committee, Opendoor Technologies Inc., 1295 West Washington Street, Suite 115, Tempe, Arizona 85288, Attention: Rishi Kotiya, Corporate Secretary. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholder Engagement
Opendoor engages with stockholders and analysts through earnings presentations, conference calls, industry conferences, social media, one-on-one meetings, podcasts, our investors contact email (investors@opendoor.com) and teleconferences. We typically discuss our financial position, strategic priorities, business outlook and other topics of prime importance to stockholders. In 2025, we made a number of improvements to enhance transparency and accountability with our stockholders. Beginning in the third quarter of 2025, we moved to a video format for our earnings presentations, livestreaming across multiple platforms, including our investor relations website, YouTube, X, and Robinhood, featuring a livestream Q&A session through which retail stockholders, in addition to institutional investors, are able to submit their questions and upvote other submissions, ensuring the broad stockholder community has a say in the topics for management to address. In November 2025, we also launched a dashboard at accountable.opendoor.com, where stockholders are able to track in real time our weekly acquisition contract performance and product, feature and partnership launches. Additionally, our CEO, Kaz Nejatian, communicates regularly with our investor audience via his X account, @Nejatian.
This engagement helps us better understand evolving stockholder priorities and perspectives, allows us to understand investor feedback in real time, gives us an opportunity to measure our progress against management’s objectives, and fosters constructive dialogue. As we continue to grow as a public company, we will continue to engage with our stockholders regarding our corporate governance practices. We are committed to maintaining an active and direct dialogue with our stockholders to better understand their perspectives and consider their ideas as we continue to evolve our corporate governance, business practices and public disclosures.
Communications from Stockholders
The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Corporate Secretary, Chairman and lead independent director consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. Stockholders who wish to send communications on any topic to the Board or any individual director should address such communications c/o Rishi Kotiya, Corporate Secretary, Opendoor Technologies Inc., 1295 West Washington Street, Suite 115, Tempe, Arizona 85288.
Stock Ownership Guidelines
Our Board has established stock ownership guidelines for our executive officers and directors. Within five years of the establishment of the guidelines (or becoming subject to the guidelines, if later) our CEO is required to hold the lesser of vested shares of the Company’s Common Stock equal to six times annual base salary, or 450,000 shares; other executive officers are required to hold the lesser of vested shares of the Company’s Common Stock equal to three times annual base salary, or 225,000 shares; and directors are required to hold the lesser of shares of the Company’s Common Stock equal to five times their annual cash retainer or 60,000 shares. Only issued shares are counted toward satisfaction of the ownership requirement. Accordingly, unvested equity awards (including both time- and performance-based) and unexercised stock options, if any, do not count toward satisfying the executive stock ownership requirement. Our current executive officers and directors are either in compliance with the guidelines or are still within the five-year period to accumulate their ownership holdings.

22	Opendoor Technologies Inc. // 2026 Proxy Statement

Corporate Governance Documents & Policies
We believe that good corporate governance is important to ensure that Opendoor is managed for the long-term benefit of our stockholders. Our Nominating Committee will periodically review and reassess our Corporate Governance Guidelines, other governance documents and overall governance structure. Our Corporate Governance Guidelines are available in the “Corporate Governance” section of our website at https://investor.opendoor.com. References to our website address throughout this proxy statement are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement.
Code of Conduct
The Board has adopted the Code of Conduct, which applies to all of our employees, officers and directors. Our Code of Conduct is available in the “Corporate Governance” section of our website at https://investor.opendoor.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq listing rules concerning any amendments to, or waivers from, any provision of our Code of Conduct.
The Code also provides for protection from retaliation by Opendoor due to reporting issues relating to concerns involving questionable accounting or auditing matters and compliance with applicable laws and regulations.
Insider Trading Policy
Our Board has adopted an Insider Trading and Trading Window Policy (“Insider Trading Policy”) that governs the purchase, sale, and/or other disposition of the Company’s securities and is applicable to all directors, officers and other employees of the Company, as well as the Company itself. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as listing standards applicable to us. A copy of our Insider Trading Policy is attached as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 19, 2026.
Our Insider Trading Policy prohibits directors, officers and employees from engaging in short sales and buying or selling puts, calls, options or other derivative securities of the Company (with the exception of the Warrant Dividend distributed to stockholders in November 2025). Our Insider Trading Policy also prohibits our directors, officers and employees from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of the Company’s equity securities, except as otherwise pre-approved by the Board in each instance.
In addition, we prohibit our executive officers, all other employees and the non-employee members of our Board from holding our securities in a margin account. We also prohibit pledging our securities as collateral for a loan without the prior consent of our Head of Legal.

Opendoor Technologies Inc. // 2026 Proxy Statement	23

Board Committees
Our Board has established three standing committees — the Audit and Risk Committee, the Compensation Committee, and the Nominating Committee — each of which operates under a charter that has been approved by our Board. Our Audit and Risk Committee, Compensation Committee, and Nominating Committee charters are available in the “Corporate Governance” section of our website located at https://investor.opendoor.com.
During 2025, the Audit and Risk Committee held seven meetings, the Compensation Committee held eight meetings and the Nominating Committee held three meetings.
Our Board has determined that all of the members of each of its committees are independent as defined under applicable Nasdaq rules. In addition, all members of the Audit and Risk Committee meet the heightened independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all members of the Compensation Committee satisfy the heightened independence requirements of the Nasdaq rules specific to the independence of compensation committee members.

Committee Membership
Name	Audit and Risk	Compensation	Nominating
Adam Bain		•	•
David Benson	CHAIR +
Eric Feder, Lead Independent Director		CHAIR
Dana Hamilton	• +		CHAIR
Keith Rabois, Chairman	• +	•

CHAIR = Committee Chair
+ = Financial Expert • = Member

24	Opendoor Technologies Inc. // 2026 Proxy Statement

Audit and Risk Committee Current Committee Members: David Benson (CHAIR) Dana Hamilton Keith Rabois
Primary Responsibilities Include:

•
Appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•
Evaluating the independence of our independent registered public accounting firm;

•
Reviewing with our Head of Internal Audit (as appropriate) and independent registered public accounting firm the scope and results of the internal audit and independent audit;

•
Approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•
Reviewing the appointment, replacement, reassignment, or dismissal of the Head of Internal Audit;

•
Overseeing the financial reporting process and discussing with management, our independent registered public accounting firm, and the Head of Internal Audit (as appropriate) the interim and annual financial statements that we file with the SEC;

•
Reviewing with management the effectiveness of the Company’s policies and strategies with respect to portfolio risk management, capital and liquidity management, and capital investment activities, including the policies and procedures by which management assesses and manages the Company’s portfolio risk exposure;

•
Reviewing and discussing guidelines, programs, and policies relating to cybersecurity, data privacy, and other risks relevant to our information systems and security, and, in each case, the steps we have taken to monitor, mitigate and control such risks;

•
Reviewing with management, and our auditors any contingent liabilities and risks that may be material to the Company, including risks relating to relevant legislative and regulatory developments;

•
Overseeing environmental, social and governance (“ESG”) disclosure controls for public filings based on commonly accepted ESG standards and SEC requirements, including with respect to cybersecurity and climate change disclosure requirements;

•
Reviewing and approving or ratifying related person transactions;

•
Reviewing with management, the independent auditors and the Head of Internal Audit (as appropriate) the adequacy and effectiveness of the Company’s administrative, operational, and accounting internal control policies and procedures on a regular basis;

•
Reviewing with management and the Head of Internal Audit (as appropriate) the responsibilities, charter, budget, compensation and staffing of the Company’s internal audit function; and

•
Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters and the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Financial Expertise and Independence

All members of the Audit and Risk Committee meet the independence standards of Nasdaq and the SEC, as well as the financial literacy requirements of Nasdaq. The Board has determined that each of Mr. Benson, Ms. Hamilton, and Mr. Rabois qualifies as an “audit committee financial expert” as defined by SEC rules.

Overboarding Policy

Under the Audit and Risk Committee charter, members of the Audit and Risk Committee may not serve on more than three public company audit committees (including the Opendoor Audit and Risk Committee) without the prior consent of the Board.

Report
The Report of the Audit and Risk Committee is set forth beginning on page 77 of this proxy statement.

Opendoor Technologies Inc. // 2026 Proxy Statement	25

Nominating Committee Current Committee Members: Dana Hamilton (CHAIR) Adam Bain
Primary Responsibilities Include:

•
Assisting in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on our Board and, if it deems it appropriate, establishing procedures for stockholders to follow in submitting recommendations for candidates for the Board;

•
Reviewing the background and qualifications of individuals being considered as director candidates;

•
Recommending to our Board the nominees for election to our Board at annual meetings of our stockholders;

•
Reviewing and making recommendations to the Board regarding committee and Board composition and size;

•
Overseeing an annual evaluation of our Board and its committees;

•
Developing and recommending to our Board, and periodically reviewing, the Corporate Governance Guidelines; and

•
Reviewing and providing oversight with respect to the Company’s strategy, initiatives and policies concerning ESG matters.

Independence

The Nominating Committee is composed entirely of directors who are independent under the Nasdaq rules.

Compensation Committee Current Committee Members: Eric Feder (CHAIR) Adam Bain Keith Rabois
Primary Responsibilities Include:

•
Evaluating the performance of our CEO and other executive officers in light of any goals and objectives of the Company’s executive compensation plans, and, based on such evaluation, determining and approving, or making recommendations to the Board regarding the compensation level of the Company’s executive officers;

•
Evaluating the appropriate level of compensation for service on our Board and Board committees by non-employee directors and making recommendations to our Board regarding such compensation;

•
Reviewing the executive compensation plans in light of the Company’s goals and objectives with respect to such plans, and, if deemed appropriate, adopting, or recommending the Board adopt, new or amend existing executive compensation plans;

•
Overseeing the Company’s human capital management function and related initiatives, including without limitation, management succession planning and talent development; and

•
Appointing and overseeing any compensation consultants.

Independence

The Compensation Committee is composed entirely of directors who are independent under the Nasdaq rules.

Delegation Authority

The Compensation Committee may form and delegate authority to subcommittees for any purpose that the Compensation Committee deems appropriate, including (a) a subcommittee consisting of a single member, and (b) a subcommittee consisting of at least two members, each of whom qualifies as a non-employee director under Section 16 of the Exchange Act.

Role of Executive Officers and Compensation Consultant

See page 27 of this proxy statement for a discussion of the role of our executive officers and our compensation consultant in determining executive compensation.

Compensation Committee Report

The Report of the Compensation Committee is set forth beginning on page 52 of this proxy statement.

26	Opendoor Technologies Inc. // 2026 Proxy Statement

OUR EXECUTIVE OFFICERS
The following table sets forth the names, ages and positions of our current executive officers:

Name	Age	Position
Kaz Nejatian	43	Chief Executive Officer and Member of the Board
Christina Schwartz	47	Chief Financial Officer
Lucas Matheson	47	President
Giang (Nguyen) LeGrice	44	Chief Operating Officer

*	Mr. Nejatian is a member of our Board. See “Proposal 1 — Election of Directors” for more information about Mr. Nejatian.
Christina Schwartz has served as our Chief Financial Officer since January 2026. Prior to her appointment, she served as the Company’s interim Chief Financial Officer from September 2025 until December 2025 and previously from December 2022 to November 2024, as well as its Chief Accounting Officer from March 2021 to May 2025. Prior to that, she served as the Company’s Corporate Controller from August 2016 to March 2021, with a promotion to Vice President in May 2019. Ms. Schwartz received her M.S. degree in Accounting from the University of Virginia and B.S. degree in Business Administration from the University of California, Berkeley.
Lucas Matheson has served as our President since December 2025. He previously served as the Chief Executive Officer of Coinbase Canada, Inc., a cryptocurrency exchange, from December 2022 to December 2025. Prior to that, he served in a number of positions at Shopify, including Senior Director of Operations from January 2021 to September 2021, Senior Director Corporate FP&A, Acceleration Finance from September 2020 to January 2021 and Director of Strategic Expansion from June 2018 to September 2020. Mr. Matheson is a CFA Charterholder, received his BCom degree in Finance from Concordia University, and received his M.B.A. from the University of Alberta.
Giang LeGrice has served as our Chief Operating Officer since November 2025. Ms. LeGrice served as the Company’s Senior Vice President, Operations, from October 2025 to November 2025, and she previously served as Vice-President, Operations at Shopify from May 2021 to October 2025 and as its Head of Operations from December 2020 to April 2021. Ms. LeGrice holds a BCom degree in Actuarial Mathematics & Finance from the University of Manitoba in Canada.

Opendoor Technologies Inc. // 2026 Proxy Statement	27

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding the compensation program for our 2025 named executive officers (“NEOs”), who are listed below:
•	Kaz Nejatian, our CEO;
•	Christina Schwartz, our Chief Financial Officer (our “CFO”);
•	Lucas Matheson, our President;
•	Giang LeGrice, our Chief Operating Officer;
•	Shrisha Radhakrishna, our Chief Technology and Product Officer and former President and interim Principal Executive Officer;
•	Carrie Wheeler, our former CEO;
•	Selim Freiha, our former CFO; and
•	Sydney Schaub, our former Chief Legal Officer.
Leadership Transitions
During 2025, we experienced significant changes to our leadership team. As our Company continues to evolve, these executive changes position us to execute on the objectives we have identified that are critical to achieving our profitability goal of reaching ANI breakeven by the end of 2026 on a 12-month go-forward basis: drive positive unit economics while increasing transaction velocity, transition to direct-to-consumer relationships, and expand our product suite.
•
Effective September 10, 2025, Mr. Nejatian was appointed as our CEO. Mr. Nejatian succeeded Mr. Radhakrishna in this role, who had served as our President and interim Principal Executive Officer since August 15, 2025. Our previous CEO, Ms. Wheeler, resigned from her position as CEO effective August 15, 2025. Upon Mr. Nejatian’s appointment, Mr. Radhakrishna continued to serve as our President and Chief Technology and Product Officer.

•
Effective as of December 22, 2025, Mr. Matheson was appointed as our President, and Mr. Radhakrishna ceased to serve as President, effective as of December 10, 2025. Mr. Radhakrishna ceased serving as an executive officer in December 2025 and continues as a non-executive employee.

•
Effective September 19, 2025, Mr. Freiha ceased serving as our CFO. Effective September 30, 2025, Ms. Schwartz commenced serving as our interim CFO, then as our CFO, effective as of January 1, 2026. Ms. Schwartz had previously served as our interim CFO from December 2022 to November 2024 and our Chief Accounting Officer from March 2021 until May 2, 2025.

•	Effective November 5, 2025, Ms. LeGrice was appointed as our Chief Operating Officer.
•	Effective November 7, 2025, Ms. Schaub resigned as our Chief Legal Officer.
Who We Are
Our mission is to tilt the world in favor of homeowners, by making homeownership simpler, faster, and fairer for everyone. We are a leading e-commerce platform for residential real estate transactions and the largest U.S. iBuyer. Since founding Opendoor in 2014, our goal has been to reinvent one of life's most important transactions by enabling homeowners to buy, sell, and move through a simple, certain, and largely digital experience. By leveraging artificial intelligence, data science and purpose-built software, we enable consumers to transact directly with Opendoor, eliminating traditional friction and intermediaries. Our platform combines product design and operations to create what we believe will be the future of how people buy or sell a home.

28	Opendoor Technologies Inc. // 2026 Proxy Statement

•	Since launch, customers have demonstrated their desire for our digital, on-demand real estate solution with over 294,000 homes bought and sold by Opendoor across the United States.
•
In 2025, we sold over 11,700 homes and generated $4.4 billion in revenue. Since our initial market launch in Phoenix in 2014, we have expanded across the United States and operated in 50 markets going into 2025. In late 2025, we began expanding our buybox from a limited set of geographies to almost tripling our coverage to be effectively nationwide across the contiguous United States, with the ability to make offers in substantially all residential zip codes. We delivered these results while improving our 2025 fixed operating expenses by 32% compared to 2024.

•
In the fourth quarter of 2025, which was the first full quarter with our CEO, Kaz Nejatian, in the role, we increased our homes purchased by 46% quarter-over-quarter, reduced our capital intensity by expanding our Cash Now, More Later offering such that it constituted 35% of our weekly volume, and reduced average days in possession of our inventory by 23%. We also reduced fourth quarter fixed operating expenses by over 18% year over year.

•	Importantly, we have achieved this progress while continuing to delight customers, maintaining an annual average Net Promoter Score of nearly 80 from our sellers since 2021.
Residential real estate is the largest consumer category in the United States, and it is underpinned by a process that is complex, uncertain, time-consuming, and primarily offline. We believe we are still in the early stages of the digital transformation of real estate. Powered by artificial intelligence and advanced technology, we are building a real estate platform that enables buyers and sellers to transact with Opendoor digitally, with fewer intermediaries and with simplicity, certainty, and control. We're creating an experience where consumers can buy or sell a home as easily as they book travel or shop online today.
The Evolution of our Executive Compensation Program
Our Board and Compensation Committee highly value our stockholders’ feedback and remain committed to an active dialogue to ensure their perspectives inform our executive compensation program as we mature as a publicly traded company. This ongoing dialogue has led to the systematic evolution of our executive compensation program, which continued in 2025 and continues in 2026. Each year, we have made incremental adjustments to further align executive pay with the long-term interests of our stockholders. Our specific focus has been to move towards an executive compensation program that is designed to promote growth, reward high-quality decision making and results, tie an ever-increasing portion of target total compensation to performance-based elements, including the increased reliance on performance-based restricted stock units (“PRSUs”), and promoting ownership and sustainable long-term value creation over guaranteed compensation and short-term gains. These changes have allowed us to thoughtfully adjust our compensation mix, enabling more strategic and selective compensation elements.
Throughout, we have actively engaged with our stockholders to gather feedback related to our executive compensation practices. This ongoing dialogue, along with the actions we have taken to strengthen our compensation practices, contributed to strong results in our 2025 non-binding, advisory vote on the compensation of our NEOs (a “Say-on-Pay” vote), which received the support of approximately 97% of the votes cast. Our Board and Compensation Committee are encouraged by this level of stockholder support of our executive compensation program and view this as an endorsement of the significant enhancements we made to our compensation program for the 2025 and 2026 fiscal years to further align executive officer pay with stockholder interests, along with other actions taken to address stockholders’ feedback.

Opendoor Technologies Inc. // 2026 Proxy Statement	29

Year Overarching Goal(s)	Key Priorities	Key Executive Compensation Actions
2024 Focus on Path to Profitability
•
Align leaders and the organization to performance metrics built to position us to drive sustainable growth while increasing efficiencies and reducing costs to position business on path to achieve profitability

•
Introduce practices to align with a maturing public company

•
Shift total target compensation for all NEOs toward greater performance-based compensation, from 0% in fiscal 2023 to 26% in fiscal 2024

•
Establish formulaic performance metrics in the annual cash bonus plan, as well as long-term incentives tied to driving sustainable growth and improved profitability measures

2025 Drive Operational Excellence and High Velocity Execution
•
Emphasize performance-based compensation to align our executives’ pay opportunities with long-term growth and increases in our stock price

•
Minimize guaranteed compensation to the extent possible, focusing on market-based base compensation and other cash compensation where needed to retain and incentivize executives

•
Promote a culture of ownership and long-term value creation

•
In light of a restructured leadership team, retain, stabilize and motivate the executive team by providing awards that align with building long-term stockholder value

•
Further increase the portion of our executive officers’ aggregate total target compensation toward greater performance-based compensation, from approximately 26% in fiscal 2024 to 97% in fiscal 2025

•
Introduce stock price hurdle PRSUs to directly tie executive incentives and compensation to long-term stockholder value and stock price increases

•
Reevaluate and refine our peer group for fiscal 2025

•
Discontinue annual bonus plan participation for continuing NEOs who were hired in 2025 in favor of long-term equity incentives, with TRSUs used on a limited basis and a significant portion of equity delivered in the form of PRSUs

2026 Focus on Rewarding Results and Performance as We Drive Toward Profitability
•
Continue to promote a culture of ownership and long-term value creation

•
Incentivize decision-making that promotes growth and appropriate risk-taking to drive progress towards the objectives critical to reaching our profitability goals

•
Continued prioritization of performance-based equity compensation to align our executives’ incentives with long-term growth and stock price performance

•
Minimize guaranteed and short-term performance-based compensation that does not incentivize sustainable, long-term value creation

•
Further increase the portion of our executive officers’ total target compensation that is performance-based

•
Continued focus on stock price hurdle PRSUs to directly tie executive incentives and compensation to long-term stockholder value and stock price increases

•
Discontinue annual bonus plan participation for executive officers in favor of long-term equity incentives, with TRSUs used on a limited basis and a significant portion of equity delivered in the form of PRSUs

•
Reevaluate and refine our peer group for fiscal 2026

30	Opendoor Technologies Inc. // 2026 Proxy Statement

The table below summarizes the approximate weighting of total performance-based and non-performance-based compensation for our current NEOs in fiscal 2025 on an aggregate basis. In 2025, Mr. Nejatian’s compensation was approximately 97% performance-based and at-risk and the remainder of our current executive officers’ compensation was approximately 88.6% performance-based, well above the median of our peers.

(1)	Non-performance-based pay consists of time-based cash, which includes base salary, non-performance based bonuses, such as retention or sign-on bonuses; and time-based restricted stock units (“TRSUs”).
(2)	Excludes the severance benefits that Ms. Schwartz received pursuant to the Schwartz Transition Agreement (as defined below).
(3)
Performance-based pay includes long-term incentives that are directly tied to performance metrics or stock price hurdles (as described below in the section titled “Compensation Philosophy and Objectives.”) The value included in the table for performance-based long-term incentives is the grant date fair value of such compensation as reflected in the Summary Compensation Table below.

The table below shows the approximate weighting of total performance and non-performance-based compensation for our NEOs in fiscal 2025 on an aggregate basis compared to our peer group.

(1)
Non-Performance LTI includes stock options, restricted stock units, and non-performance cash long-term incentives, as applicable. Performance LTI includes performance options, performance shares, and performance-based cash long-term incentives, as applicable. The table reflects the average mix by percentage for the latest annual year of compensation, as of December 2025, and excludes new hire awards. The table incorporates the most recently reported data from proxy statement, Form 8-K, and Form 4 filings for the top three to five disclosed executive positions of each peer company.

Key changes to our executive compensation program for 2025 and 2026 include the following:
As approved by our Compensation Committee, and with respect to CEO compensation, as approved by our Board, and consistent with feedback from our stockholders, we have moved towards an executive compensation structure that is heavily performance-weighted and that minimizes guaranteed or short-term incentives. The following actions related to 2025 compensation for our NEOs were approved:
•
Increased Reliance on Performance-Based Long-Term Equity Incentives: We continued our implementation of a long-term performance incentive program, under which our NEOs serving at the beginning of 2025 were granted performance-based restricted stock units (“PRSUs”) that were eligible to vest based on achievement of product-level profit (“PLP”) objectives over the 2025 fiscal year. At the time the PLP PRSUs were approved, we believed that PLP was an important metric to incentivize progress toward durable unit economics across our product

Opendoor Technologies Inc. // 2026 Proxy Statement	31

offering, while maintaining focus on strategic high-impact revenue opportunities. Certain of our NEOs serving at the beginning of 2025 also received annual awards in the form of time-based restricted stock units (“TRSUs”). All of these PRSUs were forfeited based on our 2025 PLP performance.
In addition, in connection with their commencement of employment in 2025, each of Mr. Nejatian, Ms. Schwartz, Mr. Matheson and Ms. LeGrice, our NEOs who continue to serve as executive officers, received long-term incentive awards that were either entirely or substantially performance-based. Specifically, all of the equity incentives granted to Mr. Matheson and over 97%, 81% and 91% of the long-term incentives granted to Mr. Nejatian, Ms. Schwartz and Ms. LeGrice, respectively, were PRSUs that will vest only upon the achievement of stock price hurdles that are intended to represent sustained stock price improvement over our stock price at the time such awards were granted and time-based vesting requirements that require service over extended periods.
The details of our long-term incentives granted in 2025, and a detailed definition of PLP, are as described below under “Compensation Elements–Long-Term Equity Compensation.” PLP is a non-GAAP financial measure. See Annex A for further details and a reconciliation of PLP to its nearest comparable GAAP measure.
•
Discontinuation of Annual Performance Bonus Plan Commencing in 2026: For 2025, we established an annual performance-based cash bonus program under which all NEOs who were serving at the beginning of 2025 were eligible for performance-based bonuses based on the achievement of pre-established corporate performance goals approved by the Compensation Committee. However, our NEOs who were hired during 2025 and continue to serve as executive officers are not eligible for annual cash performance bonuses, as our Compensation Committee has determined to discontinue the annual bonus program for executives, in favor of market-based base salaries and more emphasis on delivering target total compensation in the form of long-term incentives tied in substantial part to stock price performance to emphasize building sustainable long-term value aligning executives’ incentives with our stockholders. None of our NEOs who were participants in the 2025 annual performance bonus program received a payout under such program. The details of our former annual performance bonus program, and performance against fiscal 2025 objectives, are as described below under “Compensation Elements–Annual Cash Performance Bonuses.”

Chief Executive Officer Compensation Package
On September 10, 2025, we entered into an employment offer letter with Kaz Nejatian in connection with his appointment as our CEO (the “Nejatian Offer Letter”), pursuant to which Mr. Nejatian is entitled to receive cash and equity compensation.
The Compensation Committee and the Board developed Mr. Nejatian’s compensation package by considering Mr. Nejatian’s expected criticality to the success of the business and achieving our long-term profitability goals and taking into account the size and structure necessary to induce Mr. Nejatian to join the Company. Our Compensation Committee and Board determined that significant equity awards substantially all in the form of PRSUs with performance-based vesting tied to challenging and rigorous stock price hurdles and service-based vesting requirements would be the most motivating form of compensation for Mr. Nejatian. The Nejatian First PRSU Award (as defined below) consists of 40,886,344 PRSUs and time-vests in installments over a period of five years from the date of grant, with 20% of the award vesting on the first anniversary of the grant date and the remainder of the award vesting in quarterly installments thereafter, subject to Mr. Nejatian’s continued employment through each applicable vesting date. Vesting of each installment is also subject to the achievement of an average closing stock price that equals or exceeds $6.24 over the 60 trading day period preceding the applicable vesting date or any of the four immediately following vesting dates. The Nejatian Second PRSU Award (as defined below) consists of 40,886,344 PRSUs, has a five-year performance period, and is divided into seven equal tranches, with each tranche subject to a performance-based vesting condition that requires achievement of an average closing price stock price hurdle (equal to $9, $13, $17, $21, $25, $29, and $33) over a 60 trading day period commencing after the first anniversary of the grant date and ending prior to the end of the performance period. In addition, each tranche is subject to a time-based vesting condition.
We believe the size and structure of the award aligns Mr. Nejatian’s interests as CEO with our stockholders and durable long-term goals better than providing more traditional compensation such as a base salary, an annual bonus opportunity, or an annual long-term incentive award. Accordingly, the awards granted to Mr. Nejatian are designed to incentivize him to continue to not only lead the Company over the long term, but to provide him with a significant challenge to create meaningful long-term stockholder value above the trading price of our Common Stock at the time he joined the Company.

32	Opendoor Technologies Inc. // 2026 Proxy Statement

The closing price of our Common Stock on the date that Mr. Nejatian was appointed CEO, September 10, 2025, was $5.86. This represented a significant increase from the Company's Common Stock price earlier in 2025, which had traded below $1.00 per share as recently as June 2025. The stock price hurdles embedded in Mr. Nejatian's PRSU awards were established relative to the stock price at the time of his appointment, and accordingly require sustained stock price appreciation above the higher baseline at which the awards were granted. The structure of Mr. Nejatian’s compensation package helps ensure that he will continue to work closely with the Board and our management team to execute on our objectives that are critical to achieving our profitability and performance goals over the long-term of the awards. Beginning in 2027, we expect that such performance-based equity awards will comprise 100% of Mr. Nejatian’s compensation opportunity.
While Mr. Nejatian will not receive an annual cash bonus, he was provided with a cash make-whole award and an equity make-whole award consisting of TRSUs which were granted to Mr. Nejatian in respect of compensation awarded to him by his former employer that he forfeited in order to accept employment with us. Specifically, Mr. Nejatian left significant unvested time-based equity awards granted by his former employer behind when he determined to join us. The cash make-whole award and the TRSUs that we granted in connection with his employment represented only a portion of the value of such unvested awards at the time of Mr. Nejatian’s departure from his former employer.
The make-whole awards and PRSUs awarded to Mr. Nejatian are intended to serve as Mr. Nejatian’s exclusive compensation for his initial five years of employment with the Company.
Mr. Nejatian’s compensation arrangements include:
•	An annual base salary of $1.
•	No annual bonus.
•
Cash and equity make-whole awards in the form of TRSUs with an aggregate value of $15,000,000 each, as described below under “”Cash Make-Whole Compensation to CEO” and “Long-Term Equity Compensation—2025 Make-Whole and Sign-On Equity Awards,” which were granted to Mr. Nejatian in respect of compensation awarded to him by his former employer that he forfeited in order to accept employment with us. These awards will vest on the date that is nine months following his commencement of employment.

•
PRSUs that vest based on the achievement of seven different stock price hurdles. Mr. Nejatian was awarded the PRSUs, which represent substantially all of Mr. Nejatian’s compensation opportunity. The PRSUs are tied to both stock price hurdles and time-based vesting requirements as described below under “Long-Term Equity Compensation—2025 Make-Whole and Sign-On Equity Awards.”

•	No excise tax reimbursement payments (including gross ups) are made on severance or change in control payments or benefits.

Opendoor Technologies Inc. // 2026 Proxy Statement	33

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices and our commitment to align executives’ long-term incentives with our stockholders. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our long-term goals and profitability objectives given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do:	What We Don’t Do:

•
A Significant Portion of Compensation is At-Risk. Under our executive compensation program, a significant portion of compensation is “at risk” based on our performance, with long-term equity incentives representing the primary driver of our executive compensation program, to align the interests of our executive officers and stockholders. In 2025, approximately 97% of our current executive officers’ compensation, on an aggregate basis, was performance-based and at-risk.

•
Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish our compensation policies and practices.

•
Independent Compensation Adviser. The Compensation Committee has engaged its own compensation consultant to provide information, analysis and other advice on executive compensation independent of management. This compensation consultant performed no other consulting or other services for us in 2025.

•
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile. Such review ensures that our executive compensation program is aligned with the long-term interests of our stockholders and incentivizes execution against the objectives critical to reaching our profitability goals.

•
Pay-for-Performance Philosophy. The majority of our continuing NEOs’ target total direct compensation opportunities are dependent upon, our long-term results as measured through company performance, our stock price and/or total stockholder return, thereby aligning the interests of our NEOs and our stockholders.

•
“Double-Trigger” Change-in-Control Arrangements. Our post-employment compensation arrangements in the event of a change in control of the Company are “double-trigger” arrangements that require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid.

•
Succession Planning. We annually review the risks associated with our key executive officer positions to ensure adequate succession plans are in development.

•
Stock Ownership Guidelines. We maintain stock ownership guidelines for our executive officers and directors in order to further promote the alignment of their interests with those of our stockholders.

•
Clawback Policy. We maintain a compensation recovery policy as required by Rule 10D-1 under the Exchange Act and the corresponding listing standard adopted by the Nasdaq, which provides for the mandatory recovery of certain erroneously awarded incentive compensation from our executive officers in the event of an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws.

•
No Executive Retirement Plans. We do not offer pension plans or other defined benefit retirement plans or arrangements to our NEOs. Our NEOs are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other eligible full-time employees (with the exception of our CEO, who is not eligible for the Company 401(k) plan contribution).

•
Limited Perquisites. We provide limited perquisites and other personal benefits to our NEOs and such benefits generally are only provided when they serve a legitimate business purpose.

•
No Special Welfare or Health Benefits. Our executive officers participate in our broad-based company-sponsored health and welfare benefit plans and programs on the same basis as our other full-time employees.

•
No Post-Employment Tax Payment Reimbursement. We do not provide any excise tax reimbursement payments (including “gross- ups”) on any payments or benefits contingent upon a change in control of the Company.

•
No Hedging of Our Equity Securities. We prohibit our executive officers, all other employees and the non-employee members of our Board from engaging in certain derivative transactions and from hedging our securities, except as otherwise pre-approved by the Board.

•
Limited Pledging of Our Equity Securities. We prohibit our executive officers, all other employees and the non-employee members of our Board from holding our securities in a margin account. We also prohibit pledging our securities as collateral for a loan without the prior consent of our Chief Legal Officer.

•
No “Single Trigger” Change-in-Control Arrangements. We do not provide cash severance or automatic vesting of equity awards based solely upon a change in control of the Company.

34	Opendoor Technologies Inc. // 2026 Proxy Statement

Compensation Philosophy and Objectives
Our compensation programs are designed to attract, retain and motivate our employees, including our executive officers, by ensuring that such programs are aligned to the market, are scalable and flexible for our leaders to operate within, and are simple and clear for our employees to understand.
With respect to our executive compensation program, our key objectives are to:
•
attract and retain highly qualified executive officers whose skills, AI capabilities, dedication to collective success, and execution are critical to achieving our long-term performance and profitability goals; and

•
ensure our executive team is incentivized toward high-quality decision-making and appropriate risk-taking, and their interests are directly correlated with results and aligned to the creation of sustainable, long-term stockholder value.

We operate in the competitive and fragmented real estate and technology industries and believe that in order for us to be successful in attracting and retaining an experienced executive team, we must have a robust executive compensation program that provides proper incentives to our executives while focusing on long-term collective success and overall company performance. To attract new talent, we must be prepared to be, and be perceived as, an employer that offers competitive compensation, and we believe our executive compensation program is appropriately structured in this regard. We also believe that providing our executive officers with an opportunity to be owners in our business emphasizes results and execution and better aligns their interests with those of our stockholders.
To achieve our compensation objectives, we historically have provided our executive officers, including our NEOs, with a compensation package consisting of the following elements:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to compensate our executives for services rendered during the year and to recognize the experience, skills, knowledge and responsibilities required of each executive.
Annual Performance Bonuses	Variable	Cash
Drives achievement of key corporate performance goals and rewards NEOs for annual performance.

For 2026, annual performance bonuses will not be a part of our executive compensation program as we minimize guaranteed and short-term performance-based compensation that we believe does not incentivize sustainable, long-term value creation.

Long-Term Incentive Compensation	Variable	Equity awards in the form of TRSU and PRSU awards that may vest and be settled for shares of our Common Stock.
Drives execution of our management objectives that are key to achieving our profitability goals and rewards NEOs for collective success and execution.

Designed to align the interests of our executives and our stockholders by motivating our executives to create sustainable long-term stockholder value.

From time to time, we also grant sign-on and retention bonuses on an as-needed basis in connection with an employment offer or for retention purposes, respectively.

Opendoor Technologies Inc. // 2026 Proxy Statement	35

Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers, including our NEOs, and the non-employee members of our Board. Under its charter, the Compensation Committee has the overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our executive officers.
In carrying out its responsibilities, on an annual basis the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers when making decisions with respect to their compensation or recommendations to our Board with respect to their compensation. This review process and cadence ensure that our executive compensation program is aligned with the interests of our stockholders, promotes a culture of ownership and long-term value creation, and incentivizes execution against the objectives that are critical to reaching our profitability goals.
The Compensation Committee has retained a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in making final decisions or recommendations with respect to the compensation of our executive officers, including our NEOs.
The Compensation Committee reviews our executive compensation program annually, and in fiscal 2025, the timing of this review initially occurred in the first fiscal quarter to take into account our annual operating cadence and to align compensation determinations with the Company’s annual performance and business goals. Given the significant management changes that occurred in the second half of 2025, the Compensation Committee conducted another executive compensation program review in the fourth quarter of 2025 to ensure that our current executive officers’ and other senior officers’ compensation opportunities were appropriately aligned with the Opendoor 2.0 values of rewarding outcomes and collective success, sustainable long-term value creation, and incentivizing leveraging AI to improve execution velocity. As part of this review process, the Compensation Committee applies the objectives described above within the context of our overall compensation philosophy while simultaneously considering the compensation levels needed to ensure that our executive compensation program remains competitive, and to ensure that equity is positioned to retain executives, based on input and market data provided by the Compensation Committee’s compensation consultant.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters that align with the Opendoor 2.0 values discussed above. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual base salaries, long-term incentive compensation opportunities and other compensation-related matters for our executive officers, including our NEOs (except with respect to his own compensation), based on his evaluation of their performance for the prior year.
The Compensation Committee reviews and discusses proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our executive officers or making recommendations to our Board with respect to the compensation of our executive officers. Our CEO also attends meetings of our Board and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.
Role of the Compensation Consultant
The Compensation Committee has the authority to retain an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.

36	Opendoor Technologies Inc. // 2026 Proxy Statement

Since 2020, the Compensation Committee has engaged Compensia, Inc. (“Compensia”) to serve as its compensation consultant to advise on executive and non-employee director compensation matters, including competitive market pay practices, and with the data analysis and selection of the compensation peer group.
In addition to the work Compensia performed in connection with our executive and director compensation practices, Compensia periodically receives requests for information from us or the Compensation Committee pertaining to individual promotions, equity incentive compensation, potential personnel recruitment and other such situations in which market compensation insight may benefit us or the Compensation Committee.
During 2025, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided various services, including the following:
•	the review, analysis and updating of our compensation peer group;
•	the Company’s executive compensation philosophy;
•
consultancy on the design and implementation of our executive long-term incentive program, including the design of our executive PRSU grants for 2025 and the awards granted to our newly-hired NEOs during 2025;

•
the review and analysis of the base salary levels and long-term incentive compensation opportunities of our executive officers against competitive market data based on the companies in our compensation peer group;

•	a competitive market assessment for executive-level management, including analyses for potential new hires;
•	consultation with the Compensation Committee chair and other members between Compensation Committee meetings, including with respect to:
•	updates on compensation trends; and
•	regulatory updates; and
•	support on other ad hoc matters throughout the year.
The terms of Compensia’s engagement include reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and informal market comparisons for our executive officers. In 2025, Compensia did not provide any other consulting or other services to us other than the executive and director compensation consulting services described above.
The Compensation Committee has evaluated its relationship with Compensia to ensure that Compensia operates independently from management. This review process included a review of the services that Compensia provided, the quality of those services and the fees associated with the services provided during 2025. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4) and Rule 5605(d)(3)(D) of the Nasdaq rules, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
Setting Target Total Direct Compensation
The Compensation Committee conducts an annual review of the compensation arrangements of our executive officers, including our NEOs. As part of this review, the Compensation Committee evaluates the base salary levels, any sign-on and retention bonuses, and the long-term incentive compensation opportunities of our executive officers and all related performance criteria.
The Compensation Committee does not establish a specific target for formulating the target total direct compensation opportunities of our executive officers. Instead, it evaluates both performance and compensation to ensure that the compensation provided to our executive officers is competitive relative to the compensation paid by similar companies in the same or adjacent industries, including technology companies with an emphasis on ecommerce platforms, real estate services, traditional and ecommerce retail, transportation, homebuilding, or staffing services with particular emphasis on our peer companies as described below.

Opendoor Technologies Inc. // 2026 Proxy Statement	37

In making decisions about the compensation of our executive officers, the members of the Compensation Committee rely primarily on considerations of various factors, including the following:
•	our executive compensation program objectives;
•	our performance against the financial, operational and strategic objectives established by the Compensation Committee and our Board;
•
each executive officer’s knowledge, skills, experience, qualifications and tenure relative to other similarly situated executives at the companies in our compensation peer group and/or in selected broad-based compensation surveys;

•
our ability to retain executive officers whose skills, AI capabilities, dedication to collective success, and execution are critical to achieving our long-term performance and profitability goals and building sustainable, long-term value;

•	incentivizing our executive officers to engage in decision-making that promotes long-term growth and appropriate risk-taking;
•
the scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group and/or in selected broad-based compensation surveys;

•	the prior performance of each executive officer, based on a subjective assessment of their contributions to our overall performance, and ability to lead their business unit and work as part of a team;
•	our CEO’s compensation relative to that of our other executive officers, particularly our other NEOs;
•	our financial performance relative to our peers;
•
specific input from stockholders on our executive compensation program in creating the design of our executive compensation program in subsequent years; each executive officer’s mix of (i) performance-based and non-performance-based pay and (ii) short-term and long-term compensation;

•
the compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•	the recommendations of our CEO with respect to the compensation of our executive officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions by the Compensation Committee or its recommendations to our Board for final decisions regarding the compensation opportunity for each executive officer.
The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions or recommendations. The members of the Compensation Committee consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer and business judgment in making decisions and recommendations.
Peer Group and Competitive Positioning
The Compensation Committee believes that comparisons with companies with similar financial characteristics and business profiles are useful guides to evaluate the competitiveness of our executive compensation program and related policies and practices. The Compensation Committee uses data drawn from a select peer group of companies to make decisions with respect to the compensation of our executive officers, including our NEOs.
The Compensation Committee uses the peer group compensation data as one of several factors in assessing executive pay program design and total equity utilization. We also supplement the data for our peer group with published compensation surveys where appropriate. The Compensation Committee’s compensation decisions are made on a case-by-case basis. Benchmark results do not, in and of themselves, determine individual compensation decisions and we do not target specific

38	Opendoor Technologies Inc. // 2026 Proxy Statement

pay percentiles. Overall, we believe that use of information from the peer group enables the Compensation Committee to create better alignment between executive pay and performance and to help ensure that we can attract and retain high-performing executive leaders.
Upon the recommendation of Compensia, the Compensation Committee evaluated companies identified by Compensia based on the following primary criteria, and approved a peer group for purposes of benchmarking executive compensation for 2025 and 2026, respectively:

Fiscal 2025 and 2026 Criteria

•
Gross margin,
•
Gross profit,
•
Market capitalization, and
•
Public companies in the same or adjacent industry, including consumer-focused real estate services, traditional and ecommerce retail, transportation, homebuilding, or staffing services.

Due to our unique business model, in August 2025, our Compensation Committee evaluated our peer group, giving primary consideration to industry-specific peers, gross margin, and market capitalization as identified above, when identifying the appropriate peer group. The fiscal 2025 peer group impacted the executive compensation decisions made in the first quarter of 2025 with respect to the NEOs then employed. The Compensation Committee will consider any potential updates to our peer group when making executive compensation decisions in 2026.

Fiscal 2025 Peer Group			Fiscal 2026 Peer Group
General Peers		Industry Peers	General Peers		Industry Peers
Beyond Carvana Co. Chewy Frontier Group Holdings Hertz Global Holdings Insperity Kelly Services LendingClub Lyft	Peloton Interactive Stitch Fix Wayfair	Anywhere Real Estate Compass Dream Finders Homes eXp World Holdings Landsea Homes Offerpad Solutions Redfin Zillow Group	America’s Car-Mart Beyond Carvana Co. Chewy Frontier Group Holdings Hertz Global Holdings Insperity Kelly Services LendingClub	Lyft Peloton Interactive Stitch Fix Wayfair	Anywhere Real Estate Beazer Homes USA Compass Dream Finders Homes eXp World Holdings Offerpad Solutions Zillow Group

Compensation Elements
For 2025, our executive compensation program consisted of three principal elements – base salary, annual performance bonuses, and long-term incentive equity incentives in the form of TRSUs and PRSUs. It also included sign-on and retention bonuses, participation in our executive severance plan and our broad-based health and welfare benefit programs.
Base Salaries
We provide a base salary as a fixed source of compensation for our executive officers, other than Mr. Nejatian, allowing them a degree of certainty relative to the portion of their variable compensation, which consists of equity awards with values that are generally tied to the price of our Common Stock. The Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent. The initial base salaries of our executive officers are established at the time they entered into an employment offer letter or confirmatory employment offer letter with us and take into account their qualifications, experience, comparable market data and prior base salary level. For the executive officers hired in the second half of 2025, we specifically considered the compensation the officer would forego at their previous position, the level of compensation necessary to induce them to join the Company, and the extent to which each officer’s AI capabilities, dedication to collective success, and execution are critical to achieving our long-term performance and profitability goals. The Compensation Committee reviews the annual base salaries of our executive officers, including our NEOs, as part of its annual review of the compensation arrangements of our executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO and the factors set forth in “Compensation-Setting Process – Setting Target Total Direct Compensation” above.

Opendoor Technologies Inc. // 2026 Proxy Statement	39

Name	Annual Salary Rate for FY24	Annual Salary Rate for FY25
Kaz Nejatian	—	$1
Christina Schwartz	$400,000	$1,200,000(1)
Lucas Matheson	—	$500,000
Giang LeGrice	—	$650,000
Shrisha Radhakrishna	$500,000	$700,000(2)
Carrie Wheeler	$750,000	$750,000
Selim Freiha	$500,000	$650,000(3)
Sydney Schaub	$425,000	$500,000(4)

(1)
Amount reflects Ms. Schwartz’s annual base salary as of December 31, 2025. Ms. Schwartz’s annual base salary was $800,000 from January 1, 2025 until May 2, 2025 while she served as Chief Accounting Officer, which was not an NEO position. Ms. Schwartz departed the Company on May 2, 2025, and commenced employment again as our interim CFO on September 30, 2025 and then as our CFO, effective as of January 1, 2026. See “Employment Offer Letters” below for more information.

(2)
In connection with Mr. Radhakrishna’s appointment as our President and interim principal executive officer, his base salary was increased from $500,000 to $700,000 effective August 15, 2025. Mr. Radhakrishna ceased serving as an executive officer in December 2025 and continues as a non-executive employee. See “Employment Offer Letters” below for more information.

(3)
In connection with the CEO transition that took place in August 2025, Mr. Freiha’s base salary was increased from $500,000 to $650,000, effective August 15, 2025. Mr. Freiha ceased serving as our CFO, effective September 19, 2025.

(4)
In connection with the CEO transition that took place in August 2025, Ms. Schaub’s base salary was increased from $425,000 to $500,000, effective August 15, 2025. Ms. Schaub resigned from her position as Chief Legal Officer, effective November 7, 2025, and served as an advisor to the Company through November 21, 2025.

Annual Cash Performance Bonuses
In March 2025, our Compensation Committee established a formal annual bonus program for 2025, under which each NEO who was then in employment was eligible for a 2025 performance bonus based upon the achievement of pre-established corporate performance goals approved by our Compensation Committee.
Target bonuses were set as a percentage of the NEO’s base salary earned during 2025 and were expected to be paid out in the first quarter of the following year. The target bonuses for our bonus-eligible NEOs for 2025 are set forth in the table below.

Name	Target Bonus (as % of base salary)
Shrisha Radhakrishna	50%
Carrie Wheeler	50%
Selim Freiha	50%
Sydney Schaub	50%

In March 2025, the Compensation Committee established the corporate performance metric and goals for the year. This metric was set by the Compensation Committee after considering management input and our overall strategic objectives. In March 2025, the Board approved the 2025 performance metric and goals with respect to Ms. Wheeler’s compensation.
All final bonus payments to our NEOs are determined by our Compensation Committee. The actual bonuses awarded can be more or less than the target, depending on the achievement of corporate objectives and may also vary based on other factors at the discretion of the Compensation Committee. Under our 2025 annual bonus plan, the maximum bonus payable to an NEO was 200% of his or her target bonus.
Performance Measure. For 2025, the Compensation Committee determined to continue to use ANI as the corporate performance metric for our 2025 annual performance bonus program, which is aligned with our goal of driving the Company to sustainable, profitable growth and moving to a positive cash flow position. ANI is a non-U.S. Generally Accepted Accounting Principles (“GAAP”) measure and is calculated as GAAP net income (loss) adjusted to exclude certain non-cash expenses, certain expenses that are not directly related to our revenue-generating operations, and loss (gain) on extinguishment of debt. ANI also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded. As a result, we believe ANI better reflects our cash flow position than GAAP net income (loss). A detailed definition and full reconciliation of ANI to its most directly comparable GAAP financial measure are included in Annex A attached to this proxy statement.

40	Opendoor Technologies Inc. // 2026 Proxy Statement

Performance Period. The 2025 annual bonus program had an annual performance period covering January 1, 2025 through December 31, 2025.
Performance Levels. The goals for ANI were set at levels that we consider to be rigorous and challenging, based in part on our evaluation of the relevant risks and opportunities. The threshold, target, and maximum performance levels were set at 35%, 100%, and 200%, respectively, which we believed required strong execution for any payout with respect to the corporate objectives and represented a significant challenge. Payout levels represent the amount to be paid to NEOs based on the level of actual performance relative to the goals.
The performance levels and corresponding goals for each performance period for our NEOs under the 2025 annual bonus plan are summarized in the table below.

		ANI (in millions)
Performance Level	Payout as a % of Target	Metric
<Threshold	0%	<$(155.0)
Threshold	35%	$(155.0)
Target	100%	$(115.0)
Maximum	200%	$(95.0)

Payout Determination for 2025. In February 2026, the Compensation Committee assessed ANI performance for the 2025 performance period relative to the performance goals and determined that the Company had an ANI loss of $(195) million for 2025, which was below the threshold level of performance. Because the threshold performance goal for ANI was not attained under the 2025 bonus plan, no bonuses were paid under the 2025 annual bonus plan. In addition, none of the bonus eligible NEOs, except for Mr. Radhakrishna, remained in employment on the normal bonus payment date and so would not have been entitled to a bonus payment in any event.
Notwithstanding the foregoing, Mr. Radhakrishna received an annual bonus in respect of 2025 in the amount of $500,000, which annual bonus was guaranteed pursuant to his amended employment offer letter, subject to his continued employment through December 31, 2025. The Compensation Committee approved such bonus in August 2025 and believed it was appropriate in order to retain him during a critical transformation period and to recognize Mr. Radhakrishna’s increased responsibilities in his new role as President and interim Principal Executive Officer, his willingness to step into the new role in light of the leadership transition, and help ensure business continuity. The Compensation Committee also approved a guaranteed bonus for each of Mr. Freiha and Ms. Schaub in respect of 2025 in the amount of $300,000 and $200,000, respectively, contingent on employment through December 31, 2025, but such bonuses were not paid because neither NEO met such employment condition.
Suspension of Annual Cash Bonus Plan
In February 2026, the Compensation Committee determined to suspend the 2026 bonus program indefinitely, with respect to its executive officers and other employees. This change in our compensation philosophy signals a desire by the Compensation Committee to minimize guaranteed and short-term performance-based compensation that does not incentivize long-term value creation, while providing our executives’ and employees’ target total compensation opportunities in the form of market-based base salaries and long-term equity incentives closely aligned with promoting a culture of ownership and building sustainable long-term stockholder value.
Cash Make-Whole Award to CEO
In connection with his commencement of employment, pursuant to his offer letter, Mr. Nejatian was granted a $15,000,000 cash make-whole award that will vest on the nine month-anniversary of his employment commencement date, subject to his continued employment as CEO of the Company through such vesting date. The cash make-whole award was granted to Mr. Nejatian in respect of compensation awarded to him by his former employer that he forfeited in order to accept employment with us. The cash make-whole award is subject to accelerated vesting upon Mr. Nejatian’s involuntary termination of employment without cause, for good reason, or due to his death or disability.

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Cash Retention Bonuses
In August 2025, following Ms. Wheeler’s resignation from her position as CEO, the Compensation Committee approved the following special one-time cash retention bonuses to certain NEOs, payable immediately in a single lump sum payment. The Compensation Committee believed it was critical to recognize and retain such executives during a critical transition period for the Company as the Board considered candidates for the permanent CEO position.

NEO	Cash Retention Bonus Amount
Shrisha Radhakrishna	$250,000
Selim Freiha	$150,000
Sydney Schaub	$100,000

Long-Term Equity Compensation
2025 Annual Grants
We believe that providing long-term incentives in the form of equity awards encourages our executive officers, including our NEOs, to take a long-term outlook and provides them with an incentive to manage the Company from the perspective of an owner who is motivated toward high-quality decision making and appropriate risk-taking. By providing opportunities for our executive officers, including our NEOs, to benefit from future successes in the Company through the appreciation of the value of their equity awards, our Board and the Compensation Committee believe that equity awards align our executive officers’ interests and contributions with the long-term interests of our stockholders. In addition, our Board and the Compensation Committee believe that offering meaningful equity ownership in the Company is helpful in retaining our executive officers, including our NEOs, and other key employees, who are critical to achieving our performance and profitability goals.
In March 2025, the Compensation Committee approved fiscal 2025 equity awards for Ms. Wheeler, Mr. Radhakrishna, Mr. Freiha and Ms. Schaub, as shown in the table below. The awards granted to Ms. Wheeler were based on a target value of $3,000,000 for each of her TRSU and PRSU awards (at target).

Name	Number of TRSUs	Number of PRSUs
Carrie Wheeler(1)	1,500,000	2,054,795
Shrisha Radhakrishna	—	342,466
Selim Freiha(2)	—	342,466
Sydney Schaub(3)	490,000	287,671

(1)
Target values for Ms. Wheeler differ from the amounts shown in the “Stock Awards” column of the Summary Compensation Table, which represent grant date fair values determined pursuant to FASB ASC Topic 718. The number of TRSUs granted was calculated by dividing the allocated portion of the target value of awards by $2.00. The number of PRSUs granted was calculated by dividing the allocated portion of the target value of awards by $1.46, the 40-day trailing average closing price of our stock through the date of grant. As a result of Ms. Wheeler’s resignation from her position as CEO and following her service as a non-executive advisor to the Company through December 31, 2025, Ms. Wheeler forfeited 1,050,000 of the TRSUs granted to her in 2025 and all of the PRSUs.

(2)	As a result of Mr. Freiha’s departure from the Company, effective September 19, 2025, Mr. Freiha forfeited all of the PRSUs.
(3)
As a result of Ms. Schaub’s resignation from her position as Chief Legal Officer and following her service as a non-executive advisor to the Company through November 21, 2025, Ms. Schaub forfeited 392,000 of the TRSUs granted to her in 2025 and all of the PRSUs.

The annual TRSUs granted to Mses. Wheeler and Schaub were scheduled to vest in substantially equal quarterly installments over a two-year-six-month period commencing March 15, 2025, in each case subject to continued employment with us on each such vesting date.
The annual PRSUs granted to our NEOs in 2025 were eligible to vest subject to achievement of a PLP goal during the year ended December 31, 2025. PLP is a non-GAAP financial metric calculated as Adjusted EBITDA (as defined in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025), less interest expense, plus fixed operating expense. The Compensation Committee chose PLP as the performance metric for fiscal 2025 to incentivize progress toward durable unit economics across our product offering while maintaining focus on strategic high-impact revenue opportunities. See Annex A for further details and a reconciliation of PLP to its nearest comparable GAAP measure.

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The extent to which the annual 2025 PRSUs were to become eligible to vest was determined based on the performance level achieved, with 0% eligible to vest for performance below the threshold level and 200% eligible to vest for performance at the maximum level. Any PRSUs that became eligible to vest based on performance relative to the 2025 performance objective were scheduled to vest, as to one third of the earned PRSUs, on March 15, 2026, subject to the NEO’s continued employment through such date, and as to the remaining two thirds of the earned PRSUs, in eight substantially equal quarterly installments thereafter, subject to the NEO’s continued employment with us through such vesting date. In the event of a change in control prior to December 31, 2025, the PLP goal would be prorated based on the portion of the 2025 calendar year elapsed prior to the change in control, and the PRSUs that are eligible to vest will be determined as of such change in control by measuring the Company’s performance as of such change in control relative to such prorated goal. Following the change in control, the PRSUs determined to be eligible to vest as of such change in control would be subject to the time-based vesting schedule described above, provided that upon an NEO’s termination by us without cause or upon a resignation by an NEO for good reason within 12 months following the change in control, any unvested PRSUs shall become immediately vested. In addition, if the PRSUs are not continued, assumed or replaced in such change in control, the PRSUs determined to be eligible to vest as of such change in control would become fully vested as of immediately prior to such change in control.

Performance Level	Payout as a % of Target	Product-Level Profit (millions)
<Threshold	—	<$0
Threshold	50%	$0
Target	100%	$32
Maximum	200%	$64

As shown above, threshold, target, and maximum goals were established and performance below threshold (50%) results in none of the PRSUs vesting. In February 2026, the Compensation Committee determined that the Company’s level of achievement of the PLP performance goal for fiscal 2025 was below the threshold level, and therefore, no 2025 annual PRSUs were earned by the eligible NEOs in respect of performance for the fiscal year ending December 31, 2025.
2025 Make Whole and Sign-On Equity Awards
The Board and the Compensation Committee may, from time to time, approve compensation during the fiscal year to attract new executive officers and incentivize them to join our Company, and, in certain cases, make them whole for equity awards granted by their previous employer that they forfeit in connection with joining our Company.
Awards to CEO
On September 15, 2025, pursuant to his employment offer letter, Mr. Nejatian received the following equity awards. We intend for these awards to serve as Mr. Nejatian’s exclusive compensation for his initial five years of employment with the Company.
•
Make Whole RSU Award: Mr. Nejatian was granted a make-whole inducement award in the form of 1,580,611 TRSUs that will vest in full on June 15, 2026. The make-whole TRSUs had a grant date fair value of $15,000,000 and were granted to Mr. Nejatian in respect of compensation awarded to him by his former employer that he forfeited in order to accept employment with us. The make-whole TRSUs are subject to accelerated vesting upon Mr. Nejatian’s involuntary termination of employment without cause, for good reason, or due to his death or disability.

•
First Sign-On PRSU Award: Mr. Nejatian was granted an inducement award of 40,886,344 PRSUs (the “Nejatian First PRSU Award”) that is eligible to vest based on both performance-based conditions tied to a stock price hurdle and time-based vesting conditions. The Nejatian First PRSU Award time-vests in installments over a period of five years from the date of grant, with 20% of the award vesting on the first anniversary of the grant date and the remainder of the award vesting in quarterly installments thereafter, subject to Mr. Nejatian’s continued employment through each applicable vesting date. Vesting of each installment is also subject to the achievement of an average closing stock price that equals or exceeds $6.24 (the “Stock Price Gate”) over the 60 trading day period preceding the applicable vesting date or any of the four immediately following vesting dates. The Nejatian First PRSU Award includes certain termination-related vesting provisions generally providing for, in the event of an involuntary termination of employment without cause, for good reason, or due to Mr. Nejatian’s death or disability, accelerated vesting of up to 1/10th of the Nejatian First PRSU Award, regardless of the achievement of

Opendoor Technologies Inc. // 2026 Proxy Statement	43

the Stock Price Gate. The Nejatian First PRSU Award is also subject to certain double trigger vesting provisions that apply in connection with a change in control. In the event of a change in control, provided the change in control price of our Common Stock equals or exceeds the Stock Price Gate, Mr. Nejatian will remain eligible to time-vest in the PRSUs following the change in control. In the event his employment is terminated by us without cause, by him for good reason, or due to his death or disability, in each case within three months prior to or 12 months following a change in control, Mr. Nejatian will vest in a number of the earned PRSUs in which he remains eligible to vest following the change in control determined based on the change in control price of our Common Stock (5/7 of the total PRSUs (less the sum of any previously vested or forfeited PRSUs) if the change in control price is equal to or greater than $25.00 but less than $29.00, 6/7 of the total PRSUs (less the sum of any previously vested or forfeited PRSUs) if the change in control price is equal to or greater than $29.00 but less than $33.00, and all of the remaining PRSUs if the change in control price is equal to or greater than $33.00.
•
Second Sign-On PRSU Award: Mr. Nejatian was granted a second inducement award of 40,886,344 PRSUs (the “Nejatian Second PRSU Award”) that has a five-year performance period and is divided into seven (7) equal tranches, with each tranche subject to a performance-based vesting condition that requires achievement of an average closing price stock price hurdle (equal to $9 (“Tranche 1”), $13 (“Tranche 2”), $17 (“Tranche 3”), $21 (“Tranche 4”), $25 (“Tranche 5”), $29 (“Tranche 6”) and $33 (“Tranche 7”)) over a 60 trading day period commencing after the first anniversary of the grant date and ending prior to the end of the performance period. In addition, each tranche is subject to a time-based vesting condition: the first tranche of the Nejatian Second PRSU Award will satisfy the time-based vesting condition on the first anniversary of the date of grant, Tranches 2 and 3 of the Nejatian Second PRSU Award will vest quarterly over the second and third years following the date of grant, respectively, Tranches 4 and 5 of the Nejatian Second PRSU Award will vest quarterly over the fourth year following the date of grant, and Tranches 6 and 7 of the Nejatian Second PRSU Award will vest quarterly over the fifth year following the date of grant. Upon a termination due to Mr. Nejatian’s death or disability, each tranche for which the stock price hurdle has been achieved but which remains subject to a time-vesting requirement will immediately vest. In addition, upon Mr. Nejatian’s involuntary termination of employment without cause, for good reason, or due to his death or disability, Mr. Nejatian will be treated as if he had remained employed for an additional 60 trading days for purposes of the achievement of any time-based vesting condition and the performance-based vesting condition applicable to the tranche with the lowest stock price hurdle that remains unvested as of Mr. Nejatian’s termination date. The Nejatian Second PRSU Award is also subject to certain double trigger vesting provisions that apply in connection with a change in control. In the event of a change in control, any tranche for which the stock price hurdle is achieved based on the change in control price of our Common Stock will remain eligible to time-vest following the change in control. In the event Mr. Nejatian’s employment is terminated by us without cause, by him for good reason, or due to his death or disability, in each case within three months prior to or 12 months following a change in control, Mr. Nejatian will vest in a number of the earned PRSUs in which he remains eligible to vest following the change in control determined based on the change in control price of our Common Stock (5/7 of the total PRSUs (less the sum of any previously vested or forfeited PRSUs) if the change in control price is equal to or greater than $25.00 but less than $29.00, 6/7 of the total PRSUs (less the sum of any previously vested or forfeited PRSUs) if the change in control price is equal to or greater than $29.00 but less than $33.00, and all of the remaining PRSUs if the change in control price is equal to or greater than $33.00.

The Compensation Committee and the Board developed Mr. Nejatian’s equity compensation package by considering Mr. Nejatian’s expected criticality to the success of the business and achieving our long-term profitability goals and taking into account the size and structure necessary to induce Mr. Nejatian to join the Company. Our Compensation Committee and Board determined that significant equity awards substantially all in the form of PRSUs with performance-based vesting tied to challenging and rigorous stock price hurdles and service-based vesting requirements would be the most motivating form of compensation for Mr. Nejatian. Further, we believe the size and structure of the award aligns Mr. Nejatian’s interests as CEO with our stockholders and durable long-term goals more effectively than providing more traditional compensation such as a base salary, an annual bonus opportunity, or an annual long-term incentive award. Accordingly, the awards granted to Mr. Nejatian are designed to not only motivate him to continue to lead the Company over the long term, but to also provide him with a significant incentive to create meaningful stockholder value above the trading price of our Common Stock at the time he joined the Company. The closing price of our Common Stock on the date that Mr. Nejatian was appointed CEO, September 10, 2025, was $5.86. This represented a significant increase from the Company's Common Stock price earlier in 2025, which had traded below $1.00 per share as recently as June 2025. The stock price hurdles embedded in Mr. Nejatian's PRSU awards were established relative to the stock price at the time of his appointment, and accordingly require sustained stock price appreciation above the higher baseline at which the awards were granted. The

44	Opendoor Technologies Inc. // 2026 Proxy Statement

structure of Mr. Nejatian’s compensation package helps ensure that he will continue to work closely with the Board and our management team to execute on our objectives that are critical to achieving our profitability and performance goals over the long-term of the awards. Beginning in 2027, we expect that performance-based equity awards will comprise 100% of Mr. Nejatian’s compensation opportunity.
Awards to Other NEOs
Pursuant to each of their respective employment offer letters, each of Ms. Schwartz, Mr. Matheson and Ms. LeGrice was granted an award of PRSUs in December 2025 (“First PRSU Award”) in connection with the commencement of their employment (or appointment as CFO, in the case of Ms. Schwartz) that is eligible to vest based on both performance-based conditions tied to a stock price hurdle and time-based vesting conditions. The First PRSU Award will time-vest as to 20% of the PRSUs on April 15, 2026 and as to the remaining 80% in quarterly installments thereafter, such that 100% of the award will satisfy the time-based vesting condition on April 15, 2030, subject to the NEO’s continued employment through each applicable vesting date. The First PRSU Award is also subject to the achievement of the Stock Price Gate over the 30 trading day period preceding each applicable vesting date or any of the four immediately following vesting dates. The table below sets forth the number of PRSUs subject to the First PRSU Award granted to each of the applicable NEOs:

Name	Number of PRSUs (First PRSU Award)
Christina Schwartz	1,695,000
Lucas Matheson	854,153
Giang LeGrice	3,600,000

Pursuant to each of their respective employment offer letters, each of Ms. Schwartz, Mr. Matheson and Ms. LeGrice was also granted a second award of PRSUs in December 2025 (“Second PRSU Award”) in connection with the commencement of their employment (or appointment as CFO, in the case of Ms. Schwartz) that has a performance period beginning on October 15, 2026 (or April 15, 2026 in the case of Mr. Matheson) and ending on October 15, 2030 and is divided into 7 equal tranches, with each tranche subject to a performance-based vesting condition that requires achievement of an average closing price stock price hurdle (equal to $9 (“Tranche 1”), $13 (“Tranche 2”), $17 (“Tranche 3”), $21 (“Tranche 4”), $25 (“Tranche 5”), $29 (“Tranche 6”) and $33 (“Tranche 7”)) over a 30 trading day period that both begins and ends during the performance period. In addition, each tranche is subject to a time-based vesting condition: Tranche 1 vests on April 15, 2026; Tranche 2 vests in four quarterly installments starting July 15, 2026; Tranche 3 vests in four quarterly installments starting July 15, 2027; Tranches 4 and 5 vest in four quarterly installments starting July 15, 2028; Tranche 6 vests in four quarterly installments starting July 15, 2029; and Tranche 7 vests in four quarterly installments starting January 15, 2030, such that time-based vesting condition will be satisfied with respect to 100% of the award on October 15, 2030. The table below sets forth the number of PRSUs subject to the Second PRSU Award granted to each of the applicable NEOs:

Name	Number of PRSUs (Second PRSU Award)
Christina Schwartz	1,695,000
Lucas Matheson	854,153
Giang LeGrice	4,100,000

In addition, Ms. LeGrice was granted an additional time-based sign-on equity award of 500,000 TRSUs that vests over a period of five years from October 15, 2025, with 20% vesting on the six-month anniversary of the vesting commencement date, and the remainder vesting in quarterly installments thereafter. The TRSUs are subject to full accelerated vesting upon Ms. LeGrice’s involuntary termination of employment without cause or for good reason.
Finally, in connection with her appointment as our interim CFO, in November 2025, Ms. Schwartz was granted a special retention award of 400,641 TRSUs, which vests in three equal installments on each of November 15, 2025, February 15, 2026 and May 15, 2026, subject to full acceleration if Ms. Schwartz is terminated other than for cause before May 15, 2026.
In determining the foregoing awards to the above NEOs, the Compensation Committee took into account the equity compensation the officer would forego at their previous position (if applicable), the level of equity compensation necessary to induce them to join the Company, and the extent to which each officer’s AI capabilities, dedication to collective success, and execution are critical to achieving our long-term performance and profitability goals. The Compensation Committee additionally determined that significant equity awards, substantially in the form of PRSUs with performance-based vesting

Opendoor Technologies Inc. // 2026 Proxy Statement	45

tied to challenging and rigorous stock price hurdles and service-based vesting requirements, would most effectively align such NEOs’ interests as officers with our stockholders and durable long-term goals more effectively than providing more traditional compensation elements such as an annual bonus opportunity or an annual long-term incentive award. In 2025, our current non-CEO NEOs’ compensation was approximately 88.6% performance-based on an aggregate basis.
Accelerated Vesting Provisions of PRSUs Granted to Our Other NEOs
The First PRSU Award granted to our other NEOs includes certain termination-related vesting provisions generally providing for, in the event of an involuntary termination of employment without cause or for good reason, accelerated vesting of up to 1/10th of the First PRSU Award, regardless of the achievement of the Stock Price Gate. The First PRSU Award is also subject to certain double trigger vesting provisions that apply in connection with a change in control. In the event of a change in control, provided the change in control price of our Common Stock equals or exceeds the Stock Price Gate, each NEO will remain eligible to time-vest in the PRSUs following the change in control. In the event the NEO’s employment is terminated by us without cause or by the NEO for good reason, in each case within 3 months prior to or 12 months following a change in control, the NEO will vest in a number of the earned PRSUs in which he or she remains eligible to vest following the change in control determined based on the change in control price of our Common Stock (5/7 of the total PRSUs (less the sum of any previously vested or forfeited PRSUs) if the change in control price is equal to or greater than $25.00 but less than $29.00, 6/7 of the total PRSUs (less the sum of any previously vested or forfeited PRSUs) if the change in control price is equal to or greater than $29.00 but less than $33.00, and all of the remaining PRSUs if the change in control price is equal to or greater than $33.00.
With respect to the Second PRSU Award granted to our other NEOs, upon a termination due to the NEO’s death or disability, each tranche for which the stock price hurdle has been achieved but which remains subject to a time-vesting requirement will immediately vest. In addition, upon the NEO’s involuntary termination of employment without cause or by the NEO for good reason, the NEO will be treated as if he or she had remained employed for an additional 60 trading days for purposes of the achievement of any time-based vesting condition and the performance-based vesting condition applicable to the tranche with the lowest stock price hurdle that remains unvested as of the NEO’s termination date. The Second PRSU Award is also subject to certain double trigger vesting provisions that apply in connection with a change in control. In the event of a change in control, any tranche for which the stock price hurdle is achieved based on the change in control price of our Common Stock will remain eligible to time-vest following the change in control. In the event the NEO’s employment is terminated by us without cause or by the NEO for good reason, in each case within 3 months prior to or 12 months following a change in control, the NEO will vest in a number of the earned PRSUs in which he or she remains eligible to vest following the change in control determined based on the change in control price of our Common Stock (5/7 of the total PRSUs (less the sum of any previously vested or forfeited PRSUs) if the change in control price is equal to or greater than $25.00 but less than $29.00, 6/7 of the total PRSUs (less the sum of any previously vested or forfeited PRSUs) if the change in control price is equal to or greater than $29.00 but less than $33.00, and all of the remaining PRSUs if the change in control price is equal to or greater than $33.00.
Health and Welfare Benefits
Our NEOs are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried U.S. employees, subject to the terms and eligibility requirements of such plans. These benefits include medical, dental and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, commuter benefits and reimbursement for mobile phone coverage.
We also sponsor a Section 401(k) retirement savings plan (the “Section 401(k) Plan”) that provides our executive officers, including our NEOs, with an opportunity to save for retirement on a tax-advantaged basis subject to the limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”), to the same extent as our other eligible full-time employees (with the exception of our CEO, who is not eligible for the Company 401(k) plan contribution). Participants are able to defer up to 90% of their eligible compensation subject to applicable annual limits under the Code. All participants’ interests in their deferrals are 100% vested when contributed. In 2025, we contributed up to $1,100 to employees’ 401(k) accounts. We believe that providing a vehicle for tax-deferred retirement savings through our Section 401(k) Plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs.

46	Opendoor Technologies Inc. // 2026 Proxy Statement

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Perquisites or other personal benefits are not a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our NEOs, except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of their duties, to make them more efficient and effective and for recruitment and retention purposes.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Employment Offer Letters
We enter into written employment offer letters with each of our executive officers. Each of these employment offer letters is approved by our Compensation Committee or the Board. We believe that these arrangements are necessary to secure the services or the continued service of these individuals in a highly competitive job market.
None of these employment offer letters has a specific term, each letter provides for “at will” employment (meaning that either we or the NEO may terminate the employment relationship at any time without cause), and each agreement generally sets forth the NEO’s base salary, eligibility to participate in our employee benefit plans and programs in effect for similarly situated employees during their employment. In some instances, these employment offer letters provided for a sign-on bonus and/or retention payment and, in certain instances, provided for certain of the NEOs to receive equity awards on the terms and conditions as set forth in the employment offer letter.
In addition, each NEO either agreed to execute and be bound by our Confidential Information and Inventions Assignment Agreement or confirmed that the NEO agreed to continue to be bound by the Confidential Information and Inventions Assignment Agreement they had previously executed, which contains, among other things, restrictive covenants pursuant to which such officers agree (i) to refrain from soliciting our customers during the term of their employment and (ii) to refrain from soliciting our employees during the term of their employment and for a period of 12 months thereafter. The Company’s standard Confidential Information and Invention Assignment Agreement for executive officers does not contain any non-competition restrictive covenants to the extent prohibited by applicable law.
Kaz Nejatian
On September 10, 2025, we entered into an offer letter with Kaz Nejatian in connection with his appointment as our CEO (the “Nejatian Offer Letter”), pursuant to which Mr. Nejatian is entitled to receive an annual base salary of $1, is not eligible to receive an annual bonus and received certain equity make-whole awards and equity awards, as described above under “Cash Make-Whole Compensation to CEO” and “Long-Term Equity Compensation—2025 Make-Whole and Sign-On Equity Awards.”
In addition, pursuant to his offer letter, Mr. Nejatian was also granted a $15,000,000 cash make-whole award that will vest on the 9 month-anniversary of his employment commencement date, subject to his continued employment as CEO of the Company through such vesting date.
Christina Schwartz
Ms. Schwartz previously served as our Chief Accounting Officer until May 2, 2025, pursuant to a transition agreement with us dated September 30, 2024 (the “Schwartz Transition Agreement”). Under the Schwartz Transition Agreement, Ms. Schwartz received a monthly base salary of $66,666.67 for the period from November 4, 2024 to May 2, 2025. Upon Ms. Schwartz’s termination of employment on May 2, 2025, in exchange for a release of claims, she was entitled to receive cash severance in the amount of $200,000, payable in monthly installments over 6 months, a cash payment equal to the Company's best estimate of the monthly premiums for COBRA continuation coverage for Ms. Schwartz and her eligible

Opendoor Technologies Inc. // 2026 Proxy Statement	47

dependents for 12 full months, grossed up for estimated income taxes, and accelerated vesting of outstanding time-based equity awards (including any earned PRSUs that are subject to additional time-based vesting) that would otherwise vest through November 2, 2025.
On September 18, 2025, we entered into an offer letter with Ms. Schwartz in connection with her appointment as our interim CFO (the “Schwartz Offer Letter”), pursuant to which Ms. Schwartz was entitled to receive an annual base salary of $1,200,000 and was granted an award of 400,641 TRSUs, which vest in three equal installments on each of November 15, 2025, February 15, 2026 and May 15, 2026.
On December 12, 2025, we entered into an amended offer letter with Ms. Schwartz in connection with her appointment as CFO (the “Amended Schwartz Offer Letter”), which became effective on January 1, 2026 and which supersedes the Schwartz Offer Letter in its entirety. Pursuant to the Amended Schwartz Offer Letter, Ms. Schwartz is entitled to an annual base salary of $1,200,000 until May 15, 2026, and thereafter her annual base salary will be $500,000. Ms. Schwartz is not eligible for an annual bonus. The Amended Schwartz Offer Letter further provides for payment to Ms. Schwartz of a sign-on bonus in the amount of $100,000 which was paid in January 2026, and an amount that represents the difference between $1,200,000 and the salary she receives from September 18, 2025 to May 15, 2026, payable on the first regular payroll date after May 15, 2026, provided that she remains employed with the Company through such date. The Amended Schwartz Offer Letter also provides that Ms. Schwartz will be granted the sign-on PRSU grants described above under “Long-Term Equity Compensation—2025 Make-Whole and Sign-On Equity Awards.” Pursuant to the Amended Schwartz Offer Letter, Ms. Schwartz is eligible to participate in the Company’s Executive Severance Plan, as a “Tier 2 Executive.”
Lucas Matheson
On December 12, 2025, we entered into an offer letter with Lucas Matheson in connection with his appointment as our President (the “Matheson Offer Letter”), pursuant to which Mr. Matheson is entitled to receive an annual base salary of $500,000 and is not eligible for an annual bonus. The Matheson Offer Letter also provides for payment to Mr. Matheson of a sign-on bonus in the amount of $200,000, which was paid in January 2026, subject to repayment if Mr. Matheson’s employment terminates for any reason prior to the first anniversary of the commencement of his employment. Pursuant to the Matheson Offer Letter, Mr. Matheson is eligible to participate in the Company’s Executive Severance Plan, as a “Tier 2 Executive.”
In addition, the Matheson Offer Letter provides that Mr. Matheson will be granted the sign-on PRSU grants described above under “Long-Term Equity Compensation—2025 Make-Whole and Sign-On Equity Awards.”
Giang LeGrice
On December 22, 2025, we entered into an offer letter with Giang LeGrice in connection with her appointment as our Chief Operating Officer (the “LeGrice Offer Letter”), pursuant to which Ms. LeGrice is entitled to receive an annual base salary of $650,000 and is not eligible for an annual bonus. The LeGrice Offer Letter further provides for payment to Ms. LeGrice of a sign-on bonus in the amount of $1,000,000, which was paid in October 2025, subject to repayment if Ms. LeGrice resigns without “good reason” (as defined in the Severance Plan) prior to the first anniversary of her start date. Pursuant to the LeGrice Offer Letter, Ms. LeGrice is eligible to participate in the Company’s Executive Severance Plan, as a “Tier 2 Executive.”
In addition, the LeGrice Offer Letter provides that Ms. LeGrice will be granted the sign-on TRSU and PRSU grants described above under “Long-Term Equity Compensation—2025 Make-Whole and Sign-On Equity Awards.”
Shrisha Radhakrishna
We entered into an offer letter with Mr. Radhakrishna, dated September 10, 2024, in connection with his commencement of employment as our Chief Technology and Product Officer. Under his offer letter, Mr. Radhakrishna was entitled to a sign-on bonus in the amount of $500,000, which sign on bonus was payable in two equal installments of $250,000, with the first installment paid on the date that is 30 days after his start date and the second installment paid on the six month-anniversary of his start date.
Effective August 26, 2025, we entered into an amended offer letter with Shrisha Radhakrishna in connection with his appointment as President and interim principal executive officer (the “Amended Radhakrishna Offer Letter”), pursuant to which Mr. Radhakrishna’s annual base salary was increased to $700,000. Mr. Radhakrishna’s target bonus opportunity under the Company’s annual cash incentive program remained unchanged at 50% of his annual base salary under the

48	Opendoor Technologies Inc. // 2026 Proxy Statement

Amended Radhakrishna Offer Letter but he was guaranteed a minimum annual bonus for 2025 of $500,000 in order to recognize his increased responsibilities and willingness to step into the new role in light of the leadership transition. The Amended Radhakrishna Offer Letter further provided for a one-time special cash bonus in the amount of $250,000 to Mr. Radhakrishna, which was paid immediately. Mr. Radhakrishna’s eligibility for severance payments and benefits upon certain qualifying terminations of employment continues to be governed by the Company’s Executive Severance Plan, under which he has been designated as a Tier 1 participant.
Mr. Radhakrishna ceased serving as an executive officer in December 2025 and continues as a non-executive employee.
Post-Employment Compensation
Severance Plan
We maintain an Executive Severance Plan (the “Severance Plan”), effective as of December 22, 2022, and amended on February 26, 2024, under which our executive officers are eligible to receive severance payments and benefits in connection with certain qualifying terminations of their employment, subject to the conditions set forth in the Severance Plan. The Severance Plan is intended to provide a consistent framework to address covered terminations and help maintain our executive officers’ continued focus on their assigned duties to maximize stockholder value if there is a potential change in control transaction. Each of Ms. Schwartz, Mr. Matheson, Ms. LeGrice and Mr. Radhakrishna is eligible to participate in the Severance Plan. While Ms. Wheeler and Ms. Schaub were eligible to participate in the Severance Plan, they did not receive any severance benefits under the Severance Plan in connection with their resignations during 2025. Mr. Freiha was a participant in the Severance Plan and received certain severance benefits in connection with his departure from the Company. A description of the advisory and separation arrangements with each of Ms. Wheeler and Mr. Freiha is set forth below.
The Severance Plan provides that upon our termination of a participant’s employment without “cause,” or upon a resignation by the participant for “good reason,” in either case within the period beginning three months before and ending 12 months following a “change in control” (each as defined in the Severance Plan), the participant shall receive (i) a cash severance payment equal to the participant’s then-current base salary multiplied by 1.5 for our CEO or 1.0 for our other NEOs, paid in installments over an 18- or 12-month period, respectively, (ii) a pro rata portion of the participant’s target annual cash bonus for the year of termination, paid in installments over 18 months for our CEO or 12 months for our other NEOs, (iii) payment or reimbursement of the cost of COBRA premiums for the participant and the participant’s dependents for up to 18 months for our CEO or 12 months for our other NEOs, and (iv) 100% acceleration of the vesting of the participant’s then-outstanding unvested equity awards that are subject solely to time-based vesting requirements.
Upon any other termination by us without cause or upon a resignation by an eligible participant for good reason, the participant will receive (i) a cash severance payment equal to the sum of the participant’s then-current base salary plus target bonus, in the case of our CEO, and a cash severance payment equal to the participant’s then-current base salary multiplied by 0.5, in the case of our other NEOs, paid in installments over 12 months for our CEO and six months for our other NEOs, (ii) payment or reimbursement of the cost of the COBRA premiums for the participant and the participant’s dependents for up to 12 months, and (iii) acceleration of the vesting of the portion of the participant’s then-outstanding unvested equity awards that are subject solely to time-based vesting requirements and that would otherwise vest within the 12- or six-month period after termination for our CEO or our other NEOs, respectively (or, 12 months if any NEO other than our CEO has been employed for less than 12 months).
For purposes of the Severance Plan, “cause” has the meaning set forth in the participant’s offer letter agreement, employment agreement or similar agreement with the participant’s employer, or, in the absence of such agreement, or if such agreement does not have a definition of “cause,” means: (a) the participant’s commission of any act that constitutes a felony or any crime involving dishonesty or moral turpitude, (b) the participant’s engaging in any act of fraud or embezzlement, whether or not related to the business of the Company, or any other act of material dishonesty against the Company or any of its Affiliates, (c) any material breach by the participant of any offer letter agreement, employment agreement or similar agreement with the participant’s employer, or of the Employee Confidential Information and Invention Assignment Agreement or similar agreement or of any material written policy of the Company and, if curable, the participant’s failure to cure such breach within 30 days after receiving written notice thereof; (d) the willful and continued failure by the participant to substantially perform the participant’s duties to the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Company that identifies with reasonable specificity the manner in which the Company believes the participant has not substantially performed the participant’s duties, which is not cured within 30 days after

Opendoor Technologies Inc. // 2026 Proxy Statement	49

notice of such failure has been given to the participant by the Company; (e) the willful engaging by the participant in misconduct or gross neglect (including any conduct that is in violation of the written employee workplace policies of the Company) that is injurious to the Company, monetarily, in reputation or otherwise; or (f) any other intentional act causing material damage to the Company’s business, property or reputation.
For purposes of the Severance Plan, “good reason” has the meaning set forth in the participant’s offer letter agreement, employment agreement or similar agreement with the participant’s employer, or, in the absence of such agreement, or if such agreement does not have a definition of “good reason,” means the occurrence of any of the following events without the participant’s written consent: (a) a reduction by the Company or its successor of more than 20% in the participant’s rate of annual base salary, unless such reduction is in connection with and proportional to reductions to the base salary reductions of other executives of the Company; (b) a material reduction in the participant’s job responsibilities, duties or authority (provided that a mere change in title to an employment position that is substantially similar to the prior employment position shall not constitute a material reduction in job responsibilities, duty or authority); or (c) a change in the geographic location of the Participant’s principal place of employment to any location more than 50 miles from the Participant’s current principal place of employment. Notwithstanding the foregoing, “good reason” will not exist for purposes of the Severance Plan unless, within 30 days after the initial occurrence of a circumstance that the participant believes in good faith to constitute good reason, the Participant delivers written notice to the Company setting forth with specificity such circumstance the Participant believes in good faith constitutes good reason, the Company fails to cure any claimed event of good reason (if capable of cure) within 30 days after receipt of such notice, and the participant actually terminates their employment no later than 30 days following the expiration of the Company’s cure period.
To receive the severance, the participant must execute and deliver a release of claims in favor of the Company and continue to comply with restrictive covenants applicable to the participant.
We are not obligated to provide tax reimbursements or “gross-ups” to any of our executive officers, including our NEOs, in the event that the compensation and benefits received under the Severance Plan or otherwise would result in the imposition of excise taxes on the named executive officer under Section 4999 of the Internal Revenue Code. We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, is essential to attracting and retaining highly-qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining our NEOs’ compensation. We do believe, however, that these arrangements are necessary to offer competitive compensation packages.
Advisory Agreement with Carrie Wheeler
In connection with Ms. Wheeler’s resignation as our Chief Executive Officer, we entered into an Advisory Agreement with Ms. Wheeler on August 15, 2025 (the “Advisory Agreement”). Pursuant to the Advisory Agreement, Ms. Wheeler agreed to provide advisory services to the Board in order to ensure an orderly transition of the Chief Executive Officer role, beginning on August 15, 2025 through December 31, 2025 (the “Advisory Term”). During the Advisory Term, Ms. Wheeler was entitled to receive cash compensation of $62,500 per month upon completion of each month of services, and reimbursement of COBRA premiums. In addition, Ms. Wheeler’s outstanding TRSUs continued to vest during the Advisory Term. Ms. Wheeler’s advisory services ended on December 31, 2025.
Separation Agreement with Selim Freiha
Mr. Freiha departed the Company on September 19, 2025. In connection with Mr. Freiha’s departure from the Company, we entered into a separation and release agreement with Mr. Freiha, pursuant to which he received the benefits under the Severance Plan upon a termination without “cause” not in connection with a “change in control,” described below under the section titled “Potential Payments Upon Termination or Change in Control.”
Hedging and Pledging of Securities
We believe it is improper and inappropriate for any person associated with Opendoor to engage in short-term or speculative transactions involving the Company’s securities. Our directors, officers and employees are, therefore, prohibited from engaging in short sales and buying or selling puts, calls, options or other derivative securities of the Company (with the exception of the Warrant Dividend).

50	Opendoor Technologies Inc. // 2026 Proxy Statement

Our Insider Trading Policy also prohibits our directors, officers and employees from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities (whether they are granted to such individual by the Company as part of such person’s compensation or otherwise held, directly or indirectly, by such individual), or that may cause a director, officer or employee to no longer have the same objectives as the Company’s other stockholders, except as otherwise pre-approved by the Board in each instance.
In addition, we prohibit our executive officers, all other employees and the non-employee members of our Board from holding our securities in a margin account. We also prohibit pledging our securities as collateral for a loan without the prior consent of our Chief Legal Officer.
Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers and directors. Within five years of the establishment of the guidelines (or becoming subject to the guidelines, if later), our CEO is required to hold the lesser of vested shares of the Company’s Common Stock equal to six times annual base salary, or 450,000 shares; other executive officers are required to hold the lesser of vested shares of the Company’s Common Stock equal to three times annual base salary, or 225,000 shares; and directors are required to hold the lesser of shares of the Company’s Common Stock equal to five times their annual cash retainer, or 60,000 shares. Only issued shares are counted toward satisfaction of the ownership requirement. Accordingly, unvested equity awards (including both time- and performance-based) and unexercised stock options, if any, do not count toward satisfying the executive stock ownership requirement. Our current executive officers and directors are either in compliance with the guidelines or are still within the five-year period to accumulate their ownership holdings.
Clawbacks
We have adopted a compensation recovery policy as required by Rule 10D-1 under the Exchange Act, and the corresponding listing standards of the Nasdaq, which provides for the mandatory recovery from current and former officers of incentive-based compensation that was erroneously awarded during the three fiscal years preceding the date that the company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.
Equity Grant Policies and Practices
In response to Item 402(x)(1) of Regulation S-K, we do not currently grant new awards of stock options, stock appreciation rights or similar option-like instruments. Accordingly, we have no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by us. In the event that we determine to grant new awards of such options, the Board will evaluate the appropriate steps to take in relation to the foregoing.
Tax and Accounting Considerations
The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
For federal income tax purposes, publicly-traded companies may be prohibited under Section 162(m) of the Code from deducting employee compensation in excess of $1 million paid to their chief executive officer, chief financial officer, any other executive officer whose total compensation is required to be reported to stockholders under the Exchange Act by reason of such individual being among the three highest compensated executive officers for the tax year and any executive officer who was subject to the deduction limit in any tax year beginning after December 31, 2016. Even if Section 162(m) may limit the compensation deduction, our Board and the Compensation Committee believe our compensation policies and practices should be designed to help us meet our established goals and objectives. While the Compensation Committee will consider the impact of the Section 162(m) deduction limitation, it intends to continue to compensate our executive officers,

Opendoor Technologies Inc. // 2026 Proxy Statement	51

including our NEOs, in a manner that is in the best interest of our stockholders and reserves the right to make compensation decisions that may not be deductible under Section 162(m) where the Compensation Committee determines the compensation to be appropriate and in the best interests of the Company and our stockholders.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is the Financial Accounting Standard Board’s Accounting Standards Codification, Compensation – Stock Compensation (Topic 718) (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized on a straight-line basis for TRSUs and using an accelerated attribution approach for PRSUs over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Compensation Committee Report
The following Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act, or the Securities Act of 1933, as amended, other than in Opendoor’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The Compensation Committee has reviewed and discussed the section captioned “Compensation Discussion and Analysis” as required by Item 402(b) of Regulation S-K and contained within this proxy statement with management. Based on such review and discussions, the Compensation Committee approved the “Compensation Discussion and Analysis” section to be included in our proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Submitted by the members of the Compensation Committee:
Eric Feder, Compensation Committee Chair
Adam Bain, Compensation Committee Member
Keith Rabois, Compensation Committee Member

52	Opendoor Technologies Inc. // 2026 Proxy Statement

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The table below shows compensation of our NEOs for the fiscal years ended December 31, 2025, 2024 and 2023, to the extent such persons served as NEOs during such period.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Kaz Nejatian(4) Chief Executive Officer	2025	—	—	741,137,105	—	741,137,105
Christina Schwartz(5) Chief Financial Officer	2025	577,778		20,793,899	263,300	21,634,977
	2024	452,917	200,000	1,210,316	500	1,863,733
	2023	352,042	425,000			777,042
Lucas Matheson(6) President	2025	13,021	—	9,342,384		9,355,405
Giang LeGrice(7) Chief Operating Officer	2025	140,833	1,000,000	52,068,210		53,209,043
Shrisha Radhakrishna(8) Chief Technology & Product Officer and Former President and Interim Principal Executive Officer	2025	575,556	1,000,000	380,137	600	1,956,293
Carrie Wheeler(9) Former Chief Executive Officer	2025	468,750	—	4,159,110	287,085	4,915,245
	2024	750,000	—		500	750,500
	2023	750,000	250,000	16,566,265		17,566,265
Selim Freiha(10) Former Chief Financial Officer	2025	374,306	525,000	380,137	394,300	1,673,743
	2024	79,167	375,000	6,200,000	4,378	6,658,545
Sydney Schaub(11) Former Chief Legal Officer	2025	399,167	100,000	863,215	450	1,362,832
	2024	409,375	—	1,452,376	500	1,862,252
	2023	350,000	175,000			525,000

(1)
Amounts for fiscal year 2025 represent, in the case of Ms. LeGrice, a cash sign-on bonus; in the case of Mr. Radhakrishna, the second installment of his sign-on bonus, a cash retention bonus and a guaranteed 2025 annual bonus; in the case of Mr. Freiha, the second installment of his sign-on bonus and a cash retention bonus; and in the case of Ms. Schaub, a cash retention bonus.

(2)
Amounts listed represent the aggregate grant date fair value of TRSU and PRSU awards granted during the fiscal year referenced, computed in accordance with FASB ASC Topic 718. The grant date fair value of TRSU awards is calculated using the closing price per share of our Common Stock on the date of grant multiplied by the number of TRSUs. The grant date fair value of PRSU awards other than market condition PRSU awards is calculated using the closing price per share of our Common Stock on the date of grant multiplied by the number of PRSUs, as adjusted by the probability of achievement of the applicable performance objectives at the time of grant. With respect to the PRSUs granted in 2025 that are not tied to a market condition, the PRSUs vest based on the achievement of performance objectives for 2025 and the probability of achievement was assumed to be 100%, which represents the maximum level of performance under the PRSUs granted in 2025. With respect to the PRSUs granted in 2024, the probability of achievement was assumed to be 100%, which also represents the maximum level of performance under the PRSUs granted in 2024. The 2024 PRSUs vest based on the achievement of performance objectives for 2024. These amounts do not reflect the actual economic value that may be realized by the NEO.

The grant date fair value of the market condition PRSU awards granted in 2025 is estimated using a Monte Carlo simulation model, based on the assumptions set forth in Note 12, Share-Based Awards to the consolidated financial statements included in our 2025 Annual Report. Among the other assumptions set forth in Note 12, Share-Based Awards, such Monte Carlo simulation model assumed volatility of our Common stock of approximately 110% for purposes of the valuation of the market condition PRSUs based on the historical closing trading price of our Common Stock.
For additional information regarding the stock-based awards granted to our NEOs, please see Note 12, Share-Based Awards to the consolidated financial statements included in our 2025 Annual Report.
(3)
Amounts for fiscal 2025 represent (i) 401(k) employer contributions for each of Mr. Radhakrishna and Ms. Schaub, (ii) $300 in 401(k) employer contributions, $231,056 in cash severance, and $31,944 in tax gross up payment on the portion of the cash severance intended to reimburse COBRA costs, for Ms. Schwartz, (iii) $300 in 401(k) employer contributions and $287,085 in exchange for advisory services to the Company for Ms. Wheeler, and (iv) $300 in 401(k) employer contributions, $357,616 in cash severance and $36,384 in tax gross up payment on the portion of the cash severance intended to reimburse COBRA costs for Mr. Freiha.

(4)	Effective September 10, 2025, Mr. Nejatian commenced serving as our Chief Executive Officer.
(5)
Ms. Schwartz commenced serving as our interim CFO, effective as of September 30, 2025, and as our CFO, effective as of January 1, 2026. She also previously served as interim CFO from December 2022 to November 2024.

(6)	Effective December 22, 2025, Mr. Matheson commenced serving as our President.

Opendoor Technologies Inc. // 2026 Proxy Statement	53

(7)	Effective November 5, 2025, Ms. LeGrice commenced serving as our Chief Operating Officer.
(8)
Effective August 15, 2025, Mr. Radhakrishna transitioned from our Chief Technology & Product Officer to become our President and interim Principal Executive Officer. In connection with Mr. Nejatian’s appointment as our Chief Executive Officer effective September 10, 2025, Mr. Radhakrishna no longer served as our interim Principal Executive Officer. In addition, in connection with Mr. Matheson’s appointment as our President on December 22, 2025, Mr. Radhakrishna ceased to serve as our President (but retained the title of Chief Technology & Product Officer), effective as of December 10, 2025.

(9)	Ms. Wheeler resigned from her position as Chief Executive Officer, effective August 15, 2025, and served as an advisor to the Company through December 31, 2025.
(10)	Mr. Freiha ceased serving as our CFO, effective September 19, 2025.
(11)	Ms. Schaub resigned from her position as Chief Legal Officer, effective November 7, 2025, and served as an advisor to the Company through November 21, 2025.
2025 Grants of Plan-Based Awards
The figures in the table below show plan-based awards made in fiscal year 2025 to our NEOs. The equity-incentive plan awards and other stock awards were granted under our 2020 Plan, except as otherwise indicated below.

Name	Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kaz Nejatian	PRSU(3)	9/15/2025	—	—	—	—	40,886,344	—	—	366,811,835
	PRSU(4)	9/15/2025	—	—	—	—	40,886,344	—	—	359,317,368
	TRSU(5)	9/15/2025	—	—	—	—	—	—	1,580,611	15,007,901
Christina	PRSU(6)	12/31/2025	—	—	—	—	1,695,000	—	—	8,680,943
Schwartz	PRSU(7)	12/31/2025	—	—	—	—	1,695,000	—	—	8,715,521
	TRSU(8)	11/11/2025	—	—	—	—	—	—	400,641	3,397,436
Lucas	PRSU(6)	12/22/2025	—	—	—	—	854,153	—	—	4,424,000
Matheson	PRSU(7)	12/22/2025	—	—	—	—	854,153	—	—	4,918,384
Giang	PRSU(6)	12/10/2025	—	—	—	—	3,600,000	—	—	22,603,320
LeGrice	PRSU(7)	12/10/2025	—	—	—	—	4,100,000	—	—	25,964,890
	TRSU(9)	12/10/2025	—	—	—	—	—	—	500,000	3,500,000
Shrisha Radhakrishna	Annual Bonus		122,500	350,000	700,000	—	—	—	—	—
	PRSU(10)	3/13/2025	—	—	—	171,233	342,466	684,932	—	380,137
Carrie Wheeler	Annual Bonus		131,250	375,000	750,000	—	—	—	—	—
	PRSU(10)(11)	3/27/2025	—	—	—	1,027,398	2,054,795	4,109,590	—	2,404,110
	TRSU(12)	3/27/2025	—	—	—	—	—	—	1,500,000	1,755,000
Selim Freiha	Annual Bonus		122,500	350,000	700,000	—	—	—	—	—
	PRSU(10)(13)	3/13/2025	—	—	—	171,233	342,466	684,932	—	380,137
Sydney Schaub	Annual Bonus		122,500	350,000	700,000	—	—	—	—	—
	PRSU(10)(14)	3/13/2025	—	—	—	143,836	287,671	575,342	—	319,315
	TRSU(15)		—	—		—	—	—	490,000	543,900

(1)
Amounts in this column represent threshold, target and maximum annual cash bonus opportunities for the NEOs in 2025 under our annual performance bonus plan, which is described above under “Compensation Discussion and Analysis — Compensation Elements — Annual Cash Performance Bonuses.” The 2025 annual bonuses were based on the achievement of an ANI performance goal. Because the threshold performance goal for ANI was not attained under the 2025 annual bonus program, the bonus eligible NEOs received no payout under the 2025 annual bonus plan. Ms. Wheeler, Mr. Freiha and Ms. Schaub were not employed by the Company at the time the cash bonus amounts were determined and accordingly were ineligible to receive a 2025 annual bonus payment. Mr. Nejatian, Mr. Matheson and Ms. LeGrice were not eligible to participate in our performance bonus program for fiscal year 2025.

(2)
Amounts listed in this column represent the applicable grant date fair value of each TRSU and PRSU award granted during the fiscal year referenced, computed in accordance with FASB ASC Topic 718. The grant date fair value of PRSU awards other than market condition PRSU awards is calculated using the closing price per share of our Common Stock on the date of grant multiplied by the number of PRSUs, as adjusted by the probability of

54	Opendoor Technologies Inc. // 2026 Proxy Statement

achievement of the applicable performance objectives at the time of grant. With respect to the PRSUs granted in 2025, the probability of achievement was assumed to be 100%, which represents the maximum level of performance under the PRSUs granted in 2025. The 2025 PRSUs vest based on the achievement of performance objectives for 2025.
The grant date fair value of the market condition PRSU awards granted in 2025 is estimated using a Monte Carlo simulation model, based on the assumptions set forth in Note 12, Share-Based Awards to the consolidated financial statements included in our 2025 Annual Report.
For additional information regarding the stock-based awards granted to our NEOs, please see Note 12, Share-Based Awards to the consolidated financial statements included in our 2025 Annual Report.
(3)
Represents stand-alone inducement grant of PRSUs. The PRSUs are eligible to vest in installments over a period of five years, with 20% vesting on September 15, 2026, and the remainder vesting in quarterly installments thereafter, subject to the achievement of an average closing stock price that equals or exceeds $6.24 over the 60 trading day period preceding the applicable vesting date or any of the four quarterly vesting dates immediately following the applicable vesting date.

(4)
Represents stand-alone inducement grant of PRSUs. The PRSUs are eligible to vest in seven equal tranches over a period of five years, with each tranche subject to a performance-based vesting condition that requires achievement of an average closing stock price hurdle (equal to $9 (“Tranche 1”), $13 (“Tranche 2”), $17 (“Tranche 3”), $21 (“Tranche 4”), $25 (“Tranche 5”), $29 (“Tranche 6”) and $33 (“Tranche 7”)), as measured over a 60 trading day period that begins no earlier than September 15, 2026. In addition, each tranche is subject to a time-based vesting condition whereby Tranche 1 will vest on September 15, 2026, Tranches 2 and 3 will vest quarterly over the second and third years following the grant date, respectively, Tranches 4 and 5 will vest quarterly over the fourth year following the grant date, and Tranches 6 and 7 will vest quarterly over the fifth year following the grant date.

(5)	The TRSUs will vest in full on June 15, 2026, subject to continued employment with us through the vesting date.
(6)
The PRSUs are eligible to vest in installments, with 20% vesting on April 15, 2026, and the remainder vesting in substantially equal quarterly installments thereafter through April 15, 2030, subject to the achievement of an average closing stock price that equals or exceeds $6.24 over a 30 day trading period preceding the applicable vesting date or any of the four quarterly vesting dates immediately following the applicable vesting date.

(7)
The PRSUs are eligible to vest in seven equal tranches, with each tranche subject to a performance-based vesting condition that requires achievement of an average closing stock price hurdle (equal to $9 (“Tranche 1”), $13 (“Tranche 2”), $17 (“Tranche 3”), $21 (“Tranche 4”), $25 (“Tranche 5”), $29 (“Tranche 6”) and $33 (“Tranche 7”)), as measured over a 30 trading day period that commences on October 15, 2026 (or April 15, 2026 in the case of Mr. Matheson) and ends on October 15, 2030, as well as satisfying applicable time-based vesting conditions.

(8)	The TRSUs vest over six months commencing on November 15, 2025, with 1/3rd of the total number of units subject to the award vesting on each of November 15, 2025, February 15, 2026, and May 15, 2026.
(9)	The TRSUs are subject to a five-year vesting schedule with 20% vesting on April 15, 2026 and the remainder vesting in substantially equal quarterly installments thereafter.
(10)
The PRSUs were eligible to vest upon the attainment of a PLP goal over the 2025 calendar year. The number of PRSUs eligible to vest could have varied from 0% to 200%. The extent to which PRSUs were eligible to vest was determined based on the performance level achieved, with 0% vesting for performance below threshold levels. In the first quarter of 2025, the Compensation Committee assessed that the threshold achievement level for the PLP goal was not attained, and, therefore, all of the PRSUs were forfeited. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity Compensation” for more information.

(11)
As a result of Ms. Wheeler’s resignation from her position as Chief Executive Officer, effective August 15, 2025, and resignation as an advisor effective December 31, 2025, the PRSU award was forfeited.

(12)
The TRSUs are subject to time-based vesting with 1/10th of the total number of units subject to the award vesting in quarterly installments over the next ten quarters following March 15, 2025, subject to continued employment with us through the vesting date. As a result of Ms. Wheeler’s resignation from her position as Chief Executive Officer, effective August 15, 2025, and resignation as an advisor effective December 31, 2025, 1,050,000 unvested TRSUs were forfeited.

(13)	As a result of Mr. Freiha’s departure from his position as CFO, effective September 19, 2025, the PRSU award was forfeited.
(14)	As a result of Ms. Schaub’s resignation from her position as Chief Legal Officer, effective November 7, 2025, and resignation as an advisor effective November 21, 2025, the PRSU award was forfeited.
(15)
The TRSUs are subject to time-based vesting with 1/10th of the total number of units subject to the award vesting in quarterly installments over the next ten quarters following March 15, 2025, subject to continued employment with us through the vesting date. As a result of Ms. Schaub’s resignation from her position as Chief Legal Officer, effective November 7, 2025, and resignation as an advisor effective November 21, 2025, 392,000 unvested TRSUs were forfeited.

Opendoor Technologies Inc. // 2026 Proxy Statement	55

Outstanding Equity Awards at 2025 Fiscal Year End
The figures in the table below show outstanding equity awards held by each of our NEOs as of December 31, 2025. For awards granted prior to the completion of the Business Combination, the number of shares subject to the awards have been adjusted to reflect the impact of the Business Combination. Ms. Wheeler, Mr. Freiha and Ms. Schaub did not have any outstanding equity awards at the end of fiscal year 2025 and are not included in the table below.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(1)
Kaz Nejatian	09/15/2025(2)	—	—	—	—	1,580,611	9,214,962	—	—
	09/15/2025(3)	—	—	—	—	—	—	40,886,344	238,367,386
	09/15/2025(4)	—	—	—	—	—	—	40,886,344	238,367,386
Christina Schwartz	09/28/2016	59,658	—	$0.97	09/27/2026	—	—	—	—
	06/12/2017	4,043	—	$1.02	6/11/2027	—	—	—	—
	11/11/2025(5)					267,095	1,557,164	—	—
	12/31/2025(6)					—	—	1,695,000	$9,881,850
	12/31/2025(7)					—	—	1,695,000	$9,881,850
Lucas Matheson	12/22/2025(6)	—	—	—	—	—	—	854,153	4,979,712
	12/22/2025(7)	—	—	—	—	—	—	854,153	4,979,712
Giang LeGrice	12/10/2025(8)					500,000	2,915,000	—
	12/10/2025(6)					—	—	3,600,000	20,988,000
	12/10/2025(7)					—	—	4,100,000	23,903,000
Shrisha Radhakrishna	11/19/2024(9)					2,847,500	16,600,925
	03/13/2025(10)							—	—
Carrie Wheeler	—	—	—	—	—	—	—	—	—
Selim Freiha	—	—	—	—	—	—	—	—	—
Sydney Schaub	—	—	—	—	—	—	—	—	—

(1)
The amounts in this column were determined based on the closing market price of the Company’s Common Stock on December 31, 2025 of $5.83. These amounts do not reflect the actual economic value that may be realized by the named executive officer.

(2)	The TRSUs will vest in full on June 15, 2026, subject to continued employment with us through the vesting date.
(3)
The PRSUs are eligible to vest in installments over a period of five years, with 20% vesting on September 15, 2026, and the remainder vesting in quarterly installments thereafter, subject to the achievement of an average closing stock price that equals or exceeds $6.24 over the 60 trading day period preceding the applicable vesting date or any of the four quarterly vesting dates immediately following the applicable vesting date, subject to continued employment with us through the vesting date.

(4)
The PRSUs are eligible to vest in seven equal tranches over a period of five years, with each tranche subject to a performance-based vesting condition that requires achievement of an average closing stock price hurdle (equal to $9 (“Tranche 1”), $13 (“Tranche 2”), $17 (“Tranche 3”), $21 (“Tranche 4”), $25 (“Tranche 5”), $29 (“Tranche 6”) and $33 (“Tranche 7”)), as measured over a 60 trading day period that begins no earlier than September 15, 2026. In addition, each tranche is subject to a time-based vesting condition whereby Tranche 1 will vest on September 15, 2026, Tranches 2 and 3 will vest quarterly over the second and third years following the grant date, respectively, Tranches 4 and 5 will vest quarterly over the fourth year following the grant date, and Tranches 6 and 7 will vest quarterly over the fifth year following the grant date.

(5)
The TRSUs are subject to time-based vesting with 1/3rd of the total units subject to the award having vested on November 15, 2025, 1/3rd of the total number of TRSUs having vested on February 15, 2026, and 1/3rd of the total number of RSUs to vest on May 15, 2026, subject to continued employment with us through each vesting date.

(6)
The PRSUs are eligible to vest in installments, with 20% vesting on April 15, 2026, and the remainder vesting in substantially equal quarterly installments thereafter through April 15, 2030, with the achievement of an average closing stock price that equals or exceeds $6.24 over a 30 day trading period preceding the applicable vesting date or any of the four quarterly vesting dates immediately following the applicable vesting date, subject to continued employment with us through the vesting date.

(7)
The PRSUs are eligible to vest in seven equal tranches, with each tranche subject to a performance-based vesting condition that requires achievement of an average closing stock price hurdle (equal to $9 (“Tranche 1”), $13 (“Tranche 2”), $17 (“Tranche 3”), $21 (“Tranche 4”), $25 (“Tranche 5”), $29 (“Tranche 6”) and $33 (“Tranche 7”)), as measured over a 30 trading day period that commences on October 15, 2026 (or April 15, 2026 in the case of Mr. Matheson) and ends on October 15, 2030, as well as satisfying applicable time-based vesting conditions, subject to continued employment with us through the vesting date.

56	Opendoor Technologies Inc. // 2026 Proxy Statement

(8)
The TRSUs are subject to time-based vesting over a period of five years, with 20% vesting on April 15, 2026 and the remainder vesting in substantially equal quarterly installments thereafter, subject to continued employment with us through each vesting date.

(9)
The TRSUs are subject to time-based vesting with 1/3rd of the total units subject to the award having vested on November 15, 2025 and 1/12th of the total units subject to the award will vest in quarterly installments over the next eight subsequent quarters, subject to continued employment with us through the vesting date.

(10)
Represents awards of PRSUs granted in March 2025. The PRSUs were eligible to vest upon the attainment of PLP goals in 2025. The number of PRSUs eligible to vest varied from 0% to 200%. The extent to which PRSUs were eligible to vest was determined based on the performance level achieved, with 0% vesting for performance below threshold levels. In the first quarter of 2026, the Compensation Committee assessed that the threshold achievement level for the PLP goal was not attained, resulting in a forfeiture of the awards. As a result, the awards are reflected at 0% achievement in the table above. One third of any earned PRSUs were eligible to vest on March 15, 2026, and the remaining two thirds of any earned PRSUs would have vested in eight substantially equal quarterly installments thereafter, subject to the NEO’s continued employment with us through each vesting date. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity Compensation” for more information.

Option Exercises and Stock Vested in 2025
The figures in the table below show exercises of stock options and vesting of stock awards during the fiscal year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kaz Nejatian	—	—	—	—
Christina Schwartz	—	—	272,277	1,218,418
Lucas Matheson	—	—	—	—
Giang LeGrice	—	—	—	—
Shrisha Radhakrishna	—	—	1,402,500	11,388,300
Carrie Wheeler	—	—	4,366,705	15,954,528
Selim Freiha	—	—	1,603,281	13,146,904
Sydney Schaub	—	—	633,536	2,263,726

(1)	The amounts in this column were determined based on the closing market price of the Company’s Common Stock on the trading day immediately prior to the vesting date.

Opendoor Technologies Inc. // 2026 Proxy Statement	57

Potential Payments Upon Termination or Change in Control
The table below quantifies certain compensation and benefits that would have become payable to each of our NEOs (i) if their employment had terminated on December 31, 2025 without Cause or due to resignation for Good Reason, (ii) if a Change in Control had occurred on December 31, 2025, and the officer’s employment was terminated without Cause or due to resignation for Good Reason within the period beginning three months prior to and ending 12 months following such Change in Control, and (iii) if their employment had terminated on December 31, 2025 due to death or disability, as applicable. The amounts shown are estimates of the amounts that would be received upon a change in control or termination of employment based on the closing market price of the Company’s Common Stock on December 31, 2025 of $5.83; the actual amounts payable to our NEOs can be determined only at the time of any actual change in control or termination of employment. For additional discussion of the potential benefits and payments due in connection with certain terminations of employment in connection with, and outside of, a change-in-control, please see “Post-Employment Compensation” in the Compensation Discussion and Analysis. The actual amounts payable to our NEOs in the table below are estimates only and can be determined only at the time of any actual change in control or termination of employment. With respect to Ms. Wheeler, who resigned as our CEO on August 15, 2025 and subsequently entered into the Advisory Agreement on August 15, 2025, the table below reflects the compensation paid to Ms. Wheeler pursuant to the Advisory Agreement. With respect to Mr. Freiha, who ceased employment with us on September 19, 2025, the table below reflects the severance benefits that Mr. Freiha received in connection with such separation. With respect to Ms. Schaub, who resigned from her position as Chief Legal Officer effective November 7, 2025, since she did not receive any compensation or benefits in excess of what is generally provided to the Company’s salaried employees in connection with a voluntary resignation under similar circumstances, no values are reflected in the table below.

Name and Principal Position	Termination Scenario	Cash Severance $	Health Benefits Continuation $	Accelerated TRSUs $(1)	Accelerated PRSUs $(2)	Total $
Kaz Nejatian Chief Executive Officer	Termination without Cause or Resignation for Good Reason	$1	—	$9,214,962	$23,836,738	$33,051,702
	Change in Control, including termination without Cause or Resignation for Good Reason following a Change in Control	$1.50	—	$9,214,962	—	$9,214,963
	Death or Disability
Christina Schwartz Chief Financial Officer	Termination without Cause or Resignation for Good Reason	$600,000	$39,000	$1,557,164	$988,185	$3,184,349
	Change in Control, including termination without Cause or Resignation for Good Reason following a Change in Control	$1,200,000	$39,000	$1,557,164	—	$2,796,164
	Death or Disability
Lucas Matheson President	Termination without Cause or Resignation for Good Reason	$250,000	—	—	$497,971	$747,971
	Change in Control, including termination without Cause or Resignation for Good Reason following a Change in Control	$500,000	—	—	—	$500,000
	Death or Disability
Giang LeGrice Chief Operating Officer	Termination without Cause or Resignation for Good Reason	$325,000	—	$2,915,000	$2,098,800	$5,338,800
	Change in Control, including termination without Cause or Resignation for Good Reason following a Change in Control	$650,000	—	$2,915,000	—	$3,565,000
	Death or Disability

58	Opendoor Technologies Inc. // 2026 Proxy Statement

Name and Principal Position	Termination Scenario	Cash Severance $	Health Benefits Continuation $	Accelerated TRSUs $(1)	Accelerated PRSUs $(2)	Total $
Shrisha Radhakrishna Chief Technology & Product Officer and Former President and Interim Principal Executive Officer	Termination without Cause or Resignation for Good Reason	$1,050,000	$69,000	$8,300,462	—	$9,419,463

	Change in Control, including termination without Cause or Resignation for Good Reason following a Change in Control	$1,400,000	$69,000	$16,600,925	—	$18,069,925
Carrie Wheeler Former Chief Executive Officer	Voluntary Resignation	$281,250	$5,535	$13,018,851	—	$13,305,636
Selim Freiha Former Chief Financial Officer	Termination without Cause or Resignation for Good Reason	$325,000	$69,000	$12,778,150	—	$13,172,150
Sydney Schaub Former Chief Legal Officer	Voluntary Resignation	—	—	—	—	—

(1)
The amounts assume the value paid for each share of each class of Common Stock of the Company in connection with the change in control transaction was $5.83, the closing market price of the Company’s Common Stock on December 31, 2025 (with the exception of the cash value for Mr. Freiha, which was calculated using a closing price of $7.97 on September 30, 2025).

(2)
Represents the value of PRSUs earned as of December 31, 2025 based on the achievement of certain Company performance metrics. The amounts assume the value paid for each share of each class of Common Stock of the Company in connection with the change in control transaction was $5.83, the closing market price of the Company’s Common Stock on December 31, 2025. See “Compensation Discussion and Analysis — Compensation Elements-Long-Term Equity Compensation” for more information.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board.
Non-Employee Director Compensation
Our Non-Employee Director Compensation Policy provides non-employee directors with fixed annual cash retainer fees, as well as long-term equity compensation awards, for their service on the Board. Additional fixed annual cash retainer fees are paid to non-employee directors for committee membership and chairperson service.
The non-employee directors currently eligible to participate in the Non-Employee Director Compensation Policy are Adam Bain, David Benson, Dana Hamilton, Eric Feder, Keith Rabois and Eric Wu. Certain principal features of the compensation provided under the Non-Employee Director Compensation Policy are described in more detail below. The summary is qualified in its entirety by reference to the complete text of the policy.
Cash Compensation
Each non-employee director receives cash compensation for service on the Board. The annual cash compensation amounts are payable in equal quarterly installments, in arrears, promptly following the end of each quarter in which the service occurred, provided that the quarterly payment for each non-employee director is prorated for the portion of such calendar quarter actually served as a non-employee director.
•	Annual Board Service Retainer:
•	All Eligible Directors: $50,000
•	Non-Executive Chair/Lead Director (as applicable): $75,000 (in lieu of above)

Opendoor Technologies Inc. // 2026 Proxy Statement	59

•	Annual Committee Member Service Retainer:
•	Member of the Audit and Risk Committee: $10,000
•	Member of the Compensation Committee: $7,500
•	Member of the Nominating Committee: $5,000
•	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
•	Chair of the Audit and Risk Committee: $20,000
•	Chair of the Compensation Committee: $15,000
•	Chair of the Nominating Committee: $10,000
Prior to the start of each fiscal year, a non-employee director may elect to receive 100% of their annual cash compensation for the next fiscal year as TRSUs under the 2020 Plan (or any successor equity plan) for that number of shares equal to (a) the projected annual cash compensation for such non-employee director for the fiscal year based on Board and committee membership as of the first day of such fiscal year divided by (b) the average closing price per share of our Common Stock over the 20 trading days ending on the last trading day of the month preceding the month in which the TRSU grant is made (the “Share Price”). Each such grant will be granted on February 15 of the applicable fiscal year and will vest in four equal installments on the last trading day in each quarter occurring during such fiscal year.
For 2025, Mr. Bain, Ms. Hamilton, Ms. Herman, Mr. Keffer, and Mr. Solomon each elected to receive their cash compensation in the form of TRSUs, which were granted on February 14, 2025.
Equity Compensation
On June 13, 2025, the date of our 2025 Annual Meeting of Stockholders, the non-employee directors serving at that time received their annual TRSU grant (the “Annual Grant”) for a number of shares of Common Stock equal to $200,000 divided by the Annual Grant Share Price, rounded to the nearest whole share. Each such annual grant will vest in a single installment on the earlier to occur of (a) our next annual meeting of stockholders and (b) the first anniversary of the date of grant, provided that the non-employee director continues to be a non-employee director on such vesting date. On February 26, 2025, the Board amended the Non-Employee Director Compensation Policy to provide that the share price with respect to Annual Grants will be the greater of (a) the average closing price per share of our Common Stock over the 20 trading days ending on the last trading day of the month preceding the month in which the Annual Grant is made and (b) $2.00 per share (the “Annual Grant Share Price”). As a result, on the date of our 2025 Annual Meeting of Stockholders, each non-employee director received 100,000 TRSUs.
For each non-employee director in office as of immediately prior to the closing of a Change in Control (as defined in the 2020 Plan), their then-outstanding equity awards granted pursuant to the Non-Employee Director Compensation Policy will become fully vested immediately prior to the closing of such Change in Control.

60	Opendoor Technologies Inc. // 2026 Proxy Statement

2025 Director Compensation Table
The following table contains information concerning the compensation of our non-employee directors in fiscal year 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Adam Bain	62,500	60,478	—	122,978
David Benson	63,096	57,500	—	120,596
Eric Feder	64,349	57,500	—	121,849
Dana Hamilton	70,000	60,835	—	130,835
Cipora Herman(4)	70,000	3,335	—	73,335
Pueo Keffer(5)	72,850	60,717	528,500	662,067
Keith Rabois(6)	28,447	—	—	28,447
John Rice(7)	36,219	—	—	36,219
Glenn Solomon(8)	65,000	60,598	—	125,598
Eric Wu(9)	15,377	—	—	15,377

(1)
The amount of the cash retainers that our non-employee directors elected to receive in the form of TRSUs is reflected in the “Fees Earned or Paid in Cash” column, and the grant date fair value of the TRSUs granted in satisfaction of such elections on February 14, 2025 that was greater than the amount of the cash retainers to be paid in the form of TRSUs, if any, is reflected in the “Stock Awards” column. The number of TRSUs granted to each non-employee director in lieu of cash retainers for 2025, and the corresponding aggregate grant date fair value of such TRSUs, is as follows: Adam Bain, 42,244 TRSUs, $65,478; Dana Hamilton, 47,313 TRSUs, $73,335; Cipora Herman, 47,313 TRSUs, $73,335; Pueo Keffer, 45,624 TRSUs, $70,717; and Glenn Solomon, 43,934 TRSUs, $68,098.

(2)
Amounts listed represent the aggregate grant date fair value of awards granted during the year referenced, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts do not reflect the actual economic value that may be realized by the non-employee director. For additional information regarding the stock-based awards granted to our NEOs, please see Note 12, Share-Based Awards to the consolidated financial statements included in our 2025 Annual Report. Amounts listed include the annual TRSU award for each non-employee director and, for each non-employee director who elected to receive their cash compensation in the form of TRSUs, the grant date fair value of the TRSUs granted in satisfaction of such elections that was greater than the amount of the cash retainers. The difference in grant date fair value of the TRSUs granted in satisfaction of such elections are as follows: Adam Bain, $2,978; Dana Hamilton, $3,335; Cipora Herman, $3,335; Pueo Keffer, $3,217; and Glenn Solomon, $3,098.

(3)
The amounts in the All Other Compensation column represent the incremental fair value as of the modification date associated with the acceleration of the director’s equity awards, calculated in accordance with FASB ASC Topic 718.

(4)
Ms. Herman resigned from the Board effective February 28, 2025. The Board approved pro-rata accelerated vesting of 62,656 RSUs from Ms. Herman’s 2024 annual grant and 7,669 TRSUs from her TRSUs granted in lieu of her cash retainer for 2025, in each case, effective, as of her resignation date. The remaining 39,644 unvested RSUs held by Ms. Herman were forfeited upon her resignation.

(5)
Mr. Keffer resigned from the Board effective September 10, 2025. The Board approved the acceleration of Mr. Keffer's 2025 Annual Grant in recognition of Mr. Keffer's service on the Board and his active role in the CEO search process, effective as of his resignation date.

(6)	Mr. Rabois was appointed to the Board effective September 10, 2025. He received a prorated cash service retainer for his service as a director for the portion of the year following his appointment.
(7)	Mr. Rice did not stand for re-election to the Board at the 2025 Annual Meeting and retired following the 2025 Annual Meeting of Stockholders on June 13, 2025.
(8)	Mr. Solomon resigned from the Board effective September 10, 2025 and forfeited all then unvested RSUs upon his resignation.
(9)	Mr. Wu was appointed to the Board effective September 10, 2025. He received a prorated cash service retainer for his service as a director for the portion of the year following his appointment.

Opendoor Technologies Inc. // 2026 Proxy Statement	61

The table below shows the aggregate number of unvested TRSU awards held as of December 31, 2025 by each non-employee director.

Name	TRSUs Outstanding as of December 31, 2025
Adam Bain	100,000
David Benson	100,000
Eric Feder	100,000
Dana Hamilton	100,000
Cipora Herman(1)	—
Pueo Keffer(2)	—
Keith Rabois	—
John Rice(3)	—
Glenn Solomon(4)	—
Eric Wu	—

(1)	Ms. Herman resigned from the Board effective February 28, 2025.
(2)	Mr. Keffer resigned from the Board effective September 10, 2025.
(3)	Mr. Rice did not stand for re-election to the Board at the 2025 Annual Meeting and retired following the 2025 Annual Meeting of Stockholders on June 13, 2025.
(4)	Mr. Solomon resigned from the Board effective September 10, 2025.

62	Opendoor Technologies Inc. // 2026 Proxy Statement

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median compensated employee, using the required calculations. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.
For 2025:
•	The annual total compensation of our median employee was $97,758.86; and
•	The annual total compensation of our CEO, as reported in the Summary Compensation Table in this proxy statement, was $741,137,105.
•	The ratio of the annual total compensation of Mr. Nejatian to our median employee was 7,581:1.
For purposes of this pay ratio, both the CEO’s and the median employee’s annual total compensation were calculated in accordance with the requirements of the Summary Compensation Table. For fiscal year 2025, we used the same median employee that was identified in 2023 given there was no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in the pay ratio disclosure. For fiscal year 2023, we determined our median employee by looking at our employee population as of December 31, 2023 and used a consistently applied compensation measure (“CACM”) to all of the employees included in the calculations. Our CACM consisted of total compensation calculated in accordance with Item 402(c) of Regulation S-K (as obtained from our internal payroll systems). This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
•
As of December 31, 2023, our U.S. and non-U.S. employee population consisted of approximately 1,986 full-time and part-time employees. Employees in Canada and India were included in the calculation, and accounted for 30 and 241 employees, respectively, with 1,715 employees in the U.S.

•	Total compensation (base salary, bonuses, plus equity incentive compensation) was selected as the most appropriate and CACM to determine the median employee.
•	For non-U.S. employees, we used exchange rates as of December 11, 2023 of 0.012 INR and 0.734 CAD to the U.S. dollar.
We determined the median employee’s compensation for 2025 using the same methodology used for determining the total compensation of our NEOs for purposes of the Summary Compensation Table disclosed above. The median employee’s annual total compensation was determined to be $97,759 in 2025.
During 2025, Mr. Nejatian served as our CEO during the period from September 10, 2025 through December 31, 2025. In a CEO transition year, the SEC rules provide two options in calculating the CEO pay ratio: combining the two CEOs’ compensation as shown in the Summary Compensation Table or using the individual serving as CEO on the date we selected to identify the median employee and annualize the compensation. As permitted by SEC rules, we selected Mr. Nejatian as our CEO since he was CEO on December 31, 2025 (which is analogous to our determination date of December 31, 2023). For purposes of determining our pay ratio, we determined Mr. Nejatian’s annual total compensation for 2025 was $741,137,105, which, as required by SEC rules, includes his annualized base salary for 2025. Mr. Nejatian’s other compensation for 2025 consisted of equity awards and reimbursement for attorney’s fees in connection with the negotiation of his offer letter, and such amounts were not annualized. The $741,137,105 figure does not represent compensation that Mr. Nejatian actually received or realized in 2025. The figure reflects the grant date fair value of equity awards granted to Mr. Nejatian in connection with his appointment as CEO, calculated in accordance with FASB ASC Topic 718. Over 97% of these equity awards consist of PRSUs that will vest only upon the achievement of rigorous stock price hurdles over multi-year performance periods—meaning the value Mr. Nejatian will actually realize, if any, is entirely contingent on sustained, long-term improvement in Opendoor's stock price. This pay ratio disclosure is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

Opendoor Technologies Inc. // 2026 Proxy Statement	63

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (the “PvP Rules”), we are providing: (1) tabular compensation and performance disclosure for our fiscal years 2021, 2022, 2023, 2024 and 2025 and (2) additional disclosure relative to the relationship between the “Compensation Actually Paid” (“CAP”) set forth in the Pay versus Performance Table and the Company’s and the Peer Group Total Stockholder Return (“TSR”), in each case over our fiscal years 2021, 2022, 2023, 2024, and 2025. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, see “Compensation Discussion and Analysis” in this proxy and in our proxy statements filed in 2022, 2023, 2024 and 2025.
In the below pay versus performance table, we provide information about compensation of our NEOs for each of the last five fiscal years (the “Covered Years”). Additionally, we provide information about the results for certain financial performance measures during the Covered Years. Although the PvP Rules require us to disclose “compensation actually paid,” these amounts do not necessarily reflect compensation that our NEOs actually earned in the Covered Years. Instead, “compensation actually paid” reflects a calculation computed in accordance with the PvP Rules, including adjusted values to unvested and vested equity awards during the Covered Years based on either year-end or vesting date stock prices and various accounting valuation assumptions. “Compensation actually paid” generally fluctuates due to stock price performance.

Pay Versus Performance
Year	Summary Compensation Table Total to PEO (2)	Compensation Actually Paid to (Lost by) PEO (3)	Summary Compensation Table Total to Former PEO 1 (2)	Compensation Actually Paid to (Lost by) Former PEO 1 (3)	Summary Compensation Table Total to Former PEO 2 (2)	Compensation Actually Paid to (Lost by) Former PEO 2 (3)	Summary Compensation Table Total to Former PEO 3 (2)	Compensation Actually Paid to (Lost by) Former PEO 3 (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid for Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On		Net Income / (Loss) ($Millions) (7)	Adjusted Net Income / (Loss) ($Millions) (8)
											Opendoor Total Stockholder Return (5)	Peer Group Total Stockholder Return (6)
2025	741,137,105	428,477,852	1,955,693	22,764,781	$4,909,110	$4,074,962	N/A	N/A	$17,462,999	$16,912,257	$19	$125	$(1,300)	$(195)
2024	N/A	N/A	N/A	N/A	$750,500	$(30,822,125)	N/A	N/A	$5,136,683	$2,326,493	$5	$117	$(392)	$(258)
2023	N/A	N/A	N/A	N/A	$17,566,265	$67,087,377	N/A	N/A	$838,011	$3,103,004	$14	$104	$(275)	$(778)
2022	N/A	N/A	N/A	N/A	$383,334	$(33,760,155)	$325,000	$(191,665,693)	$2,209,789	$(16,981,618)	$4	$77	$(1,353)	$(574)
2021	N/A	N/A	N/A	N/A	N/A	N/A	$112,333,540	$(95,777,677)	$24,302,144	$5,199,835	$47	$112	$(662)	$(116)

(1)
Kaz Nejatian served as the Company’s Principal Executive Officer (our “PEO”) for the period September 10, 2025 to December 31, 2025. Shrisha Radhakrishna served as our PEO for the period August 15, 2025 to September 10, 2025 (“Former PEO 1”). Carrie Wheeler served as our PEO for the period January 1, 2025 to August 15, 2025, for the entirety of fiscal years 2023 and 2024 and from December 1 to December 31, 2022 (“Former PEO 2”). Our former PEO, Eric Wu, served as our PEO for the entirety of fiscal 2021 as well as January 1 to November 30, 2022 (“Former PEO 3”). The Company’s other NEOs (the “Non-PEO NEOs”) for the indicated fiscal years were as follows:

•	2025: Christina Schwartz, Lucas Matheson, Giang LeGrice, Selim Freiha, and Sydney Schaub;
•	2024: Selim Freiha, Sydney Schaub, Christina Schwartz, and Megan Meyer Toolson
•	2023: Christina Schwartz, Megan Meyer Toolson, Sydney Schaub, and Daniel Morillo
•	2022: Christina Schwartz, Sydney Schaub, Andrew Low Ah Kee, and Daniel Morillo
•	2021: Carrie Wheeler, Andrew Low Ah Kee, Daniel Morillo, Ian Wong, and Elizabeth Stevens
(2)
Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the indicated fiscal year in the case of our PEO and each former PEO, and (ii) the average of the total compensation reported in the Summary Compensation Table for the Non-PEO NEOs in the indicated year for such years.

64	Opendoor Technologies Inc. // 2026 Proxy Statement

(3)
Amounts reported in these columns represent the compensation actually paid to (lost by) our PEO and each former PEO for the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on their total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the tables below:

PEO
+/-		2025
	Summary Compensation Table - Total Compensation	$741,137,105
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$(741,130,175)
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$428,470,922
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$—
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$—
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$—
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—
=	Compensation Actually Paid	$428,477,852

Former PEO 1
+/-		2025
	Summary Compensation Table - Total Compensation	$1,955,693
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$(380,137)
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$—
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$ 12,044,925
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$—
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$9,144,300
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—
=	Compensation Actually Paid	$ 22,764,781

Former PEO 2
+/-		2022	2023	2024	2025
	Summary Compensation Table – Total Compensation	$383,334	$17,566,265	$750,500	$4,909,110
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$0	$(16,566,265)	$0	$(4,159,110)
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$0	$50,602,411	$0	$—
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$(25,998,352)	$3,349,687	$(22,123,486)	$—
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$10,589,231	$0	$2,481,000
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(8,145,137)	$1,546,048	$(9,449,139)	$(1,207,592)
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$2,051,554
=	Compensation Actually Paid	$(33,760,155)	$67,087,377	$(30,822,125)	$4,074,962

Opendoor Technologies Inc. // 2026 Proxy Statement	65

Former PEO 3
+/-		2021	2022
	Summary Compensation Table - Total Compensation	$112,333,540	$325,000
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$(111,598,143)	$0
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$64,558,478	$0
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$(165,137,966)	$(7,421,831)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$19,762,150	$0
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(15,695,736)	$(14,858,822)
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$(169,710,040)
=	Compensation Actually Paid	$(95,777,677)	$(191,665,693)

Equity Award values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(4)
Amounts reported in this column represent the compensation actually paid to the Non-PEO NEOs in the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

NEO Average
+/-		2021	2022	2023	2024	2025
	Summary Compensation Table - Total Compensation	$24,302,144	$2,209,789	$838,011	$5,136,683	$17,462,999
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$(23,637,936)	$(1,551,351)	$0	$(4,636,307)	$ (16,788,456)
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$11,832,656	$572,406	$0	$2,652,896	$14,033,330
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$(8,760,674)	$(14,604,217)	$1,721,801	$(343,389)	$—
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$5,537,345	$20,842	$0	$388,801	$315,565
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(3,354,547)	$(3,629,087)	$875,951	$(872,191)	$2,736,620
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$719,153	$0	$332,759	$0	$(847,801)
=	Compensation Actually Paid	$5,199,835	$(16,981,618)	$3,103,004	$2,326,493	$16,912,257

(5)
Please see footnote 1 for the Non-PEO NEOs included in the average for each indicated fiscal year. Equity Award values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The fair value as of the last day of each fiscal year or the applicable vesting date is determined (a) for stock options, based on the Black-Scholes value as of the applicable date, (b) for TRSUs, based on the stock price as of the applicable date, (c) for PRSUs that are not tied to market conditions, based on the stock price as of the applicable date, as adjusted by the probability of achievement of the applicable performance objectives at the time of grant, and (d) for PRSUs that are tied to market conditions, a Monte Carlo simulation model, based on the assumptions set forth in Note 12, Share-Based Awards to the consolidated financial statements included in our 2025 Annual Report as of the applicable date. Pursuant to Item 402(v) of Regulation S-K, the comparison assumes $100 was invested in our Common Stock on December 31, 2020, which was the last trading day before the earliest fiscal year in the table, using the closing stock price on that date. Historic stock price performance is not necessarily indicative of future stock price performance.

66	Opendoor Technologies Inc. // 2026 Proxy Statement

(6)
The TSR Peer Group is the Nasdaq Real Estate and Other Financial Services Index, which is the industry-specific index the Company uses in its Annual Report on Form 10-K. This calculation assumes that $100 was invested in this index on December 31, 2020 (aligned with the period used in footnote #5 above).

(7)	Amounts reported in this column represent the Company’s net income (loss) for the indicated years as reported in our 2025 Annual Report, 2024 Annual Report and 2022 Annual Report.
(8)
We chose ANI as our Company-selected measure because we use our Company’s annual ANI performance to determine annual bonuses paid to our NEOs. A detailed definition of ANI and full reconciliation of ANI to its most directly comparable GAAP financial measure are included in Annex A attached to this proxy statement.

Tabular List of Financial Performance Measures
The following is an unranked list of the most important financial performance measures the Company used to link compensation actually paid to the NEOs to Company performance for the fiscal year ended December 31, 2025:
•	ANI
•	Product-Level profit
Relationship Between Pay and Performance
“Compensation actually paid,” as calculated per SEC Item 402(v) of Regulation S-K, reflects cash compensation actually paid as well as changes to the fair values of equity awards during the years shown in the table based on year-end or vesting date stock prices, and various accounting valuation assumptions. Due to how CAP is calculated, the CAP as reported for each year does not reflect the actual amounts earned by our NEOs from their equity awards. CAP generally fluctuates annually due to the change in our stock price from year to year as well as varying levels of actual achievement of performance goals.
Because CAP does not reflect the actual amount earned by our NEOs on their equity compensation, we do not use this measure for understanding how NEO pay aligns with our Company performance. For a discussion of how our Compensation Committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see “Compensation Discussion and Analysis” in this proxy statement and our proxy statements filed in 2021, 2022, 2023, 2024 and 2025.
Below are graphs showing the relationship of “Compensation Actually Paid” to our PEOs and Non-PEO NEOs for our fiscal years 2021, 2022, 2023, 2024 and 2025 to (1) TSR of both our Common Stock and the Nasdaq Real Estate and Other Financial Services Index (assuming $100 was invested in our Common Stock on December 31, 2020, (2) our net income (loss), and (3) our ANI.

Opendoor Technologies Inc. // 2026 Proxy Statement	67

68	Opendoor Technologies Inc. // 2026 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
The table below summarizes our equity compensation plan information as of December 31, 2025.

Plan category:	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (excludes securities reflected in first column)
Equity compensation plans approved by security holders(1)	—	—	30,493,617(7)
Restricted Stock Units	50,749,486(3)	—	—
Options to Purchase Common Stock	3,327,337(4)	$2.65(6)	—
Equity compensation plans not approved by security holders(2)	83,353,299(5)	—	18,957,958
Total	137,430,122	$2.65	49,451,575

(1)
Consists of the Opendoor Labs Inc. 2014 Stock Plan (the “2014 Plan”), the Opendoor Technologies Inc. 2020 Incentive Award Plan (the “2020 Plan”) and the Opendoor Technologies Inc. 2020 Employee Stock Purchase Plan (the “ESPP”).

(2)	Consists of the Inducement Plan, the First CEO Sign-On PRSU Award and the Second CEO Sign-On PRSU Award.
(3)	Consists of 50,749,486 outstanding TRSUs and PRSUs (assuming “target” performance) under the 2020 Plan.
(4)	Consists of 3,327,337 outstanding options to purchase stock under the 2014 Plan and 0 outstanding options under the 2020 Plan.
(5)	Consists of 1,580,611 outstanding TRSUs under the Inducement Plan, the First CEO Sign-On PRSU Award and the Second CEO Sign-On PRSU Award.
(6)
As of December 31, 2025, the weighted-average exercise price of outstanding options under the 2014 Plan was $2.6523 and the weighted-average exercise price of outstanding options under the 2020 Plan was $0.00.

(7)
No additional awards will be granted under the 2014 Plan and, as a result, no shares remain available for issuance for new awards under the 2014 Plan. The number of shares authorized under our 2020 Plan will increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2030, by an amount equal to the lesser of (A) a number equal to the excess (if any) of (1) 5% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding fiscal year over (2) the number of shares reserved for issuance under the 2020 Plan as of such date and (B) such smaller number of shares as determined by our Board. The number of shares authorized under our ESPP will increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2030, by an amount equal to the lesser of (A) 1% of the shares of Common Stock outstanding as of the last day of the immediately preceding fiscal year and (B) such smaller number of shares of Common Stock as determined by our Board; provided, however, that no more than 54,385,060 shares of Common Stock may be issued under the ESPP. A maximum of 24,634,174 shares were eligible to be purchased during the offering period under our ESPP in effect as of December 31, 2025.

Inducement Award Plan
In July 2022 our Board of Directors adopted the 2022 Inducement Award Plan (the “Inducement Plan”) upon the recommendation of the Compensation Committee. Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan is not required as a condition of the effectiveness of the Inducement Plan. A description of the principal features of the Inducement Plan is set forth below.
Eligibility and Administration
Only certain prospective employees of the Company are eligible to participate in the Inducement Plan. The Inducement Plan is administered by our Compensation Committee. The plan administrator has the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Inducement Plan, subject to its express terms and conditions. Awards must be approved by the Compensation Committee or a majority of our independent directors, and the authority to grant awards under the Inducement Plan may not be delegated.

Opendoor Technologies Inc. // 2026 Proxy Statement	69

Shares Available for Awards
The maximum number of shares of Common Stock authorized for issuance under the Inducement Plan is 31,200,000 shares (the “Inducement Plan Share Limit”). Shares issued under the Inducement Plan may be treasury shares or authorized but unissued shares.
The following types of shares are added back to the available share limit under the Inducement Plan: (1) shares subject to awards that are forfeited, expire or are settled for cash; and (2) shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards. However, the following types of shares are not added back to the available share limit under the Inducement Plan: (a) shares subject to a stock appreciation right (“SAR”) that are not issued in connection with the stock settlement of the SAR on its exercise; (b) shares purchased on the open market with the cash proceeds from the exercise of options; and (c) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award.
Awards granted under the Inducement Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which the Company enters into a merger or similar corporate transaction, will not reduce the shares authorized for grant under the Inducement Plan.
Awards
The Inducement Plan provides for the grant of stock options, including nonqualified stock options, SARs, restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the Inducement Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Inducement Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our Common Stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.
•
Stock Options and SARs. Stock options provide for the purchase of shares of our Common Stock in the future at an exercise price set on the grant date. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of incentive stock options (“ISOs”) granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•	Restricted Stock. Restricted stock is an award of nontransferable shares of our Common Stock that are subject to certain vesting conditions and other restrictions.
•
RSUs. RSUs are contractual promises to deliver shares of our Common Stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Inducement Plan.

•
Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

70	Opendoor Technologies Inc. // 2026 Proxy Statement

•
Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Common Stock and may be granted alone or in tandem with awards other than stock options or SARs.

Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.
Certain Transactions
The plan administrator has broad discretion to take action under the Inducement Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Inducement Plan and outstanding awards. In the event of a change in control (as defined in the Inducement Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.
No Repricing
Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.
Foreign Participants, Clawback Provisions, Transferability and Participant Payments
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such clawback policy or the applicable award agreement. Awards under the Inducement Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Inducement Plan, the plan administrator may, in its discretion, accept cash or check, shares of our Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
Stockholder Approval; Plan Amendment and Termination
Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. Our Board may amend or terminate the Inducement Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Inducement Plan, may materially and adversely affect an award outstanding under the Inducement Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Inducement Plan will remain in effect until the tenth anniversary of the date the Compensation Committee adopted the Inducement Plan, unless earlier terminated. No awards may be granted under the Inducement Plan after its termination.
CEO Sign-On Inducement Awards
In September 2025, our Board of Directors approved inducement equity awards to our Chief Executive Officer in connection with the commencement of his employment (“CEO Sign-On Inducement Awards”). A description of the principal features of the CEO Sign-On Inducement Awards is set forth above under “Long-Term Equity Compensation – 2025 Make-Whole and Sign-On Equity Awards.”

Opendoor Technologies Inc. // 2026 Proxy Statement	71

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 30, 2026, by:
•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our voting shares;
•	each of our named executive officers and directors; and
•	all of our current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of March 30, 2026.
Percentage ownership of our voting securities is based on 963,283,777 shares of our Common Stock that were issued and outstanding as of March 30, 2026.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(1)	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Holders
Morgan Stanley(2)	97,870,639	10.16%
Directors and Named Executive Officers
Kaz Nejatian(3)	137,498	*
Christina Schwartz(4)	544,051	*
Lucas Matheson	—	*
Giang LeGrice(5)	100,000	*
Shrisha Radhakrishna(6)	1,184,183	*
Carrie Wheeler(7)	9,550,650	*
Selim Freiha(8)	708,751	*
Sydney Schaub(9)	546,740	*
Adam Bain(10)	3,369,670	*
David Benson(11)	86,274	*
Eric Feder(12)	111,648	*
Dana Hamilton(13)	224,509	*
Keith Rabois(14)	680,617	*
Eric Wu(15)	2,070,510	*
All current directors and executive officers as a group (11 persons)(16)	8,508,960	*

*	Less than 1% of our outstanding Common Stock.
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 1295 West Washington Street, Suite 115, Tempe Arizona 85288.
(2)
Based solely on a Schedule 13G/A filed with the SEC on April 8, 2026, by Morgan Stanley and Morgan Stanley Investment Management Inc. (collectively, “the MS Group”). Morgan Stanley holds shared voting power over 92,640,331 shares of Common Stock and shared dispositive power over 97,870,639 shares of Common Stock, and Morgan Stanley Investment Management Inc. holds shared voting power over 92,474,359 shares of Common Stock and shared dispositive power over 97,656,149 shares of Common Stock. The address for the MS Group is 1585 Broadway, New York, NY 10036.

(3)	Includes (i) 125,000 shares of Common Stock held by Kaz Nejatian and (ii) 12,498 shares of Common Stock issuable upon the exercise of warrants exercisable as of or within 60 days of March 30, 2026.
(4)
Includes (i) 320,665 shares of Common Stock held by Christina Schwartz, (ii) 133,549 shares issuable pursuant to outstanding RSUs that will vest within 60 days of March 30, 2026, (iii) 63,701 shares of Common Stock issuable upon the exercise of options exercisable as of or within 60 days of March 30, 2026 and (iv) 26,136 shares of Common Stock issuable upon the exercise of warrants exercisable as of or within 60 days of March 30, 2026.

72	Opendoor Technologies Inc. // 2026 Proxy Statement

(5)	Includes 100,000 shares issuable pursuant to outstanding RSUs that will vest within 60 days of March 30, 2026.
(6)
Includes (i) 827,747 shares of Common Stock held by Shrisha Radhakrishna, (ii) 355,938 shares issuable pursuant to outstanding RSUs that will vest within 60 days of March 30, 2026 and (iii) 498 shares of Common Stock issuable upon the exercise of warrants exercisable as of or within 60 days of March 30, 2026.

(7)
Ms. Wheeler resigned from her position as Chief Executive Officer, effective August 15, 2025, and served as an advisor to the Company through December 31, 2025. Her beneficial ownership amount is an estimate based on our internal records.

(8)	Mr. Freiha ceased serving as our Chief Financial Officer, effective September 19, 2025. His beneficial ownership amount is an estimate based on our internal records.
(9)
Includes (i) 485,675 shares of Common Stock held by Sydney Schaub and (ii) 61,065 shares of Common Stock issuable upon the exercise of warrants exercisable as of or within 60 days of March 30, 2026. Ms. Schaub resigned from her position as Chief Legal Officer, effective November 7, 2025, and served as an advisor to the Company through November 21, 2025. Her beneficial ownership amount is an estimate based on our internal records.

(10)
Includes (i) 357,449 shares of common stock held by Adam Bain, (ii) 2,479 shares issuable pursuant to outstanding RSUs that will vest within 60 days of March 30, 2026, (iii) 32,127 shares of common stock issuable upon the exercise of warrants exercisable as of or within 60 days of March 30, 2026, (iv) 225,000 shares of common stock held by 010118 Management, L.P. (“010118”), (v) 2,543,272 shares held by 01 Advisors 01 L.P. (“01 Advisors”) and (vi) 209,343 shares of common stock held by 01 Advisors issuable upon the exercise of warrants exercisable as of or within 60 days of March 30, 2026. Mr. Bain is a managing member of 010118 and a managing partner of 01 Advisors and may be deemed a beneficial owner of the shares of common stock held by 010118 and 01 Advisors.

(11)	Includes (i) 78,432 shares of Common Stock held by David Benson and (ii) 7,842 shares of Common Stock issuable upon the exercise of warrants exercisable as of or within 60 days of March 30, 2026.
(12)
Includes (i) 98,253 shares of Common Stock held by LENX, LLC, a wholly-owned subsidiary of Lennar Corporation, (ii) 3,570 shares issuable pursuant to outstanding RSUs that will vest within 60 days of March 30, 2026 and (iii) 9,825 shares of Common Stock issuable upon the exercise of warrants exercisable as of or within 60 days of March 30, 2026. Mr. Feder is the President of LENX, LLC. Mr. Feder is a minority shareholder of Lennar Corporation, owning less than one percent of Lennar Corporation’s outstanding shares. Mr. Feder disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(13)	Includes (i) 205,177 shares of Common Stock held by Dana Hamilton and (ii) 19,332 shares of Common Stock issuable upon the exercise of warrants exercisable as of or within 60 days of March 30, 2026.
(14)
Includes (i) 615,409 shares of Common Stock held by Keith Rabois, (ii) 3,669 shares issuable pursuant to outstanding RSUs that will vest within 60 days of March 30, 2026 and (iii) 61,539 shares of Common Stock issuable upon the exercise of warrants exercisable as of or within 60 days of March 30, 2026.

(15)	Includes (i) 1,950,636 shares of Common Stock held by Eric Wu and (ii) 119,874 shares of Common Stock issuable upon the exercise of warrants exercisable as of or within 60 days of March 30, 2026.
(16)
Includes 599,205 shares issuable pursuant to outstanding RSUs that will vest within 60 days of March 30, 2026, (ii) 63,701 shares of Common Stock issuable upon the exercise of options exercisable as of or within 60 days of March 30, 2026 and (iii) 289,671 shares of Common Stock issuable upon the exercise of warrants exercisable as of or within 60 days of March 30, 2026 for all current executive officers and directors.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers (as defined under Rule 16a-1(f) under the Exchange Act) and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons, other than two Form 4s, each with one transaction in connection with the withholding of shares to satisfy tax withholding obligations, for Ms. Schaub in 2025, which were inadvertently filed late.

Opendoor Technologies Inc. // 2026 Proxy Statement	73

CERTAIN RELATIONSHIPS AND RELATED
PERSON TRANSACTIONS
Policies and Procedures for Approval of Related Person Transactions
Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest (or the perception thereof). Our Board has adopted a written “Related Person Transactions Policy,” setting forth the policies and procedures for the review and approval or ratification of related person transactions. For purposes of the Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, (ii) the amount involved exceeds or is reasonably expected to exceed $120,000 and (iii) a “related person” (as defined in the Policy) had, has or will have a direct or indirect material interest. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy.
Under the policy, our legal team is primarily responsible for developing and implementing processes and procedures to obtain information with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. In addition, any potential related person transaction that is proposed to be entered into by the Company must be reported to the Company’s Head of Legal by both the related person and the person at the Company responsible for such potential related person transaction. If our legal team determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our Head of Legal is required to present to the Audit and Risk Committee all relevant facts and circumstances relating to the related person transaction. Our Audit and Risk Committee must review the relevant facts and circumstances of each related person transaction and either approve or disapprove the related person transaction.
Any proposed transaction that has been identified as a related person transaction may be consummated or materially amended only following approval by the Audit and Risk Committee in accordance with the provisions of our policy. No director may participate in the approval of a related person transaction for which such director is a related person. In the event that it is inappropriate for the Audit and Risk Committee to review the transaction for reasons of conflict of interest or otherwise, after taking into account possible recusals by Audit and Risk Committee members, then the related person transaction shall be approved by another independent body of our Board. Any related person transaction, if not a related person transaction when originally consummated, or if not initially identified as a related person transaction prior to consummation, shall be submitted to the Audit and Risk Committee for review and ratification as soon as reasonably practicable.
The Audit and Risk Committee shall consider whether to ratify and continue, amend and ratify or terminate and rescind such related person transaction.
Our management will update the Audit and Risk Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then-current related person transactions.
Other than as listed below, there are no related party transactions entered into since January 1, 2025 requiring disclosure (and other than equity and other compensation, termination, change in control and other arrangements, which are described under the section of this proxy titled “Executive Compensation”).
Employment of Family Members
Kia Nejatian, the brother of our CEO, Kaz Nejatian, is employed by the Company as our Head of Homebuilder Partnerships. At the time of his hiring in November 2025, Kia Nejatian’s annual base salary was set at $200,000, he received a one-time sign-on bonus of $30,000, subject to a customary one-year clawback provision, and received a grant of 57,000 restricted stock units, subject to a three-year vesting period. Since November 2025, Kia Nejatian has been entitled to participate in the retirement, health and welfare benefit plans generally available to our other full-time salaried employees.

74	Opendoor Technologies Inc. // 2026 Proxy Statement

Director PIPE Transaction
On September 10, 2025, Eric Wu was appointed as Class III director of the Company, effective immediately. In connection with such appointment, Mr. Wu also entered into a Stock Purchase Agreement with the Company, dated September 10, 2025, pursuant to which he agreed to purchase 751,879 shares of Common Stock of the Company for an aggregate purchase price of $5 million in private offerings that were consummated in September 2025. The shares were issued in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D thereunder, and were not registered under the Securities Act of 1933.
Director and Officer Indemnification and Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer.

Opendoor Technologies Inc. // 2026 Proxy Statement	75

PROPOSAL 2 — RATIFICATION OF APPOINTMENT BY THE AUDIT AND RISK COMMITTEE OF DELOITTE & TOUCHE LLP
The Audit and Risk Committee of our Board has appointed the firm of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Although stockholder ratification of the appointment of Deloitte & Touche LLP is not required by law, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice. If our stockholders fail to ratify the selection, the Audit and Risk Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit and Risk Committee in its discretion may direct the appointment of different independent auditors for the Company at any time during the year, if they determine that such a change would be in the best interests of the Company and its stockholders. Deloitte & Touche LLP served as our independent registered public accounting firm for the year ended December 31, 2025. Neither Deloitte & Touche LLP nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit services. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.
In the event that the appointment of Deloitte & Touche LLP is not ratified by the stockholders at the Annual Meeting, our Audit and Risk Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2027. Even if the selection of Deloitte & Touche LLP is ratified, the Audit and Risk Committee retains the discretion to select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.
Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment by the Audit and Risk Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026.

76	Opendoor Technologies Inc. // 2026 Proxy Statement

Principal Accountant Fees and Services
The following table summarizes the fees of Deloitte & Touche LLP, our independent registered public accounting firm, billed to Opendoor Technologies Inc. for the fiscal years ended December 31, 2025 and 2024.

Fee Category (in thousands)	2025	2024
Audit Fees(1)	$2,362	$3,134
Audit-Related Fees(2)	$190	$216
Tax Fees(3)	$498	$545
All Other Fees	—	—
Total Fees	$3,050	$3,895

(1)
Audit fees consist of fees for professional services rendered in connection with the annual audits of our consolidated financial statements, the review of our interim condensed consolidated financial statements included in our Quarterly Reports, consultations on accounting matters directly related to the audit, and audits in connection with statutory, regulatory, and contractual requirements.

(2)	Audit-related fees primarily consist of fees for professional services rendered in connection with the submission of various registration statements.
(3)	Tax fees consist of fees billed for services rendered for tax compliance, tax advice and tax planning.
All of the services of Deloitte & Touche LLP for 2025 and 2024 described above were pre-approved by the Audit and Risk Committee.
Audit and Risk Committee Pre-Approval Policy and Procedures
The Audit and Risk Committee has adopted a pre-approval policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage Deloitte & Touche LLP to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit and Risk Committee on a case-by-case basis (“specific pre-approval”) or (ii) pre-approved on a collective basis pursuant to the Pre-Approval Policy (“collective pre-approval”). Unless a type of service to be provided by Deloitte & Touche LLP has received collective pre-approval, it requires specific pre-approval by the Audit and Risk Committee or by a designated member of the Audit and Risk Committee to whom the committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit and Risk Committee will consider whether such services are consistent with the SEC’s rules on auditor independence.
Report of the Audit and Risk Committee
The Audit and Risk Committee has reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit and Risk Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit and Risk Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The Company’s independent registered public accounting firm also provided the Audit and Risk Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence. In addition, the Audit and Risk Committee discussed with the independent registered public accounting firm its independence from the Company.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit and Risk Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
David Benson (Chair)
Dana Hamilton
Keith Rabois

Opendoor Technologies Inc. // 2026 Proxy Statement	77

PROPOSAL 3 — APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Background
As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “Say-on-Pay Vote,” gives our stockholders the opportunity to express their views on our named executive officers’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
We encourage our stockholders to review the “Executive Compensation” section of this proxy statement for more information.
As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers. Following our 2021 Annual Meeting of Stockholders, the Company’s stockholders recommended, and the Company determined, that the Say-on-Pay Vote would occur every year. At our 2025 Annual Meeting of Stockholders, approximately 97% of the votes cast were voted “for” the Say-on-Pay Vote. The next Say-on-Pay Vote will occur at our 2027 Annual Meeting of Stockholders (“2027 Annual Meeting”).
Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of Opendoor Technologies Inc. approve, on an advisory (non-binding) basis, the 2025 compensation of Opendoor Technologies Inc.’s named executive officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Opendoor Technologies Inc.’s proxy statement for the 2026 Annual Meeting of Stockholders.”
Board Recommendation

Our Board unanimously recommends a vote “FOR” the resolution to approve, on an advisory (non-binding) basis, the 2025 compensation of our named executive officers as described in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in this proxy statement.

78	Opendoor Technologies Inc. // 2026 Proxy Statement

ADDITIONAL INFORMATION
Stockholder Proposals and Director Nominations
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2027 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to us at our principal executive offices, 1295 West Washington Street, Suite 115, Tempe, Arizona 85288. Any proposal submitted pursuant to Rule 14a-8 must be received by us no later than December 29, 2026. We suggest that proponents submit their Rule 14a-8 proposals by certified mail, return receipt requested, addressed to our Corporate Secretary, Rishi Kotiya.
In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other proposals by stockholders that are not intended to be included in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2027 Annual Meeting, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be in writing and delivered to or mailed and received by our Corporate Secretary at our principal executive offices not later than March 13, 2027 and not before February 11, 2027, provided, however, that if the date of the 2027 Annual Meeting is more than 30 days before, or more than 60 days after, the one-year anniversary of this year’s Annual Meeting, notice by the stockholder to be timely must be so delivered or received, not more than the 120th day prior to such 2027 Annual Meeting date and not later than (i) the 90th day prior to such 2027 Annual Meeting date or, (ii) if later, the 10th day following the day on which public disclosure of the date of the 2027 Annual Meeting is first made by us. Our Bylaws also specify requirements relating to the content of the notice that stockholders must provide in order for a director nomination or other proposal to be properly presented at the 2027 Annual Meeting.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than the dates specified above.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
Householding of Annual Meeting Materials
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of this proxy statement or our 2025 Annual Report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.
Other Matters
Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.
Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of our Board, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.

Opendoor Technologies Inc. // 2026 Proxy Statement	79

In addition to the use of the mails, proxies may be solicited by telephone and email by directors, officers and other employees of Opendoor who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons, other than directors and employees of Opendoor for their reasonable expenses in connection therewith.
We have also engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support for a service fee and the reimbursement of customary disbursements that are not expected to exceed $16,000 in the aggregate. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. Any stockholder needing assistance in voting their shares should contact MacKenzie Partners, Inc. at (800) 322-2885 (Toll Free) or via email at proxy@mackenziepartners.com.
Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.
2025 Annual Report
A copy of our 2025 Annual Report, including consolidated financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record as of the Record Date without charge upon written request addressed to:
Rishi Kotiya, Corporate Secretary
Opendoor Technologies Inc.
1295 West Washington Street, Suite 115
Tempe, Arizona 85288
A reasonable fee will be charged for copies of requested exhibits to the 2025 Annual Report. You also may access this proxy statement and our 2025 Annual Report in the “Financials & Filings” section of the “Investor Relations” page of our website located at https://investor.opendoor.com.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ELECTRONICALLY, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL HELP ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
By Order of the Board of Directors,

Kaz Nejatian
Chief Executive Officer and Director
Tempe, Arizona

80	Opendoor Technologies Inc. // 2026 Proxy Statement

ANNEX A

Definitions and Reconciliations of Non-GAAP Financial Measures
Use of Non-GAAP Financial Measures
To provide investors with additional information regarding the Company’s financial results, this proxy statement includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures, including Adjusted Net Income (Loss) (“ANI”) and Product-Level Profit (“PLP”) are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results.
Adjusted Net Income (Loss)
We present Adjusted Net Income (Loss) (“ANI”), which is a non-GAAP financial measure that management uses to assess our underlying financial performance. ANI is also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe ANI provides investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non-cash, not directly related to our revenue-generating operations, not aligned to related revenue, or not reflective of ongoing operating results that vary in frequency and amount. ANI is a supplemental measure of our operating performance and has important limitations. For example, ANI excludes the impact of certain costs required to be recorded under GAAP. ANI also includes inventory valuation adjustments that were recorded in prior periods under GAAP and excludes, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. ANI could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, ANI should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of ANI to the most directly comparable GAAP financial measure, which is net loss.
We calculate ANI as GAAP net loss adjusted to exclude non-cash expenses of stock-based compensation, equity securities fair value adjustment, derivative and warrant fair value adjustment, and intangibles amortization expense. ANI excludes expenses that are not directly related to our revenue-generating operations such as restructuring and legal contingency accruals. It excludes loss (gain) on extinguishment of debt as these expenses or gains were incurred as a result of decisions made by management to repay portions of our outstanding credit facilities and the 0.25% convertible senior notes due in 2026 early; these expenses are not reflective of ongoing operating results and vary in frequency and amount. ANI excludes non-recurring payroll tax on initial RSU release, gain on lease termination, goodwill impairment and convertible note payment-in-kind interest and issuance discount amortization. ANI also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of ANI does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date.
Product-Level Profit
We present Product-Level Profit (“PLP”), which is a non-GAAP financial measure that management uses to evaluate the operational profitability of the Company's core product activities, independent of the effects of capital structure decisions and fixed cost commitments. By starting from Adjusted EBITDA and removing interest expense, which reflects financing choices rather than product performance, and adding back fixed operating expenses, PLP isolates the profit generated by the Company's product operations before the allocation of costs that are largely invariant with respect to volume or product-level decisions. This allows management to assess how effectively the Company's products generate value on a standalone basis and to compare product-level performance across periods without distortion from changes in the Company's financing structure or fixed cost base.

Opendoor Technologies Inc. // 2026 Proxy Statement	A-1

We calculate Adjusted EBITDA as Adjusted Net Loss adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business.
We calculate Product-Level Profit as Adjusted EBITDA (as defined above), less interest expense, plus fixed operating expenses. A reconciliation of PLP to net loss, the most directly comparable GAAP financial measure, is set forth below. By adding back fixed operating expenses, PLP isolates the profit generated by the Company's product operations before the allocation of costs that are largely invariant with respect to volume or product-level decisions. This allows management to assess how effectively the Company's products generate value on a standalone basis and to compare product-level performance across periods without distortion from changes in the Company's financing structure or fixed cost base.

A-2	Opendoor Technologies Inc. // 2026 Proxy Statement

OPENDOOR TECHNOLOGIES INC.

NON-GAAP FINANCIAL MEASURES

Reconciliation of our Adjusted Net Income (Loss) to our Net Loss, (in millions) (Unaudited)	Year Ended December 31
	2025	2024	2023	2022	2021	2020
Net loss (GAAP)	-1,300	-392	-275	-1,353	-662	-253
Adjustments:
Stock-based compensation	56	114	126	171	536	38
Stock-based compensation for market condition RSUs	103	0	0	0	0	0
Equity securities fair value adjustment(1)	0	7	1	35	-35	0
Warrant fair value adjustment(1)	3	0	0	0	-12	-8
Intangibles amortization expense(2)	0	4	7	9	4	4
Amortization of stock-based compensation capitalized to IDSW(3)	14	0	0	0	0	0
Inventory valuation adjustment — Current Period(4)(5)	19	25	23	458	39	0
Inventory valuation adjustment — Prior Periods(4)(6)	-25	-26	-455	-39	0	-11
Restructuring(7)	10	17	14	17	0	31
CEO make-whole provision(8)	5	0	0	0	0	0
Convertible note PIK interest and discount amortization(9)	0	0	0	0	0	8
Loss (gain) on extinguishment of debt	924	2	-216	25	0	11
Goodwill impairment	0	0	0	60	0	0
Payroll tax on initial RSU release	0	0	0	0	5	0
Legal contingency accrual and related expenses	0	5	0	46	14	4
Other(10)	-4	-14	-3	-3	-5	1
Adjusted Net Income (Loss)	-195	-258	-778	-574	-116	-175
Adjustments:
Depreciation and amortization, excluding amortization of intangibles	20	35	45	41	33	22
Property financing(11)	102	116	174	329	119	38
Other interest expense(12)	29	17	37	56	24	22
Interest income(13)	-39	-53	-106	-22	-3	-5
Income tax expense	0	1	1	2	1	0
Adjusted EBITDA	-83	-142	-627	-168	58	-98
Adjustments:
Interest expense	-131	-133	-211	-	-	-
Fixed operating expenses(14)	142	209	259	-	-	-
Product-Level Profit	-72	-66	-579	-	-	-

(1)	Represents the gains and losses on certain financial instruments, which are marked to fair value at the end of each period.
(2)
Represents amortization of acquisition-related intangible assets. The acquired intangible assets had useful lives ranging from 1 to 5 years and amortization was expected until the intangible assets were fully amortized in 2024.

(3)
Beginning in 2025, the Company revised the presentation of the amortization of stock-based compensation capitalized to IDSW to more appropriately present the full impact of all stock-based compensation expenses. This expense was previously included in “Depreciation and amortization, excluding amortization of intangibles.” Had this presentation been applied for the years ended December 31, 2024 and December 31, 2023, Adjusted Net Loss would have improved by $13 million and $12 million, respectively, with no impact to Adjusted EBITDA.

(4)	Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.
(5)	Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

Opendoor Technologies Inc. // 2026 Proxy Statement	A-3

(6)	Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.
(7)
Restructuring costs consist primarily of severance and employee termination benefits and bonuses incurred in connection with the elimination of employees’ roles. Additionally, these costs include expenses related to the termination of certain non-cancelable leases and consulting fees incurred during the restructuring process.

(8)
In connection with the appointment of the Company's new Chief Executive Officer in September 2025, the Company granted two make-whole awards related to compensation forfeited from his former employer. The awards consist of (i) a $15 million cash award and (ii) a restricted stock unit award with a grant date value of $15 million. Both awards vest nine months after his start date, contingent upon his continued service as Chief Executive Officer through the vesting date, and are expensed over the requisite service period. The CEO make-whole provision adjustment reflects only the expense associated with the cash make-whole award. The expense associated with the restricted stock unit make-whole award is included in the stock-based compensation line item presented separately in the reconciliation above.

(9)
Includes non-cash payment-in-kind (“PIK”) interest and amortization of the discount on the convertible notes issued from July through November 2019. We exclude convertible note PIK interest and amortization from Adjusted Net Loss since these are non-cash in nature and were converted into equity in September 2020 when the Company entered into the Convertible Notes Exchange Agreement with the convertible note holders.

(10)
Includes primarily gain or loss on interest rate lock commitments, gain on deconsolidation, net, gain on lease termination, sublease income, impairment of internally developed software projects related to restructuring, and income from equity method investments.

(11)	Includes interest expense on our non-recourse asset-backed debt facilities.
(12)
Includes (i) amortization of debt issuance costs, loan origination fees, commitment fees, unused fees, and other interest-related costs on our asset-backed debt facilities, and (ii) amortization of debt issuance costs and debt discounts and interest expense related to our convertible senior notes.

(13)	Consists mainly of interest earned on cash, cash equivalents, restricted cash and marketable securities.
(14)
Represents operating expenses that are not directly correlated with home transaction volumes. These expenses generally include costs related to salaries and benefits for our leadership, finance, technology, human resources, legal, marketing and administrative personnel, as well as third-party professional services fees, rent expense and third-party software.

A-4	Opendoor Technologies Inc. // 2026 Proxy Statement

Opendoor

SCAN TO
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VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 10, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V96300-P47750 KEEP THIS PORTION FOR YOUR RECORDS

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OPENDOOR TECHNOLOGIES INC.

The Board of Directors recommends you vote FOR ALL for the following:

	For All	Withhold All	For All Except
1. To elect three nominees to hold office as Class III members of our Board of Directors until the 2029 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David Benson
02) Eric Feder
03) Eric Wu

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Your proxy holder may vote in their discretion upon such other business as may properly come before the meeting or any adjournments, continuations or postponements thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V96301-P47750

OPENDOOR TECHNOLOGIES INC.
Annual Meeting of Stockholders
June 11, 2026, 9:30 AM, Pacific Time
This Proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Kaz Nejatian, Rishi Kotiya and Christina Schwartz, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of OPENDOOR TECHNOLOGIES INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, Pacific Time on June 11, 2026, at www.virtualshareholdermeeting.com/OPEN2026, and any adjournment or postponement thereof.

The above proxies are authorized to vote in their discretion (a) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (b) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (c) on such other business as may be properly brought before the Annual Meeting or any adjournment, continuation or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE